Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

FIREFLY AEROSPACE, INC.,

BIG BEND RV MERGER SUB, INC.

BIG BEND FW MERGER SUB, LLC,

SCITEC, INC.,

SCITEC HOLDCO, INC.,

THE SELLERS NAMED HEREIN

AND

THE SELLERS’ REPRESENTATIVE NAMED HEREIN

Dated as of October 5, 2025

- i -

TABLE OF CONTENTS (continued)

- ii -

TABLE OF CONTENTS (continued)

- iii -

SCHEDULES:

Schedule 2.2(b)(vi)	Agreements to be Terminated
Schedule 2.2(b)(vii)	Government Approvals
Schedule 2.2(b)(viii)	Third-Party Approvals
Schedule 2.2(b)(ix)	Resignations
Schedule 4.11	Payoff Letters
Schedule 5.1	Officers, Directors and Managers
Schedule 5.2(a)	Capitalization
Schedule 5.2(c)	Voting and Transfer Agreements
Schedule 5.3(a)	Noncontravention
Schedule 6.2	Authorization
Schedule 5.4(a)	Financial Statements
Schedule 5.4(c)	Accounts Receivable
Schedule 5.4(d)	Inventory
Schedule 5.4(e)	Indebtedness; Transaction Expenses
Schedule 5.5	Absence of Undisclosed Liabilities
Schedule 5.7	Absence of Certain Developments
Schedule 5.8	Assets
Schedule 5.9	Contracts and Commitments
Schedule 5.10	Intellectual Property Rights; IT, Cybersecurity and Data Privacy
Schedule 5.11	Litigation
Schedule 5.12	Compliance with Laws; Permits and Licenses
Schedule 5.13	Environmental Matters
Schedule 5.14	Employees
Schedule 5.14(e)	Employee Benefit Plans
Schedule 5.16	Insurance
Schedule 5.17	Tax Matters
Schedule 5.18	Brokerage
Schedule 5.19	Bank Accounts; Names and Locations
Schedule 5.20	Affiliated Transactions
Schedule 5.21	Customers and Suppliers
Schedule 5.22(b)	Real Property
Schedule 5.23(a)	Government Contracts
Schedule A	Accounting Principles
Schedule B	Knowledge Parties
Schedule C	Pro Rata Share
Schedule D	Sample Calculation of Target Net Working Capital
Schedule E	Notice Block Information

EXHIBITS:

Exhibit A	Pre-Closing Restructuring Transactions
Exhibit B	Escrow Agreement
Exhibit C	Rules of Engagement for Valuation Firm
Exhibit D	Form of Board Observer Agreement
Exhibit E	Consideration Spreadsheet
Exhibit F	Restricted Sellers

- iv -

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of October 5, 2025, by and among (i) Firefly Aerospace Inc., a Delaware corporation (“Buyer”), (ii) Big Bend RV Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Buyer (“Merger Sub 1”), (iii) Big Bend FW Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Buyer (“Merger Sub 2” and, together with Merger Sub 1 and Buyer, the “Buyer Group”), (iv) SciTec, Inc., a New Jersey corporation (and, following the consummation of the Pre-Closing Restructuring Transactions (as defined below), SciTec, LLC, a Delaware limited liability company, collectively, the “Company”), (v) the individuals executing a signature page hereto under the header “Sellers,” including the Trustee as the representative of the ESOP (the “Sellers”), (vi) SciTec Holdco, Inc., a Delaware corporation (“ST Holdco”), and (vii) James Lisowski, as representative for the non-ESOP Sellers (“Sellers’ Representative” and, together with the Buyer Group, the Company, the Sellers and ST Holdco, the “Parties”).

WHEREAS, as of the date hereof, the Sellers collectively own 1,000,000.014 Shares;

WHEREAS, following the date hereof and prior to (and as a condition to the occurrence of) the Closing, the Sellers, ST Holdco and the Company will cause the transactions set forth on Exhibit A hereto to occur (collectively, the “Pre-Closing Restructuring Transactions”);

WHEREAS, following the Pre-Closing Restructuring Transactions, Buyer, Merger Sub 1 and ST Holdco intend to effect a merger of Merger Sub 1 with and into ST Holdco in accordance with this Agreement and the DGCL (the “First Merger”) whereupon Merger Sub 1 will cease to exist, and ST Holdco will become a wholly-owned subsidiary of Buyer;

WHEREAS, immediately following the First Merger, Buyer, Merger Sub 2 and the Initial Surviving Corporation intend to effect a merger of the Initial Surviving Corporation with and into Merger Sub 2 in accordance with this Agreement, the DGCL and the DLLCA (the “Second Merger”) whereupon the Initial Surviving Corporation will cease to exist, and Merger Sub 2 will continue as a wholly-owned subsidiary of Buyer;

WHEREAS, the respective boards of directors and managers, as applicable, of Buyer, Merger Sub 1, Merger Sub 2, the Company and ST Holdco have, on the terms and subject to the conditions set forth in this Agreement, to the extent applicable, (i) determined that it is fair to, and in the best interest of, their respective companies for Buyer to acquire all of the issued and outstanding shares of capital stock of ST Holdco (and, indirectly, the Company) through the First Merger, upon which ST Holdco shall be a wholly owned subsidiary of Buyer, to be followed immediately by the Second Merger, and (ii) authorized and approved this Agreement, the First Merger, the Second Merger and the consummation of the other transactions contemplated hereby and recommended the authorization, approval, consent and ratification thereof to their respective stockholders and members, as applicable;

WHEREAS, for U.S. federal (and applicable state and local) income tax purposes, (i) the parties intend that the First Merger and the Second Merger will be treated as steps in a single integrated transaction, which steps together qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and (ii) this Agreement is intended to be treated as a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-1(c), 1.368-2(b) and 1.368-3; and

WHEREAS, each of the Sellers in their respective capacities as equityholders of ST Holdco following the Pre-Closing Restructuring Transactions, hereby authorizes and approves this Agreement, the Pre-Closing Restructuring Transactions and the consummation of the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Definitions. For the purposes of this Agreement, the following terms have the following meanings:

“280G Waived Benefits” is defined in Section 4.7.

“ACA” is defined in Section 5.15(e).

“Accounting Principles” means the accounting principles, practices, procedures, policies and methods (including classifications, elections, inclusions, exclusions and valuation and estimation methodologies) set forth on Schedule A.

“Action” means any action, suit (whether civil, criminal, administrative or judicial), litigation, hearing, mediation, arbitration, or proceeding (including any administrative enforcement proceeding, arbitration or mediation proceeding or proceeding in eminent domain), claim, complaint, charge, audit, examination, investigation, inquiry, condemnation or expropriation.

“Additional Consideration” means (a) all payments (if any) made out of the Adjustment Escrow Account to the Sellers, (b) all amounts paid (or caused to be paid) by Buyer to the Sellers pursuant to Section 2.3(g), (c) the portion, if any, of the Representative Expense Amount that the Sellers become entitled to pursuant to Section 9.12(e) and (d) the portion, if any, of the ESOP Expense Amount that the Sellers become entitled to pursuant to Section 9.10(e).

“Adjustment Escrow Account” means the escrow account holding the Adjustment Escrow Funds established pursuant to the Escrow Agreement.

“Adjustment Escrow Amount” means $5,000,000.

“Adjustment Escrow Funds” means the Adjustment Escrow Amount and any accrued interest or other proceeds thereon, which shall be available on a non-exclusive basis to satisfy amounts owing to Buyer pursuant to this Agreement and the Escrow Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, and, in the case of an individual, any individual related by blood, marriage or adoption to any such individual or any Person in which any such individual owns any beneficial interest or the estate of such individual. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns ten percent (10%) or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Agreement” is defined in the Preamble.

“Ancillary Agreement” means each of the agreements, documents, certificates or instruments contemplated hereby to be executed or delivered in connection with this Agreement (aside from this Agreement itself), including any amendments thereto.

“Anti-Corruption Laws” means all Laws relating to the prevention of corruption, bribery or anti-money laundering including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Applicable Rate” means a rate per annum equal to the rate of interest published by the Wall Street Journal as the “prime rate” at large U.S. money center banks on such date.

“Arbitrable Dispute” is defined in Section 10.10(a).

“Assets” is defined in Section 5.8(a).

“Base Merger Consideration” means $855,555,555.

“Business” means the business of designing, engineering, analyzing, prototyping, researching and developing or testing of products or services relating to system analysis or phenomenological modeling, field testing, laboratory evaluation or prototypes or custom instrumentation to support national security space or defense.

“Business Day” means any day, other than a Saturday, Sunday or other date on which banks located in New York, New York, Princeton, New Jersey or Boca Raton, Florida are closed for business as a result of federal, state or local holiday or otherwise pursuant to applicable Law.

“Business IP” means all (i) Company IP, and (ii) other Intellectual Property Rights used in, necessary for, or developed for the operation of the business of any member of the Company Group.

“Buyer” is defined in the Preamble.

“Buyer Balance Sheet” is defined in Section 7.11(b).

“Buyer Balance Sheet Date” is defined in Section 7.11(e).

“Buyer Common Stock” means the common stock, par value $0.0001, of Buyer.

“Buyer Fundamental Representations” means each of the representations and warranties in Section 7.1 (Organization and Power), Section 7.2 (Authorization), Section 7.3 (No Violation) and Section 7.6 (Brokerage).

“Buyer Group” is defined in the Preamble.

“Buyer Prepared Return” is defined in Section 9.8(e).

“Buyer SEC Documents” is defined in Section 7.11(a).

“Buyer Shares” means shares of Buyer Common Stock issued by Buyer pursuant to the terms and conditions of this Agreement.

“CARES Act” means (i) the Coronavirus Aid, Relief and Economic Security Act, Pub. L. No. 116-136; (ii) the Families First Coronavirus Response Act, Pub. L. No. 116-127, and any administrative or other guidance published with respect thereto by any Governmental Authority; (iii) the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020; (iv) the Coronavirus Preparedness and Response Supplemental Appropriations Act of 2020 Pub. L. No. 116-123; (v) the Consolidated Appropriations Act, 2021, Pub. L. No. 116-260; (vi) the American Rescue Plan Act of 2021, and any administrative or other guidance published with respect thereto by any Governmental Authority; or (vii) any other Law intended to address the consequences of COVID-19.

“Cash” means, at any given time and without duplication, the actual cash balances of the Company (including all third-party checks deposited or held in any accounts of any member of the Company that have not yet cleared, but only to the extent that the corresponding receivable has not been included for the purposes of measuring Net Working Capital), net of (i) any checks, drafts or electronic transfers issued by the Company that have not yet cleared, (ii) any cash security deposits made or held by the Company, cash collateralizing any obligation, cash in reserve or escrow accounts, custodial cash and cash subject to a dominion, control or similar agreement (other than those agreements that will be terminated at the Closing) or that is otherwise subject to restrictions or limitations on use, repatriation to the U.S. or distribution by Law or contract, (iii) the amount of any cash and cash equivalents received on a forgivable, grant or non-recourse basis including any PPP SBA loans (including the consolidated appropriations loan, CARES Act Provider Relief Fund payments or similar type loans from a Governmental Authority) pursuant to the CARES Act or any other Law intended to address the consequences of COVID-19 and (iv) any cash and cash equivalents received in connection with insurance claims in the three (3) year period prior to the Closing Date to the extent underlying damage, destruction or loss giving rise thereto has not been cured or remediated. For avoidance of doubt, Cash may be an amount less than zero (0).

“Closing” is defined in Section 2.2(a).

“Closing Balance Sheet” is defined in Section 2.3(c).

“Closing Cash Amount” means an aggregate amount equal to (i) the Estimated Closing Cash Merger Consideration, minus (ii) the Adjustment Escrow Amount, minus (iii) the Representative Expense Amount, minus (iv) the ESOP Expense Amount.

“Closing Cash Merger Consideration” means an amount of cash equal to (i) the Base Merger Consideration, minus (ii) the amount (if any) by which the Closing Net Working Capital is less than the Target Net Working Capital, minus (iii) any outstanding Indebtedness of the Company as of immediately prior to the Closing, minus (iv) any Transaction Expenses unpaid as of the Closing, plus (v) the amount (if any) by which the Closing Net Working Capital exceeds the Target Net Working Capital, plus (vi) Closing Date Cash, minus (vii) the Stock Merger Consideration Amount.

“Closing Date” is defined in Section 2.2(a).

“Closing Date Cash” means Cash, as of 12:01 a.m. E.T. on the Closing Date.

“Closing Net Working Capital” means the Net Working Capital of the Company as of 12:01 a.m. E.T. on the Closing Date.

“Closing Payroll Taxes” means the employer portion of any payroll, employment or similar Taxes incurred or accrued with respect to any bonuses, option exercises, severance or other termination payments, change-in-control payments, payments in respect of options or restricted stock units or other compensation for services paid in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Closing Payroll Taxes shall not include any Post-Closing Payroll Taxes or any such Taxes described in the prior sentence in respect of the awards made pursuant to Section 9.19.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Communications Act” means the Communications Act of 1934, as amended, and the rules and regulations of the FCC promulgated under the foregoing, in each case, as in effect from time to time.

“Company” is defined in the Preamble.

“Company 401(k) Plan” is defined in Section 4.12.

“Company Fundamental Representations” means each of the representations and warranties in Section 5.1 (Organization and Authority) (other than the representations and warranties in the last sentence thereof), Section 5.2(a) through Section 5.2(d) (Capitalization and Related Matters), Section 5.3(a) (Noncontravention) (other than the representations and warranties in Section 5.3(a) with respect to Material Contracts, Leases and Company Permits), Section 5.18 (Brokerage), Section 6.1 (Organization and Power), Section 6.2 (Authorization), Section 6.3 (No Violation) (other than the representations in Section 6.3 with respect to agreements, instruments, licenses and permits), Section 6.4 (Title), Section 6.6 (Litigation) and Section 6.7 (Brokerage).

“Company Group” means, prior to the Pre-Closing Restructuring Transactions, the Company and, following the Pre-Closing Restructuring Transactions, ST Holdco and the Company.

“Company IP” means all (i) Registered Company IP and (ii) other Intellectual Property Rights owned or purported to be owned by any member of the Company Group.

“Company Permits” is defined in Section 5.12(b).

“Company Products” means (i) the Software products, tools, or applications, (a) that have been, or are currently marketed, sold, offered for sale, imported, exported, supplied, provided, promoted, licensed, distributed, supported, hosted, serviced, made available, maintained or otherwise commercialized by any member of the Company Group or (b) from which any member of the Company Group recognizes any revenue or (ii) Software included in the Company IP.

“Company Systems” means all Software (including related data, databases, applications and documentation), hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, websites, interfaces, platforms, servers, circuits, cable networks, peripherals and other computer or information technology systems, including any outsourced systems and processes, that are owned or used by or for any member of the Company Group.

“Company Transaction” means any (i) reorganization, liquidation, dissolution or recapitalization of any member of the Company Group, (ii) merger or consolidation involving any member of the Company Group, (iii) purchase or sale of any assets or Equity Interests (or any rights to acquire, or securities convertible into or exchangeable for, any such Equity Interests) of any member of the Company Group (other than purchases and sales in the Ordinary Course of Business) or (iv) similar transaction or business combination involving any member of the Company Group or its business or assets.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services or research or development of any member of the Company Group or its suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with and information about, any member of the Company Group’s employees, suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) Trade Secrets; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property Rights. Notwithstanding the foregoing, “Confidential Information” does not include (A) information that Sellers can demonstrate was or has become generally available to the public other than as a result of disclosure by ST Holdco, Sellers or any of their respective Affiliates (other than the Company after the Closing) or (B) information that is independently developed by ST Holdco, Sellers or any of their respective Affiliates after the date of this Agreement without the use of Buyer’s or its Affiliates’ or the Company’s Confidential Information.

“Confidentiality Agreement” is defined in Section 8.2.

“Consideration Spreadsheet” is defined in Section 4.9.

“Continuing Employee” is defined in Section 9.16(a).

“Contribution Agreement” is defined on Exhibit A.

“Cooley” is defined in Section 10.14.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains, variants and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“D&O Policy” is defined in Section 2.2(b)(x).

“Data Security Requirements” means, collectively, all of the following to the extent governing or applicable to the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any Personal Information (whether in electronic or any other form or medium) or otherwise governing or applicable to data privacy, security or security breach notification requirements (including any applicable to any of the Company Systems or Personal Information): (i) any member of the Company Group’s own published or externally-distributed policies, (ii) all applicable Laws and Privacy Laws; (ii) industry standards binding upon the Company Group such as PCI-DSS; and (iii) contracts and agreements into which any member of the Company Group has entered or by which it is otherwise bound.

“Determination Letter Request” is defined in Section 9.10(b).

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“DLLCA” means the Limited Liability Company Act of the State of Delaware, as amended from time to time.

“Earned Bonuses” is defined in 9.16(d).

“Electronic Delivery” is defined in Section 10.8.

“Encumbrance” means any mortgage, hypothecation, lien (statutory or otherwise), license, title defect, preference, deposit, priority, charge, security interest, security agreement, easement, covenant, restriction, claim, pledge, option, warrant, call, proxy, voting agreement, restriction on transfer (other than restrictions on transfer under the Securities Act and other applicable state securities Laws) or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Environmental Laws” means all Laws relating to occupational safety and health, human health and safety, Hazardous Substances, or pollution, contamination, remediation or protection of the environment or natural resources.

“EPL Policy” is defined in Section 2.2(b)(xi).

“Equity Interests” means any and all stock, shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and any and all ownership interests in a Person other than a corporation, including units, membership interests, partnership interests, joint venture interests and beneficial interests, and any and all warrants, options or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Account” means the escrow account holding the Escrow Funds established pursuant to the Escrow Agreement.

“Escrow Agent” means Citibank, N.A., a national association.

“Escrow Agreement” means the escrow agreement in the form of Exhibit B attached hereto.

“Escrow Funds” means the Adjustment Escrow Amount and any accrued interest or other proceeds thereon, which shall be available on a non-exclusive basis to satisfy amounts owing to Buyer pursuant to this Agreement and the Escrow Agreement.

“ESOP” means the SciTec, Inc. Employee Stock Ownership Plan and its related trust.

“ESOP Amendment” is defined in Section 9.10(a).

“ESOP Approval” means a vote in favor of the transactions contemplated by this Agreement by the ESOP Trustee after receiving direction to vote in favor of the transactions from ESOP Participants in respect of their allocated shares or in respect of stock held by the ESOP which has not been allocated to ESOP Participants or for which the ESOP Trustee receives no direction from an ESOP Participant, after a pass-through of the vote with respect to the transactions contemplated by this Agreement in accordance with Section 409(e)(3) of the Code and the ESOP.

“ESOP Determination” means the determination by the Trustee, as an independent fiduciary under the ESOP, in the sole exercise of its independent fiduciary discretion under ERISA and in accordance with the applicable provisions of ERISA and the Code, (i) that the consummation by the ESOP of the transactions contemplated by this Agreement is in the best interests of the ESOP Participants and for the exclusive purpose of providing benefits for the ESOP Participants, (ii) that the consummation by the ESOP of the transactions contemplated by this Agreement does not constitute a nonexempt prohibited transaction for which no exemption applies under, or otherwise violate, ERISA or the Code and (iii) the consideration to be received by the ESOP for its Shares pursuant to the terms of the transactions contemplated by this Agreement is not less than adequate consideration as defined in Section 3(18) of ERISA.

“ESOP Expense Amount” means $230,000.

“ESOP Fairness Opinion” means the opinion of an independent appraiser meeting the requirements of Section 401(a)(28)(C) of the Code that has been duly engaged by the Trustee on behalf of the ESOP in connection with the transactions contemplated by this Agreement, dated as of the Closing Date, and delivered to the Trustee stating that, as of the Closing Date, (i) the consideration that the ESOP will receive for its sale of the Shares pursuant to this Agreement is not less than fair market value (as determined in accordance with the requirements for “adequate consideration” as that term is defined under Section 3(18) of ERISA) and (ii) the terms and conditions of the transactions contemplated by this Agreement and the Ancillary Agreements, taken as a whole, are fair to the ESOP from a financial point of view.

“ESOP Loan Receivable” means the aggregate amount outstanding on all internal loans from the Company to the ESOP.

“ESOP Participant” means any participant in or beneficiary of the ESOP as of immediately prior to the Closing Date.

“Estimated Closing Cash Merger Consideration” is defined in Section 2.3(b).

“Ex-Im Laws” means all Laws relating to export, reexport, transfer or import controls, including, the International Traffic in Arms Regulations administered by the U.S. Department of State, the Export Administration Regulations administered by the U.S. Department of Commerce, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual-Use Regulations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and all rules and regulations promulgated thereunder.

“FCC” means the United States Federal Communications Commission or any successor agency thereof.

“Final Closing Cash Merger Consideration” is defined in Section 2.3(a).

“Final Closing Merger Consideration” means (a) the Final Closing Cash Merger Consideration and (b) the Stock Merger Consideration.

“Final Determination” is defined in Section 10.10(c).

“Final Surviving Company” is defined in Section 2.1(c)(i).

“Finalization Date” is defined in Section 2.3(g).

“First Certificate of Merger” is defined in Section 2.1(b)(i).

“First Effective Time” is defined in Section 2.1(b)(i).

“First Merger” is defined in Section 2.1.

“Fully Diluted Share Number” means 1,000,000.014.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governing Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation, articles of association, formation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of each such Person and (ii) all bylaws, voting agreements, stockholder agreements, investor rights agreements and similar documents, instruments or agreements relating, in each case, to the organization or governance of such Person, or the transfer of securities of such Person, in each case, as amended, restated, supplemented or otherwise modified.

“Government Bid” means any quotation, bid or proposal by the Company that, if accepted or awarded, would result in a Government Contract and that have not expired or for which award has not been made.

“Government Contract” means any contract for which the period of performance has not yet expired or final payment has not been received for the delivery of supplies or provision of services including any procurement contract, grant or other transactions agreement by the Company and (i) any Governmental Authority or (ii) by or between the Company as a subcontractor or subawardee at any tier and any other Person at a higher tier, including resellers and distributors, in connection with any contract with a Governmental Authority. Unless otherwise indicated, a task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract for purposes of this definition, but will be part of the Government Contract under which it was issued.

“Government Official” shall mean any officer or employee of a Governmental Authority (including, for the avoidance of doubt, state-owned entities) or of a public international organization or any person acting in an official capacity for or on behalf of any such Governmental Authority or public international organization.

“Governmental Authority” means any U.S. or non-U.S. government, including any federal, provincial, state, territorial or municipal government and any government official, body, agency, tribunal, ministry, division, instrumentality, department, board, court, commission, bureau, quasi-governmental or other authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, as well as any public or private arbitrator, arbitral body or mediator and any other public international organization.

“Guaranty” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the Indebtedness, obligation or other Liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guaranties of the payment of dividends or other distributions upon the shares of any other Person.

“Hazardous Substance” means any substance, waste or material that is listed, defined, designated or regulated as hazardous, toxic, or a pollutant by, or otherwise for which Liability or standards of conduct may be imposed under, any Environmental Law, including petroleum, asbestos, radiation or radioactive materials, polychlorinated biphenyls, perfluoroalkyl and polyfluoroalkyl substances, lead-containing products, noise, mold or microbial matter or odors.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Acts of 1976, as amended.

“Incidental License” means any (a) permitted use right to confidential information in a non-disclosure agreement entered into in the Ordinary Course of Business, (b) agreement, license, assignment, covenant not to sue, or waiver of rights with any current and former employees, consultants or contractors of the Company for the benefit of the Company, in each case, on a Company Group member’s standard form of agreement (copies of which have been provided to Buyer), without material deviation therefrom, entered into in the Ordinary Course of Business, (c) Off the Shelf Software Licenses, (d) licenses for third party Open Source Software, (e) non-exclusive licenses granted to customers in the Ordinary Course of Business in connection with the sale or other distribution of Company Products for the use thereof, on a Company Group member’s standard form of agreement (copies of which have been provided to Buyer), and (f) any non-exclusive license that is not material to the applicable business and is merely incidental to the transaction contemplated in the applicable agreement, the commercial purpose of which is primarily for something other than such license, including, to the extent entered into in the Ordinary Course of Business, any such license to the extent included in any: (i) contract for the sale of advertising; (ii) sales or marketing or similar contract that includes a license to use the trademarks and copyrights (excluding Software owned by the Company) of the Company for the purposes of promoting the Company; (iii) vendor contract that includes permission for the vendor to identify the Company as a customer of the vendor; (iv) vendor contract under which Company IP is licensed to a vendor of the Company for the benefit of the Company; (v) contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property Rights; or (vi) contract for the use of Software (excluding Software owned by the Company) that is preconfigured, preinstalled, or embedded on third party hardware or other third party equipment.

“Improvements” is defined in Section 5.22(c).

“Indebtedness” means, with respect to any Person as of any date of determination, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all obligations arising from, under or in respect of letters of credit and bankers’ acceptances and surety, performance and similar bonds issued for the account of such Person, in each case, solely to the extent drawn or called; (iv) all obligations arising from cash/book overdrafts; (v) all obligations as of the Closing Date to employees or individual service providers of the Company Group arising from or under, or otherwise in respect of, any unpaid, unfunded or underfunded retention (excluding, for the avoidance of doubt, any retention arrangements to be implemented pursuant to Section 9.19), bonus, commissions, incentive or deferred compensation arrangements, any unpaid obligations for severance benefits or similar compensatory payments, the Earned Bonuses, and any unfunded or underfunded obligations under any retirement plan (other than the ESOP), (including, in each case, the employer portion of any employment, payroll, withholding, or other Taxes related thereto whether or not immediately payable or due and any amounts payable to offset or gross-up any excise or income Taxes relating thereto or attributable thereto); (vi) all obligations of such Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance (other than a Permitted Encumbrance) on property owned or acquired by such Person; (vii) all obligations under leases required to be recorded as finance leases in accordance with GAAP; (viii) all deferred rent or obligations for deferred lease inducements calculated in accordance with GAAP; (ix) all obligations for deferred purchase price of property, business, equipment, assets, services or securities with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, calculated at the maximum amount payable (other than trade payables incurred in the Ordinary Course of Business which are not past due) and including, for the avoidance of doubt, any earnouts, purchase price settlement or adjustment obligations, contingency payments or similar obligations related to past acquisitions (in each case, whether or not currently payable and calculated as the maximum amount payable); (x) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (xi) all obligations (determined on the basis of actual, not notional, obligations) with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements; (xii) all obligations with respect to commodities hedging or swap agreements; (xiii) any and all Unpaid Income Taxes; (xiv) all outstanding obligations to current or former equityholders, including any unpaid dividends or distributions; (xv) all payments, remissions or distributions of Closing Date Cash in violation of the last sentence of Section 4.3; (xvi) all Guaranties of such Person in connection with any of the foregoing; and (xvii) all fees, accrued and unpaid interest, premiums or penalties related to any of the foregoing; provided, that Indebtedness shall not include any Transaction Expenses, any non-income Taxes or the ESOP Loan Receivable.

“Initial Surviving Corporation” is defined in Section 2.1(b)(i).

“Insurance Policies” is defined in Section 5.16.

“Intellectual Property Rights” means all of the following, in any jurisdiction in the world and all rights therein and thereto: (i) patents, patent applications, patent disclosures and industrial designs (including utility models, designs and industrial property), registrations and applications for registration of industrial design rights, together with all reissues, reexaminations, divisions, continuations, continuations-in-part and extensions of any of the foregoing; (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos, designs, social media accounts and handles, corporate names and other similar designations of source, association or origin, and registrations and applications for registration for any of the foregoing together with all of the goodwill associated therewith (“Trademarks”); (iii) copyrights (registered or unregistered), works of authorship, and copyrightable works, and registrations, applications and renewals for registration for any of the foregoing; (iv) mask works and registrations and applications for registration thereof; (v) Software (including in source code, executable code and object code form), data, data bases and collections of data; (vi) Trade Secrets; (vii) rights of publicity and likeness; (viii) any other intellectual property or proprietary rights or rights of publicity; and (ix) copies and tangible embodiments thereof (in whatever form or medium).

“Intended Income Tax Treatment” is defined in Section 9.8(e).

“IRS” means the Internal Revenue Service.

“JAMS” is defined in Section 10.10(a).

“knowledge” or “known” means, (i) with respect to an individual, the actual knowledge of such individual, and (ii) with respect to the Company Group, the actual knowledge of those individuals listed on Schedule B assuming reasonable inquiry of their direct reports with respect to the particular matter(s) in question.

“Labor Agreement” means any collective bargaining agreement or other contract with any labor organization, labor union, labor association, works council or other employee representative body.

“Latest Balance Sheet” is defined in Section 5.4(a).

“Law” means any U.S. or non-U.S. federal, state, provincial, local, municipal or foreign statute, law (including common law), by-law, constitution, treaty, act, statute, ordinance, regulation, rule, ruling, determination, award (including any arbitration award), decree, writ, judgment, stipulation, code, injunction, order, requirement, executive order or memoranda, rule of law or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any member of the Company Group.

“Leases” means all leases, subleases, licenses, concessions and other agreements including all amendments, extensions, renewals, guaranties and related agreements thereto (whether written or oral), for each Leased Real Property.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or otherwise, and whether due or to become due, and regardless of when or by whom asserted).

“Lockup Period” is defined in Section 9.13.

“Malicious Code” means any (i) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry), or (ii) other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a system (including any Company System) on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent. For the avoidance of doubt, Malicious Code excludes any code intentionally included by the developer or owner of the Software and disclosed to the end user in the applicable documentation, in each case, in the Ordinary Course of Business to disable unauthorized use.

“Material Adverse Effect” means a material and adverse effect, change or development (i) upon the business, operations, assets, liabilities or condition (financial or otherwise) of the Company Group, taken as a whole, or (ii) upon the ability of any Seller, the Company or ST Holdco to execute or deliver this Agreement, to perform any of their obligations under this Agreement or to consummate any of the transactions contemplated by this Agreement; provided, however, that, solely with respect to the foregoing clause (i), any effect, change, occurrence, development or circumstance arising or resulting from: (A) conditions generally affecting the general national, international or regional economy or generally affecting the industry or industries generally in which the Company Group operates; (B) national or international political or social conditions, including terrorism, cyberterrorism or the engagement by the United States in hostilities or acts of war; (C) any changes in financial or securities markets in general; (D) any natural disaster or extreme weather conditions; (E) any epidemic, pandemic or disease outbreak (or escalation or worsening thereof) (including COVID-19), or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19); (F) any changes in applicable Law or GAAP following the date hereof, or the enforcement, implementation or interpretation thereof; (G) any action explicitly required to be taken by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (H) the announcement, pendency or completion of the transactions contemplated in this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors or others having relations with the Company Group (provided that, this clause (H) shall not apply with respect to a breach or inaccuracy of any representation or warranty set forth in Section 5.1 or 5.3); or (I) any failure by any member of the Company Group to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this clause (I) shall not prevent a determination that any change underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Effect (to the extent the effect(s) of such change is not otherwise excluded from this definition of Material Adverse Effect)), shall not be taken into account in determining whether a Material Adverse Effect has arisen or occurred, or would reasonably be expected to arise or occur, with respect to the Company Group, except, in the case of each of the foregoing clauses (A)-(F), to the extent such matters had, or would reasonably be expected to have, a disproportionate impact on the Company Group, taken as a whole, relative to other participants in the industries in which the Company Group operates.

“Material Contracts” is defined in Section 5.9(b).

“Material Customers” is defined in Section 5.21.

“Material Suppliers” is defined in Section 5.21.

“Materiality Exceptions” means the terms “material” or “materially”, any clause or phrase containing “material,” “materially,” “material respects,” “Material Adverse Effect,” “except where the failure to … has not and would not, individually or in the aggregate, have a Material Adverse Effect,” or “except as has not and would not, individually or in the aggregate, have a Material Adverse Effect,” or “has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect” or any similar terms, clauses or phrases (including any reference to any member of the Company Group), the inclusion of which would limit or potentially limit a claim or recovery for a breach of the representations and warranties set forth in this Agreement.

“Merger Consideration Calculation” is defined in Section 2.3(c).

“Merger Sub 1” is defined in the Preamble.

“Merger Sub 2” is defined in the Preamble.

“Nasdaq” means the National Association of Securities Dealers Automated Quotations.

“Net Working Capital” means the sum of the current assets of the Company Group (excluding Cash (or any income specifically excluded in clauses (ii) through (iv) of the definition of Cash herein), income Tax assets, any deferred Tax assets, and any prepaid Transaction Expenses), minus the sum of the current liabilities of the Company Group (excluding all Indebtedness, Transaction Expenses, Post-Closing Payroll Taxes, any income Tax liabilities, any deferred Tax liabilities, and any accrued interest obligations), in each case, determined in accordance with the Accounting Principles. Any Taxes included in Net Working Capital shall be calculated in a manner consistent with the past practice of the Company Group, solely with respect to any taxable period or portion thereof ending on the Closing Date, or ending prior to the Closing Date if the due date (taking into account extensions) for filing the Tax Return with respect to such Tax period has not occurred as of the Closing Date, in jurisdictions in which the Company filed a Tax Return for the last Tax year or in which the Company commenced activities sufficient to create a Tax liability in such jurisdiction after the end of such last Tax year, taking into account any estimated tax payments or prepayments of Taxes that have the effect of reducing (but not below zero) the particular Tax liability in respect of which such payment was made and (as applicable), but otherwise excluding any overpayment of Taxes or refunds of with respect to Taxes, in accordance with Sections 9.8(a) and 9.8(h). The calculation of Net Working Capital shall include the type and kind of trial balance accounts (and adjustments to those line items) included on the Sample Calculation of Net Working Capital set forth on Schedule D.

“New Plans” is defined in Section 9.16(b).

“Notice of Disagreement” means any written notice of its disagreement specifying in reasonable detail the nature and dollar amount of any disagreement so asserted with respect to the matters described in Section 2.3.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-the-Shelf Software Licenses” means click-wrap, shrink-wrap or other standard, non-negotiated, non-exclusive licenses for unmodified, commercially available, off-the-shelf Software used by any member of the Company Group solely for its internal business purposes, in each case with aggregate license, maintenance, support and other fees of less than $25,000 per year.

“Open Source Software” means any Software that is licensed pursuant to: (i) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (including all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Server Side Public License (SSPL) and the Sun Industry Standards License (SISL)) or any license under which such Software or other materials are distributed or licensed as “free software” or “open source software” or under similar terms or models; or (ii) any Reciprocal License, in each case whether or not the Source Code is available or included in such license.

“Ordinary Course of Business” means the ordinary course of business, consistent with past custom and practice, including with regard to nature, frequency, scope and magnitude.

“Outside Date” means the date that is 120 days following the date hereof.

“Overpayment Amount” is defined in Section 2.3(g).

“Party-Appointed Arbitrator” is defined in Section 10.10(b).

“Payoff Letters” is defined in Section 4.11.

“Per Share Additional Consideration” means the Additional Consideration divided by the Fully Diluted Share Number.

“Per Share Final Closing Cash Merger Consideration” means the Final Closing Cash Merger Consideration divided by the Fully Diluted Share Number.

“Per Share Stock Merger Consideration” means the Stock Merger Consideration divided by the Fully Diluted Share Number.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or that the Company Group is contesting in good faith by appropriate proceedings and, in each case, as to which adequate reserves have been established on the Company Group’s financial statements in accordance with GAAP; (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar liens arising or incurred in the Ordinary Course of Business for amounts which are not due and payable as of the Closing Date or that the Company Group is contesting in good faith by appropriate proceedings, as to which adequate reserves have been established on the Company Group’s financial statements in accordance with GAAP; (iii) current zoning, building codes and other land use Laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business thereon; (iv) with respect to real property, current easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Leased Real Property that do not or would not materially impair the use or occupancy of such Leased Real Property in the operation of the Business thereon; (v) non-exclusive licenses of Intellectual Property Rights granted to customers of the Company Group in the Ordinary Course of Business; and (vi) Encumbrances arising solely pursuant to and in respect of any debt financing being arranged for or on behalf of Buyer.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Personal Information” means data or information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer (including a natural person’s name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number or information, bank information, or bank customer or bank account number, health information, device identifier, IP address, biometric identifier, persistent identifier, and inferences drawn from any of the foregoing to create a profile about a consumer), or that is otherwise protected by or subject to any applicable Law, including any information or data considered “personally identifiable information”, “personal information”, “individually identifiable health information”, “personal data” or the like under any applicable Law.

“Post-Closing Payroll Taxes” means the employer portion of any payroll, employment or similar Taxes incurred or accrued with respect to any bonuses, option exercises, severance or other termination payments, change-in-control payments, payments in respect of options, restricted stock units, or other compensation for services to the extent such compensation accrues after the Closing Date. For the avoidance of doubt, Post-Closing Payroll Taxes shall not include any Taxes incurred or accrued with respect to any amount paid in connection with the transactions contemplated by this Agreement.

“Privacy Laws” means each applicable Law governing the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, disposal, protection, privacy, or security of Personal Information.

“Plan” is defined in Section 5.15(a).

“Post-Restructuring Capitalization Table” is defined in Section 4.9.

“Pre-Closing Restructuring Agreement” means any forms filed with the IRS or other applicable Taxing Authorities in connection with the Pre-Closing Restructuring Transactions and any other contract, agreement or instrument entered into to effectuate the Pre-Closing Restructuring Transactions.

“Pre-Closing Restructuring Transactions” is defined in the Recitals.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

“Processing” (or similar uses) means the access, collection, use, sale, storage, modification, processing, recording, distribution, transfer, import, transmission, export, protection (including security measures), disposal, deletion, or disclosure or other activity regarding or operation performed on data or a set of data.

“Pro Rata Share” means, for each Seller, an amount (expressed as a percentage) set forth on Schedule C.

“Prospectus” is defined in Section 9.17(a).

“Registration Statement” is defined in Section 9.17.

“R&W Insurance Policy” means any buyer-side representation and warranty or similar transactional insurance policy obtained by Buyer or any of its Affiliates in connection with the transactions contemplated hereby.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software; (ii) a requirement that any disclosure, distribution or licensing of any other Software be at no charge; (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights, including non-assertion or patent license obligations.

“Registered Company IP” is defined in Section 5.10(a).

“Released Parties” is defined in Section 9.2.

“Releasing Parties” is defined in Section 9.2.

“Representative Expense Amount” means $250,000.

“Restricted Period” is defined in Section 9.3(a)(i).

“Restricted Sellers” means those Sellers or individuals affiliated with Sellers set forth on Exhibit F. For the avoidance of doubt, “Restricted Sellers” shall be deemed to exclude any individual participants of the ESOP, unless such individual participant is specifically set forth on Exhibit F.

“Restricted Territory” is defined in Section 9.3(a)(ii).

“Restrictive Covenants” is defined in Section 9.3(b).

“RS Effective Time” is defined in Section 9.17(a).

“Sanctioned Country” means any country or region that is, or was at any time since April 24, 2019, the subject or target of a comprehensive embargo under Sanctions Laws, or anti-terrorism controls under Ex-Im Laws (including Cuba, Iran, North Korea, Syria, Venezuela and the Crimea, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic” regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or other restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable sanctions- or export-related restricted party list, including OFAC’s List of Specially Designated Nationals and Blocked Persons, OFAC’s Sectoral Sanctions Identification List, the U.S. Department of Commerce’s Denied Persons, Entity or Unverified Lists, His Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets, the UN Security Council Consolidated List or the European Union Consolidated List of Financial Sanctions Targets; (ii) any Person organized or resident in or a national of a Sanctioned Country; or (iii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by any Person(s) described in the foregoing clauses (i) or (ii).

“Sanctions Laws” means all Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), Canada, the United Kingdom, the United Nations Security Council, the European Union, any European Union Member State or any other relevant Governmental Authority.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Certificate of Merger” is defined in Section 2.1(c)(i).

“Second Effective Time” is defined in Section 2.1(c)(i).

“Second Merger” is defined in the Preamble.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated thereunder.

“Security Incident” means any actual or reasonably suspected (i) ransomware, malware attacks, successful phishing attack, or material breach of the Company Group’s security, (ii) unauthorized access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of or to, or (iii) other cyber or security related incident, in each case, affecting or with respect to Personal Information or Trade Secret owned, held, or controlled by or on behalf of the Company, or any Company System or data Processed thereby, including to the extent any such incident triggers notification obligations under applicable Privacy Laws.

“Sellers” is defined in the Preamble.

“Sellers’ Representative” is defined in the Preamble.

“Shares” means the issued and outstanding common stock of the Company.

“Software” means software and computer programs, whether in Source Code, object code, or other form, and including (i) data, databases, and collections of data, (ii) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, (iii) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“Source Code” means one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including (i) (a) such statements in batch or scripting languages, (b) hardware definition languages such as VHDL and (c) firmware code and (ii) programmable logic and human readable or any intermediate hardware logic description language (including HDL and VHDL), including that are used to program or configure a device such as an FPGA, a CPLD, or an ASIC), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, commands, schematics, flow-charts, procedures and other work product and information that describe the foregoing and any other source code.

“Sponsor” means any (i) Governmental Authority or (ii) university, college, other educational institution, research center, nonprofit organization, or private source.

“ST Holdco” is defined in the Preamble.

“Stock Merger Consideration” means 11,111,116 Buyer Shares, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Buyer Shares after the date hereof.

“Stock Merger Consideration Amount” means $555,555,555.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity. For purposes of this Agreement, (i) an entity shall be considered a Subsidiary for any time period for which it meets the definition of being a Subsidiary even if the entity no longer exists or is no longer a Subsidiary, (ii) references to Subsidiaries of the Company shall include Subsidiaries of any such Subsidiary and (iii) references to current Subsidiaries of the Company apply to periods during which the Subsidiary was not a Subsidiary.

“ST Holdco” is defined in the Preamble.

“Tail Policies” means the D&O Policy and the EPL Policy.

“Target Net Working Capital” means $18,113,000.

“Tax” means any U.S. federal, provincial, territorial, state, county, local or non-U.S. taxes, charges, fees, imposts, levies or other assessments imposed by any Taxing Authority, including all net income, income, earnings, gross receipts, capital gains, production, franchise, estimated, import, net worth, Medicare, alternative minimum, add-on minimum, sales, use, transfer, registration, employment, profits, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, gross income, ad valorem, environmental, customs, duties, gains, fuel, parking, real property, personal property, intangible property, property gains, capital stock, equity, social security (or similar), retirement, pension plan, unemployment, workers’ compensation, disability, payroll, license, employee or other withholding, or other tax (however denominated), including any interest, penalties or additions to tax or additional amounts imposed by a Taxing Authority in respect of the foregoing, whether disputed or not, and any liability in respect of any of the foregoing payable by reason of contract (other than any customary commercial agreements entered into in the Ordinary Course of Business, the principal purpose of which is not related to Tax), assumption, transferee or successor liability, operation of Law, or Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of federal, state, local or non-U.S. applicable Law).

“Tax Claim” is defined in Section 9.8(g).

“Tax Items” is defined in Section 9.8(h)(ii).

“Tax Returns” means returns, declarations, schedules, notices, forms, notifications, certificates, statement reports, claims for refund, estimates, elections, information returns or other documents (including any related or supporting schedules, supplements, statements, information or attachments accompanying such documents and any amendments thereto) filed with or submitted to, or required to be filed with or submitted to, a Taxing Authority in connection with the determination, assessment, reassessment, imposition or collection of any Taxes of any party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Taxing Authority” means any Governmental Authority responsible for the determination, assessment, collection or imposition of any Tax.

“Third-Party Components” means, with respect to Company Products, all of the following that are not exclusively owned by any member of the Company Group: (i) Software that is used in, incorporated into, combined with, linked with, distributed with, provided as a service or application in connection with, or made available with, such Company Product, and (ii) Intellectual Property Rights that are embodied in such Company Product.

“Trade Secrets” means, collectively, (i) trade secrets and other confidential or sensitive information, ideas, source code, compositions (in each case, including of third parties), data, database, and collections of data, inventions (whether or not patentable or unpatentable and whether or not reduced to practice), ideas, know-how, processes, methods, techniques, research and development, source code, drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer, vendor or supplier lists, and price and cost information, and (ii) privileged or proprietary information which, if compromised through any theft, interruption, modification, corruption, loss, misuse or unauthorized access or disclosure, could cause serious harm to the organization owning it.

“Trademarks” is defined in Section 1.1.

“Transaction Deductions” means all items of loss or deduction of the Company Group for applicable income Tax purposes resulting from or attributable to: (i) Closing Date Transaction Expenses, provided, however, that with respect to any “success-based fee” (as defined in IRS Revenue Procedure 2011-29) in connection with the transactions contemplated by this Agreement, the portion of such fee treated as a “Transaction Deduction” shall be determined pursuant to the safe harbor election provided in Section 4 of IRS Revenue Procedure 2011-29; (ii) Liabilities included in Net Working Capital; (iii) the repayment of any portion of Indebtedness required or otherwise contemplated by this Agreement to be paid at Closing (including any capitalized financing fees, costs and expenses that become currently deductible as a result thereof); or (iv) the Company’s annual contribution to the ESOP for the 2025 Tax year.

“Transaction Expenses” means all fees, costs, expenses, commissions or other similar amounts of ST Holdco or any member of the Company Group incurred, either alone or in combination with the occurrence of any other event, in connection with the preparation, execution and consummation of this Agreement and the transactions contemplated hereby or any alternative transaction hereto to the extent not paid in full as of immediately prior to the Closing, including (i) all brokerage commissions, fees, expenses and disbursements, (ii) all transaction-related, change in control bonuses, amounts under phantom equity or stock appreciation rights plans or arrangements, severance payable to any current or former officer, manager, director, employee, equityholder, member, individual service provider or Affiliate of any member of the Company Group under agreements or arrangements in effect as of the Closing Date in connection with the transactions contemplated hereby (including any Closing Payroll Taxes attributable thereto), but excluding any “double trigger” severance payments payable only in connection with a termination of employment by the Final Surviving Company following the Closing, (iii) all fees and disbursements of attorneys, accountants, the Trustee and other advisors and service providers payable by ST Holdco or any member of the Company Group or the ESOP (including any reasonable out-of-pocket fees and expenses incurred prior to Closing), and (iv) fifty percent (50%) of each of (A) any Taxes arising from the sale or disposition of the Shares held by the ESOP pursuant to Code Sections 1042 and 4978 of the Code, (B) the cost of the D&O Policy, (C) the cost of the EPL Policy, and (D) all fees of the Escrow Agent. For the avoidance of doubt, the Buyer will be responsible for (and Sellers will have no liability for) (x) the cost of any premiums or fees payable in connection with the R&W Insurance Policy, (y) all SEC filing and other similar fees payable in respect of the filing of the Registration Statement and (z) all filing fees payable in connection with the filings described in the first two (2) sentences of Section 4.6(a). For the avoidance of doubt, Transaction Expenses shall not include any Post-Closing Payroll Taxes.

“Transfer” is defined in Section 9.13.

“Transfer Taxes” is defined in Section 9.8(b).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Trustee” means Stephen C. James, solely in his capacity as the independent, discretionary trustee of the ESOP for purposes of the transactions contemplated by this Agreement.

“Underpayment Amount” is defined in Section 2.3(g).

“Unlawful Payment” is defined in Section 5.24(m).

“Unpaid Income Taxes” means the aggregate of all unpaid income Tax liabilities of the Company Group with respect to any taxable period or portion thereof ending on the Closing Date, or ending prior to the Closing Date if (A) the due date (taking into account extensions) for filing the Tax Return with respect to such Tax period is after the date hereof (whether or not such Taxes are due and payable as of the Closing Date), in each jurisdiction in which the Company (i) filed an income Tax Return for the last Tax year for which the due date is before the date hereof or (ii) commenced activities sufficient to create an income Tax liability in such jurisdiction after the end of such last Tax year, or, (B) the Tax Return with respect to such Tax period was filed on or prior to the Closing Date and for which the amount shown as due on such Tax Return was not paid in full prior to the Closing, in each case, (a) taking into account any estimated tax payments or prepayments of Taxes that have the effect of reducing (but not below zero) the particular current Income Tax liability in respect of which such payment was made, but otherwise excluding any overpayment of Income Taxes or refunds with respect to Income Taxes, (b) taking into account the amount of any taxable income recognized in a taxable period ending after the Closing Date with respect to income attributable to deferred revenue, prepaid amounts received or accrued in, or a change in or improper use of a method of accounting under Section 481 of the Code (or any similar provision of applicable law) for, any Pre-Closing Tax Period (whether or not such income would actually have been includable in a Pre-Closing Tax Period), which income Tax liabilities (x) shall not be less than zero in any jurisdiction, and (y) shall be calculated in a manner consistent with past practice of the Company Group and in accordance with Sections 9.8(a) and 9.8(h).

“Valuation Firm” means Stout Risius Ross, LLC, and if Stout Risius Ross, LLC refuses or is unable to perform the requested services, Buyer and Sellers’ Representative shall negotiate in good faith to agree upon a different valuation firm.

“WARN Act” means the Worker Adjustment Retraining and Notification Act, as amended, 29 U.S.C. § 2101 et seq. and any state or local equivalent.

ARTICLE II

THE MERGERS

2.1 Sequence of Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall cause the following actions to occur in the following sequence on (or in the case of the Pre-Closing Restructuring Transactions, prior to) the Closing Date, each step occurring immediately following the preceding step:

(a) Pre-Closing Restructuring Transactions. Prior to the Closing Date, the Sellers shall consummate the Pre-Closing Restructuring Transactions.

(b) Mergers.

(i) The First Merger will be consummated by the filing of a certificate of merger in customary form with the Secretary of State of the State of Delaware (the “First Certificate of Merger”). Upon such filing, Merger Sub 1 shall be merged with and into ST Holdco, the separate existence of Merger Sub 1 shall cease and ST Holdco shall continue as the surviving corporation under the laws of the State of Delaware (the “Initial Surviving Corporation”). The First Merger shall be effective at such time as the First Certificate of Merger is duly filed with and accepted for record by the Secretary of State of the State of Delaware or such later time as the parties may specify in the First Certificate of Merger (the “First Effective Time”).

(ii) At the First Effective Time, by virtue of the First Merger and without any further action by any other Person:

(1) all the properties, rights, privileges, powers and franchises of ST Holdco and Merger Sub 1 shall vest in the Initial Surviving Corporation and all debts, liabilities, obligations and duties of ST Holdco and Merger Sub 1 shall become debts, liabilities, obligations and duties of the Initial Surviving Corporation;

(2) (A) the certificate of incorporation of the Initial Surviving Corporation shall be amended and restated as of the First Effective Time to be identical to the certificate of incorporation of Merger Sub 1, as in effect immediately prior to the First Effective Time, except that all references to Merger Sub 1 in the certificate of incorporation shall be changed to refer to “SciTec Holdco, Inc.” and (B) the bylaws of Merger Sub 1, as in effect immediately prior to the First Effective Time, shall be the bylaws of the Initial Surviving Corporation as of the First Effective Time, except that all references to Merger Sub 1 in the bylaws shall be changed to refer to “SciTec Holdco, Inc.”;

(3) the directors and officers of Merger Sub 1 at the First Effective Time shall be the directors and officers of the Initial Surviving Corporation, in each case until successors are duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Initial Surviving Corporation and the DGCL;

(4) each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the First Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Initial Surviving Corporation; and

(5) each Share issued and outstanding immediately prior to the First Effective Time (other than Shares held in the treasury of ST Holdco) and all rights in respect thereof shall forthwith cease to exist and be converted into and represent solely the right to receive, without interest, (x) the Per Share Final Closing Cash Merger Consideration, (y) the Per Share Stock Merger Consideration and (z) the Per Share Additional Consideration.

(c) Second Merger.

(i) Immediately following the First Merger, the Second Merger will be consummated by the filing of a certificate of merger in customary form with the Secretary of State of the State of Delaware (the “Second Certificate of Merger”) in accordance with the DGCL and the DLLCA. Upon such filings, the Initial Surviving Corporation shall be merged with and into Merger Sub 2, the separate existence of the Initial Surviving Corporation shall cease and Merger Sub 2 shall continue as the surviving limited liability company under the laws of the State of Delaware (the “Final Surviving Company”). The Second Merger shall be effective at such time as the Second Certificate of Merger is duly filed with and accepted for record by the Secretary of State of the State of Delaware, respectively, or such later time as the parties may specify in the Second Certificate of Merger (the “Second Effective Time”).

(ii) At the Second Effective Time, by virtue of the Second Merger and without any further action by any other Person:

(1) all the properties, rights, privileges, powers and franchises of the Initial Surviving Corporation and Merger Sub 2 shall vest in the Final Surviving Company and all debts, liabilities, obligations and duties of the Initial Surviving Corporation and Merger Sub 2 shall become debts, liabilities, obligations and duties of the Final Surviving Company;

(2) (A) the certificate of formation of Merger Sub 2, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Final Surviving Company as of the Second Effective Time and (B) the limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Final Surviving Company as of the Second Effective Time;

(3) the managers and officers of Merger Sub 2 at the Second Effective Time shall be the managers and officers of the Final Surviving Company, in each case until successors are duly elected or appointed in accordance with the limited liability company agreement of the Final Surviving Company and the DLLCA;

(4) each share of common stock of the Initial Surviving Corporation issued and outstanding immediately prior to the Second Effective Time will be converted into and become one validly issued and fully paid unit of limited liability company interest of the Final Surviving Company; and

(5) each unit of limited liability company interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time and all rights in respect thereof shall be cancelled and forthwith cease to exist.

(d) Consent. Each of the Sellers, in their respective capacities as equityholders of ST Holdco and the Company, hereby ratifies, authorizes and approves this Agreement, the Pre-Closing Restructuring Transactions and the consummation of the other transactions contemplated hereby. Each of the Sellers hereby waives any dissenters’ rights, appraisal rights or similar rights (if any) it may have in connection with the transactions contemplated hereby.

2.2 Closing Transactions.

(a) Closing. The closing of the transactions contemplated by this Agreement (the ”Closing”) shall take place remotely via the electronic exchange of documents and executed signature pages (except in the case of the Pre-Closing Restructuring Transactions which shall take place in accordance with the terms set forth on Exhibit A) (a) three (3) Business Days following the date on which all the conditions set forth on Article III (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions on the Closing Date) or (b) at such other time, date and place as Sellers’ Representative and Buyer may mutually agree in writing; provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article III, the Closing shall not occur prior to the first Business Day that is at least thirty (30) days after the date hereof without the prior express written consent of Buyer (the date on which the Closing takes place, the “Closing Date”).

(b) Deliveries by the Company Group and Sellers. At the Closing, the Company Group and Sellers, as applicable, shall deliver, or cause to be delivered, to Buyer the following:

(i) duly executed resolutions of the board of directors of the Company authorizing, approving, consenting to and ratifying this Agreement, the First Merger and the consummation of the other transactions contemplated hereby and recommending the authorization, approval, consent and ratification thereof to the Sellers;

(ii) duly executed resolutions of the board of directors of ST Holdco authorizing, approving, consenting to and ratifying this Agreement, the First Merger and the consummation of the other transactions contemplated hereby and recommending the authorization, approval, consent and ratification thereof to the Sellers;

(iii) all certificates (if any) representing all of the Equity Interests of ST Holdco, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws), duly endorsed in blank or accompanied by executed stock powers, with appropriate transfer stamps (if any) affixed thereto;

(iv) a completed and duly executed IRS Form W-9 from each Seller certifying that such Seller is not subject to backup withholding;

(v) certificates of good standing (or its equivalent) from the jurisdiction in which the Company and ST Holdco were incorporated or organized, in each case dated as of a date within five (5) Business Days prior to the date hereof;

(vi) evidence that all of the agreements and arrangements specified on Schedule 2.2(b)(vi) have been terminated and are of no further force or effect without any further Liabilities of the Company thereunder or in connection therewith;

(vii) all governmental and regulatory consents, approvals, licenses and authorizations identified on Schedule 2.2(b)(vii);

(viii) all third-party consents, waivers and approvals identified on Schedule 2.2(b)(viii);

(ix) the resignations, effective as of the Closing, of each manager identified on Schedule 2.2(b)(ix);

(x) evidence that the Company has purchased and bound a non-cancellable prepaid insurance policy (the ”D&O Policy”) that provides directors’ and officers’ and fiduciary liability insurance coverage for each of the individuals who were officers, directors, managers or similar functionaries of the Company at or prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing;

(xi) evidence that the Company has purchased and bound a non-cancellable prepaid employment practices liability insurance policy (the ”EPL Policy”) that provides for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing;

(xii) a copy of the ESOP Fairness Opinion in form and substance reasonably satisfactory to Buyer;

(xiii) a duly executed certificate of the Trustee, dated as of the Closing Date, certifying the ESOP Determination in form and substance reasonably satisfactory to Buyer;

(xiv) evidence reasonably satisfactory to Buyer of the ESOP Approval and that the ESOP and the Trustee have properly complied with the pass-through voting requirements for each ESOP Participant as required under Section 409(e) of the Code, including the results of such pass-through voting and the ESOP instruction letter and voting material provided to ESOP Participants;

(xv) evidence of the repayment and satisfaction of the ESOP Loan Receivable;

(xvi) written consents of the board of directors of the Company, in form and substance reasonably satisfactory to Buyer, (i) approving the termination of the ESOP and (ii) adopting the ESOP Amendment, in each case, duly executed and delivered by the Company;

(xvii) invoices with respect to all unpaid Transaction Expenses (other than with respect to payment of any Transaction Expense that is subject to payroll tax withholding);

(xviii) Payoff Letters together with all documentation contemplated in such Payoff Letters to release all Encumbrances on the assets and properties of the Company related thereto (including releases regarding Intellectual Property Rights in form and substance appropriate for recordation at the United States Patent and Trademark Office, United States Copyright Office or any other similar Governmental Authority, which documents shall be to Buyer’s reasonable satisfaction);

(xix) the Escrow Agreement executed by Sellers’ Representative;

(xx) evidence in a form satisfactory to and previously approved by Buyer, terminating the SciTec, Inc. Management Incentive Plan and the awards issued thereunder with no Liability on the part of any Company Group, Buyer Group, or any of their respective Affiliates;

(xxi) a duly executed voting proxy, dated as of the Closing Date, in a form satisfactory to and previously approved by Buyer, pursuant to which Sellers agree to vote their shares of Buyer Common Stock as set forth therein; and

(xxii) evidence that the Pre-Closing Restructuring Transactions have been effectuated prior to the Closing Date, including duly executed copies of each Pre-Closing Restructuring Agreement (in form and substance reasonably acceptable to Buyer).

(c) Deliveries by Buyer. At the Closing, Buyer shall:

(i) pay, or cause to be paid, to the Sellers (in accordance with their respective Pro Rata Shares) the Closing Cash Amount by wire transfer of immediately available funds to the accounts designated by Sellers’ Representative prior to the date hereof;

(ii) issue or transfer, or cause to be issued or transferred, to the Sellers (in accordance with their respective Pro Rata Share) the number of Buyer Shares payable as the Stock Merger Consideration pursuant to the terms hereof, which shall be represented by uncertificated book-entry interests registered in the name of each applicable Seller;

(iii) pay, or cause to be paid, on behalf of the Company, all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness identified by the parties to be repaid or otherwise satisfied on the Closing Date, as set forth on Schedule 4.11, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness in the applicable Payoff Letter;

(iv) pay, or cause to be paid, on behalf of the Company, at or near the Company’s next payroll cycle after the Closing Date in accordance with the Company’s payroll processes and procedures, all Transaction Expenses that are subject to payroll tax withholding and cause the Company to withhold any Tax amounts required to be withheld under applicable Law with respect to such payments in accordance with Section 2.5.

(v) pay, or cause to be paid, on behalf of the Company, all Transaction Expenses (other than Transaction Expenses that are subject to payroll tax withholding) to each Person who is owed a portion thereof by wire transfer of immediately available funds to the accounts designated by each recipient thereof in the applicable invoice therefor;

(vi) deliver or pay, or cause to be delivered or paid, the Adjustment Escrow Amount to the Escrow Agent for deposit into the Adjustment Escrow Account;

(vii) deliver, or cause to be delivered, to Sellers’ Representative the Escrow Agreement executed by Buyer and the Escrow Agent;

(viii) deliver or pay, or cause to be delivered or paid, the Representative Expense Amount to Sellers’ Representative by wire transfer of immediately available funds to the account designated by Sellers’ Representative at least three (3) Business Days prior to the Closing;

(ix) deliver or pay, or cause to be delivered or paid, the ESOP Expense Amount to the Trustee by wire transfer of immediately available funds to the account designated by the Trustee at least three (3) Business Days prior to the Closing; and

(x) deliver, or cause to be delivered, to Sellers board observer agreements in substantially the form attached hereto as Exhibit D (the “Board Observer Agreements”) designating Sellers’ two (2) designees to be appointed as observers to the board of directors of Buyer.

2.3 Cash Merger Consideration.

(a) The Closing Cash Merger Consideration shall be finally determined in accordance with this Section 2.3, and, as so finally determined, be referred to herein as the ”Final Closing Cash Merger Consideration”.

(b) At least five (5) Business Days prior to the Closing Date, Sellers’ Representative shall prepare and deliver to Buyer a reasonably detailed written statement setting forth Sellers’ Representative’s good faith estimates of the Closing Net Working Capital, Closing Date Indebtedness, the Transaction Expenses unpaid as of the Closing, the Closing Date Cash, and the resulting Closing Cash Merger Consideration calculated with reference to such amounts, in each case, prepared in accordance with this Agreement and the Accounting Principles (the “Estimated Closing Cash Merger Consideration”). The Sellers, ST Holdco and the Company shall cooperate in good faith with the Buyer Group in connection with the Buyer Group’s review of the Estimated Closing Cash Merger Consideration, including providing information reasonably necessary or useful in connection with Buyer Group’s review of the Estimated Closing Cash Merger Consideration as is reasonably requested by the Buyer Group or their representatives and shall reasonably consider in good faith any revisions to the Estimated Closing Cash Merger Consideration proposed by the Buyer Group at least one (1) Business Day prior to the Closing Date; provided that such cooperation shall not unreasonably interfere with any of the businesses or operations of the Sellers, ST Holdco or the Company; and provided further, that in the event of a dispute with respect to the Estimated Closing Cash Merger Consideration (or any component thereof), the Estimated Closing Cash Merger Consideration delivered by Sellers’ Representative shall govern in all respects, and the obligation of Sellers’ Representative to consider such reasonable comments of the Buyer Group regarding the Estimated Closing Cash Merger Consideration shall in no event require that Sellers’ Representative revise its calculation of the Estimated Closing Cash Merger Consideration or that the Closing be postponed or otherwise delayed.

(c) Within one-hundred twenty (120) days following the Closing Date, Buyer shall deliver to Sellers’ Representative a consolidated balance sheet of the Company Group as of 12:01 a.m. E.T. on the Closing Date (in its final and binding form, the ”Closing Balance Sheet”) and a certificate setting forth, with reasonable detail, Closing Net Working Capital, Closing Date Indebtedness, the Transaction Expenses unpaid as of the Closing, the Closing Date Cash and the resulting Closing Cash Merger Consideration calculated with reference to such amount, in each case, prepared in accordance with this Agreement and the Accounting Principles (in its final and binding form, together with the Closing Balance Sheet, the ”Merger Consideration Calculation”). For the avoidance of doubt, the Closing Balance Sheet shall not include any changes in assets or liabilities as a result of purchase accounting adjustments. If the Closing Balance Sheet and the Merger Consideration Calculation are not delivered to the Sellers’ Representative within such one-hundred twenty (120) day period, the Estimated Closing Cash Merger Consideration shall become final and binding upon the parties hereto at 11:59 p.m. E.T. on such one-hundred twentieth (120th) day.

(d) During the thirty (30) day period immediately following Sellers’ Representative’s receipt of the Merger Consideration Calculation, Sellers’ Representative shall be permitted to review the Final Surviving Company’s books and records related to the preparation of the Merger Consideration Calculation and determination of the Closing Cash Merger Consideration, and the Buyer Group shall provide reasonable access to the Sellers’ Representative (subject to the execution of customary access letters), upon reasonable advance notice and during normal hours, to the senior management employees and accountants involved in the preparation of the Closing Balance Sheet and the Merger Consideration Calculation; provided that such access shall not unreasonably interfere with any of the businesses or operations of any member of the Company Group. The Merger Consideration Calculation and the resulting Closing Cash Merger Consideration, shall become final and binding upon the parties hereto on the earlier of (x) thirty (30) days following Sellers’ Representative’s receipt thereof unless a Notice of Disagreement is received by Buyer with respect thereto prior to such date and (y) the date on which Sellers’ Representative delivers to Buyer a written notice of its agreement with such Merger Consideration Calculation prior to such date.

(e) If Sellers’ Representative delivers a timely Notice of Disagreement with respect to the matters described in this Section 2.3 in accordance herewith, then the Merger Consideration Calculation (as revised in accordance with clause (x) or (y) of this Section 2.3(e)) and the resulting Closing Cash Merger Consideration shall become final and binding upon the parties hereto on the earliest of (x) the date Buyer and Sellers’ Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters specified in the Notice of Disagreement in dispute are finally resolved in writing by the Valuation Firm. During the thirty (30) days following Buyer’s receipt of a Notice of Disagreement or such longer period as Buyer and Sellers’ Representative may agree to in writing, Buyer and Sellers’ Representative shall seek in good faith to resolve in writing any differences that they have with respect to the matters specified in the Notice of Disagreement. Following Buyer’s receipt of a Notice of Disagreement, Buyer and its agents and representatives shall be permitted to review Sellers’ Representative’s and its representatives’ working papers relating to the Notice of Disagreement.

(f) At the end of the thirty (30)-day period referred to in Section 2.3(e) (as such period may be extended by mutual agreement of the Buyer and Sellers’ Representative as provided therein), Buyer and Sellers’ Representative shall submit to the Valuation Firm for review and resolution of all matters (but only such matters) that remain in dispute and that were properly included in the Notice of Disagreement. The Valuation Firm shall make a final determination of the Closing Net Working Capital, the Indebtedness of the Company outstanding as of the Closing, the Transaction Expenses unpaid as of the Closing, the Closing Date Cash and the resulting Closing Cash Merger Consideration calculated with reference to such amounts, in each case, to the extent such amounts remain in dispute and were properly included in the Notice of Disagreement, in accordance with the guidelines and procedures set forth in this Agreement and Exhibit C. Buyer, the Company and Sellers’ Representative will cooperate with the Valuation Firm during the term of its engagement. The determination of the Closing Net Working Capital, the Indebtedness of the Company outstanding as of the Closing, the Transaction Expenses unpaid as of the Closing, the Closing Date Cash and the resulting Closing Cash Merger Consideration calculated with reference to such amounts shall become final and binding on the parties hereto on the date the Valuation Firm delivers its final resolution in writing to Buyer and Sellers’ Representative.

(g) Should the Estimated Closing Cash Merger Consideration exceed the Final Closing Cash Merger Consideration (the amount of such excess, the ”Overpayment Amount”), then (i) within three (3) Business Days after the Merger Consideration Calculation becomes final and binding on the parties hereto (the ”Finalization Date”), Buyer shall be entitled to receive, and Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to distribute from the Adjustment Escrow Account to Buyer, an amount equal to the Overpayment Amount (up to the amount of the Adjustment Escrow Funds) and (ii) within three (3) Business Days after the Finalization Date, Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to distribute to the Sellers (in accordance with their respective Pro Rata Shares), by wire transfer of immediately available funds to an account specified by Sellers’ Representative the remaining amount, if any, of the Adjustment Escrow Funds after payment of the Overpayment Amount to Buyer. Should the Final Closing Cash Merger Consideration equal or exceed the Estimated Closing Cash Merger Consideration (the amount of such excess, if any, ”Underpayment Amount”), then (i) Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to distribute, within three (3) Business Days after the Finalization Date, to the Sellers (in accordance with their respective Pro Rata Shares) the Adjustment Escrow Funds and (ii) Buyer shall pay, or cause to be paid, to the Sellers (in accordance with their respective Pro Rata Shares), by wire transfer of immediately available funds to the account specified by Sellers’ Representative, an aggregate amount equal to the lesser of (A) the Underpayment Amount and (B) an amount equal to the Adjustment Escrow Amount. The parties hereto shall treat all payments made pursuant to this Section 2.3(g) to Sellers with respect to the Shares as adjustments to the Closing Cash Merger Consideration (and not as wages or compensation) for all Tax purposes, unless otherwise required by Law.

2.4 No Further Rights of Transfer. At and after the First Effective Time, (a) each Seller shall cease to have any rights as an equityholder of ST Holdco, except as otherwise required by applicable Law and except for the right of each Seller to receive its Pro Rata Share of the Final Closing Cash Merger Consideration and the Stock Merger Consideration such Seller is entitled to pursuant to this Agreement in the manner and at the times set forth herein and (b) no transfer of Equity Interests shall be made on the transfer books of ST Holdco or the Initial Surviving Corporation. Immediately after the First Effective Time, the stock ledger of ST Holdco shall be closed.

2.5 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, each of Buyer, Merger Sub 1, Merger Sub 2, ST Holdco, and each of their respective Affiliates, and the Escrow Agent, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any Tax Law. Except with respect to any deduction or withholding with respect to (i) any amounts that are compensatory in nature (which, for the avoidance of doubt, will exclude any amounts payable in respect of Shares) or (ii) withholding or backup withholding due to the failure of a Seller to provide the certificate described in Section 2.2(b)(iv), Buyer, Merger Sub 1, Merger Sub 2, ST Holdco, each of their respective Affiliates, and the Escrow Agent, shall use commercially reasonable efforts to notify the recipients of payments of the intent to deduct or withhold any amounts and reasonably cooperate in good faith with recipients of payments to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

CONDITIONS TO CLOSING

3.1 Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on the Closing Date:

(a) The applicable waiting period (and any extension thereof) under the HSR Act shall have terminated or expired and no voluntary agreement (consented to by each Party in writing) between the Parties and any Governmental Authority to delay or not consummate the Closing shall be in effect, as the case may be;

(b) No Law shall have been enacted, entered, or promulgated and remain in effect, and there shall be no Action pending by any Governmental Authority, that prohibits or makes illegal or which otherwise restrains or prohibits the consummation of the transactions contemplated by this Agreement;

(c) The Trustee shall have received the ESOP Fairness Opinion dated as of the Closing Date in form and substance reasonably satisfactory to the Trustee; and

(d) The Buyer Shares shall have been approved for listing on Nasdaq.

3.2 Conditions to Buyer Group’s Obligations. The obligation of the Buyer Group to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on the Closing Date:

(a) (i) The Company Fundamental Representations shall be true and correct in all respects other than de minimis inaccuracies, and the representations and warranties contained in Section 5.6 shall be true and correct in all respects, in each case, on the date hereof and at and as of the Closing (other than such representations and warranties that are specifically made as of a specific date or time other than the date hereof or the Closing Date, which shall be true and correct in all respects other than de minimis inaccuracies as of the time made), and (ii) the representations and warranties contained in Article V (other than the Company Fundamental Representations and the representations and warranties contained in Section 5.6) shall be true and correct in all respects on the date hereof and at and as of the Closing, other than such representations and warranties that are specifically made as of a specific date or time other than the date hereof or the Closing Date, which shall be true and correct in all respects as of the time made, except, in each case, where the failure of such representations and warranties (other than the Company Fundamental Representations and the representations and warranties contained in Section 5.6) to be true and correct at such time has not, individually or in the aggregate, had a Material Adverse Effect; for purposes of this Section 3.2(a)(ii), determination of whether any representation or warranty has been breached or is inaccurate shall be made without regard and without giving effect to any Materiality Exceptions contained in such representation or warranty (as if such word or clause, as applicable, were deleted from such representation and warranty);

(b) Each of the Sellers’ Representative, Sellers, ST Holdco and the Company shall have performed and complied with, in all material respects, and shall have not breached or violated or failed to perform, in any material respect, any of the covenants or agreements required to be performed and complied with by it hereunder prior to the Closing;

(c) Since the date of this Agreement, no Material Adverse Effect shall have occurred which is continuing; and

(d) The Pre-Closing Restructuring Transactions shall have been completed; and

(e) Each of ST Holdco and the Company shall have delivered a certificate, duly executed by an officer thereof, dated as of the Closing Date, certifying that the conditions set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.2(d) have been satisfied.

3.3 Conditions to Obligations of Representative, the Sellers, ST Holdco and the Company. The obligation of Sellers’ Representative, the Sellers, ST Holdco and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on the Closing Date:

(a) (i) The Buyer Fundamental Representations shall be true and correct in all respects other than de minimis inaccuracies, and (ii) the representations and warranties contained in Article VII (other than the Buyer Fundamental Representations) shall be true and correct in all material respects (other than such representations and warranties that are specifically made as of a specific date or time other than the date hereof or the Closing Date), except where the failure of such representations and warranties (other than the Buyer Fundamental Representations) to be true and correct in all material respects at such time has not and does not materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement; for purposes of this Section 3.3(a)(ii), determination of whether any representation or warranty has been breached or is inaccurate shall be made without regard and without giving effect to any Materiality Exceptions contained in such representation or warranty (as if such word or clause, as applicable, were deleted from such representation and warranty);

(b) Each member of the Buyer Group shall have performed and complied with, in all material respects, and shall have not breached or violated or failed to perform, in any material respect, any of the covenants or agreements required to be performed and complied with by it hereunder prior to the Closing; and

(c) Buyer shall have delivered a certificate, duly executed by an officer thereof, dated as of the Closing Date, certifying that the conditions set forth in Section 3.3(a) and Section 3.3(b) have been satisfied.

ARTICLE IV

COVENANTS PRIOR TO CLOSING

4.1 General. Subject to the terms of this Agreement, from and after the date hereof through the earlier of the Closing and the valid termination of this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and do all things necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Article III).

4.2 Maintenance of Business. From and after the date hereof through the earlier of the Closing and the valid termination of this Agreement, ST Holdco and the Company shall, and the Sellers shall cause ST Holdco and the Company to, use commercially reasonable efforts to (a) maintain the Company Group’s assets and properties in operating condition and repair in accordance with past practices (normal wear and tear excepted) and replace in accordance with past practice any unrepairable or obsolete assets with assets of at least comparable quality, (b) maintain insurance reasonably comparable to that in effect on the date hereof, (c) maintain the Company Group’s books, accounts and records in accordance with past custom and practice as used in the preparation of the financial statements described in Section 5.4, (d) make capital expenditures in a manner consistent with past practice (and in accordance with the terms of any applicable contracts), (e) maintain all Intellectual Property Rights in accordance with past practice, (f) preserve the goodwill and organization of the Company Group’s business and the relationships with its customers, suppliers, employees and other Persons having business relations with ST Holdco or the Company and (g) comply in all material respects with applicable Law.

4.3 Operation of Business. From and after the date hereof through the earlier of the Closing and the valid termination of this Agreement, except as expressly required by this Agreement (including, for the avoidance of doubt, consummation of the Pre-Closing Restructuring Transactions) or as required by Law and unless Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), ST Holdco and the Company shall, and the Sellers shall cause each of ST Holdco and the Company to, (a) operate its business in all material respects only in the Ordinary Course of Business and, without limiting the generality of the foregoing, (b) except as set forth on Schedule 4.3(b), not take (or omit to take) any action that would require disclosure under Section 5.7 (other than under clauses 5.7(j) or 5.7(l) thereof) if taken after the date of the Latest Balance Sheet and prior to the date hereof. From and after 12:01 a.m. E.T. on the Closing Date through the Closing, ST Holdco and the Company shall not, and the Sellers shall cause ST Holdco and the Company not to, pay or otherwise remit or distribute any Closing Date Cash to any Person (other than payments to unaffiliated third-party creditors in the ordinary course of business in respect of liabilities taken into account in calculating Closing Net Working Capital).

4.4 Access. From and after the date hereof through the earlier of the Closing and the valid termination of this Agreement, ST Holdco and the Company shall, and the Sellers shall cause ST Holdco and the Company to, afford, and shall cause the officers, directors, employees, attorneys, accountants and other agents of ST Holdco and the Company to afford, to the Buyer Group and their respective accounting, legal and other representatives, reasonable access at all reasonable times and during normal business hours to ST Holdco’s and the Company’s personnel, assets and properties, and to business, financial, legal, tax, compensation and other data and information concerning ST Holdco’s and the Company’s affairs and operations to the extent permitted by Law. All information and materials provided to the Buyer Group or their respective accounting, legal and other representatives and each of their respective accounting, legal and other representatives shall be subject to the terms of the Confidentiality Agreement.

4.5 Exclusivity. From and after the date hereof through the earlier of the Closing and the valid termination of this Agreement, none of the Sellers, ST Holdco or the Company, and the Sellers, ST Holdco and the Company shall cause the Affiliates, representatives, officers, employees, directors, managers and agents of the Sellers, ST Holdco and the Company not to, directly or indirectly, (a) engage in a Company Transaction or (b) furnish any information with respect to, respond to, provide or continue to make available information with respect to, solicit, initiate or knowingly encourage proposals, offers, discussions or inquiries from any Person (other than the Buyer Group and its Affiliates) with respect to, nor participate in, or enter into discussions, negotiations, inquiries, indications of interest, proposals, offers or any agreement with any Person (other than the Buyer Group, its Affiliates and their respective representatives) with respect to a Company Transaction. Without limiting the generality of the foregoing, the Sellers, ST Holdco and the Company shall, (i) promptly following the execution of this Agreement (and no later than three (3) Business Days after the date hereof), instruct any Person (other than the Buyer Group, its Affiliates and their respective representatives) who has received confidential information of the Company Group to return or destroy such information and (ii) immediately terminate access of any Person (other than the Buyer Group, its Affiliates and their respective representatives) to any physical or electronic data room hosted in connection with a potential acquisition of any member of the Company Group. The Sellers, ST Holdco and the Company shall notify Buyer immediately if any Person (other than the Buyer Group or any of its Affiliates) makes any proposal, offer, inquiry or contact with respect to a Company Transaction.

4.6 Approvals.

(a) The Buyer and Company (i) shall have filed with the FTC and the DOJ and (ii) as soon as reasonably practicable after the U.S. government shutdown that began on October 1, 2025 ends, shall file with the FCC the notification, report form, or applications required for the transactions contemplated hereby (including, for the avoidance of doubt, the Pre-Closing Restructuring Transactions) and any supplemental information requested in connection therewith pursuant to the HSR Act or the Communications Act. All filing fees and local counsel fees payable in connection with the filings described in this Section 4.6(a) shall be paid one hundred percent (100%) by Buyer.

(b) Subject to the terms and conditions set forth in this Agreement, each Party shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to satisfy the conditions to consummate the transactions as soon as reasonably practicable and in any event prior to the Outside Date, including: (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Authorities and making all necessary registrations and filings and taking all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Authority; (ii) obtaining all necessary Consents from third parties; and (iii) executing and delivering any additional instruments necessary or reasonably advisable to consummate the transactions. Neither Party shall commit to or agree with any Governmental Authority to enter into any timing agreement, stop the clock, stay, toll or extend any applicable waiting period, or pull and refile under the HSR Act, or any other applicable antitrust Law, or agree with any Governmental Authority not to consummate the transactions for any period of time, without the prior written consent of the other Party.

(c) Without limiting the generality of anything contained in this Section 4.6, each Party shall use commercially reasonable efforts to cooperate in all respects with each other in connection with any investigation or inquiry initiated by a Governmental Authority, to keep the other apprised of the status of any substantive communications with, and any inquiries or requests for additional information from, the FTC, the DOJ, the FCC, and any other Governmental Authority in connection with the transactions contemplated by this Agreement, and to make an appropriate response to any such inquiry or request. The Buyer Group, on the one hand, and Representative, the Sellers, ST Holdco and the Company, on the other hand, shall each instruct its or their respective counsel to cooperate with each other, which cooperation shall include (A) promptly notifying the other of, and, if in writing, furnishing the other with copies of (or, in the case of verbal communications, providing a summary of) any substantive communications from or with any Governmental Authority with respect to the transactions contemplated under this Agreement, (B) permitting the other to review and discuss in advance, and considering in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority, (C) not participating in any meeting with any such Governmental Authority unless it notifies the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat, and (D) furnishing the other with copies of all substantive correspondence, filings and communications between it and any such Governmental Authority with respect to this Agreement and the transactions contemplated under this Agreement; provided, however, any materials shared may be redacted before being provided to the other Party (i) to remove references concerning valuation or alternative bidders, (ii) as necessary to comply with contractual arrangements, or (iii) to preserve legal privilege. Buyer and the Company shall jointly control the strategy and all discussions, proceedings or negotiations with respect to any investigation initiated by any Governmental Authority, including any communications and meetings with or written submissions to any Governmental Authority.

(d) Prior to the Closing, Buyer shall not, and Buyer shall cause its Affiliates not to, acquire or agree to acquire, or publicly announce the intent to acquire, any assets, business or any Person engaged in the Business, whether by merger, consolidation, license, purchasing the assets of or equity in any Person engaged in the Business or by any other manner or engage in any other similar transaction, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in Buyer’s obtaining of, or increase the risk of Buyer not obtaining, any authorization, consent, clearance, approval or order of a Governmental Authority necessary to consummate the Closing, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Laws, (ii) materially increase the risk of any Governmental Authority entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the Closing, or (iii) otherwise materially delay or impede the consummation of the Closing.

4.7 Section 280G. If necessary to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deductions under Section 280G of the Code with respect to any 280G Waived Benefits, in each case, with respect to any payment or benefit due in connection with the transactions contemplated by this Agreement (including upon the occurrence of an event after the Closing Date), any corporation undergoing a change in ownership or control within the meaning of Section 280G of the Code that is a member of the Company Group shall, no later than two (2) Business Days prior to the Closing Date, but not before the consummation of the Pre-Closing Restructuring Transactions, deliver to its equityholders who are entitled to vote under Section 280G of the Code a disclosure statement that satisfies the equityholder approval requirements of Section 280G(b)(5)(B) of the Code, soliciting consent to the payments and benefits due in connection with the transactions contemplated hereby, as disclosed therein. Prior to soliciting such consent, the Company Group shall, to the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right (even if contingent) to receive any payments or benefits that, individually or in the aggregate, could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments and/or benefits, so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) (such payments or benefits, solely to the extent waived, the “280G Waived Benefits”). At least five (5) Business Days prior to soliciting the waivers from such disqualified individuals and the consent contemplated hereunder, Sellers’ Representative shall provide the analysis under Section 280G of the Code, the waivers and the disclosure and approval materials to Buyer for its review and comment and shall incorporate all of Buyer’s reasonable comments thereto. If any of the 280G Waived Benefits fail to be approved as contemplated above, such 280G Waived Benefits shall not be retained by or made or provided to such disqualified individual. To the extent applicable, prior to the Closing Date, Sellers’ Representative shall deliver to Buyer evidence reasonably acceptable to Buyer that the consent contemplated hereunder was solicited in accordance with the foregoing provisions of this Section 4.7 and that either (a) the requisite approval was obtained with respect to the 280G Waived Benefits, or (b) such approval was not obtained, and, as a result, no 280G Waived Benefits shall be retained, made or provided, as applicable.

4.8 Pre-Closing Restructuring Transactions. Sellers’ Representative, the Sellers, ST Holdco and the Company shall consummate, or cause to be consummated, the Pre-Closing Restructuring Transactions in strict accordance with Exhibit A prior to the Closing Date. Sellers’ Representative, the Sellers, ST Holdco and the Company shall provide the Buyer Group and its representatives with reasonable time to review and comment prior to any intended effective date all drafts of any Pre-Closing Restructuring Agreement, and shall incorporate any reasonable comments received from the Buyer Group or its representatives.

4.9 Consideration Spreadsheet; Post-Restructuring Capitalization Table. At least three (3) Business Days prior to the Closing, Sellers’ Representative shall deliver to Buyer a schedule, substantially in the form attached hereto as Exhibit E (the “Consideration Spreadsheet”), setting forth (a) each Seller’s allocable Pro Rata Share of the Closing Cash Amount, (b) each Seller’s allocable Pro Rata Share of the Stock Merger Consideration and (c) each Seller’s allocable Pro Rata Share of the Additional Consideration, in each case, which shall be calculated in a manner consistent with the Governing Documents of ST Holdco immediately prior to the Closing. At least three (3) Business Days prior to the Closing, Sellers’ Representative shall deliver to Buyer a capitalization table showing the beneficial and record owners of ST Holdco and the Company immediately following the consummation of the Pre-Closing Restructuring Transactions (the “Post-Restructuring Capitalization Table”).

4.10 Transaction Expenses. At least three (3) Business Days prior to the Closing Date, Sellers’ Representative shall deliver to Buyer invoices in customary form and substance with respect to all Transaction Expenses (other than with respect to any Transaction Expenses that are compensatory payments to employees or other service providers of the Company for which other applicable and customary documents evidencing the same shall be provided).

4.11 Payoff Letters. At least three (3) Business Days prior to the Closing Date, Sellers’ Representative shall deliver to Buyer drafts of the payoff letters with respect to any Indebtedness identified on Schedule 4.11, as well as any UCC-3 termination statements, terminations of landlord waivers, mortgage releases, bailee waivers, account control agreements and any other release documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar domestic or foreign intellectual property office, department or agency, required to evidence such Encumbrance releases, in each case, in customary form and substance reasonably acceptable to the Buyer (the “Payoff Letters”) and, prior to the Closing Date, executed Payoff Letters; such Payoff Letters shall correctly specify the amount necessary to repay such Indebtedness and shall acknowledge that, subject to the repayment (or other satisfactory arrangement with respect to outstanding letters of credit) of the aggregate principal amount outstanding under the relevant credit facility, together with all interest accrued thereon, any Encumbrances held by any Person under the credit facility have been or concurrently will be terminated and released.

4.12 Company 401(k) Plan. The Company shall, at least one (1) Business Day prior to the Closing Date, adopt written resolutions (or take other necessary and appropriate action) (a) to terminate the SciTec, Inc. 401(k) Retirement Plan (the “Company 401(k) Plan”), (b) to cease contributions to the Company 401(k) Plan, and (c) to fully vest all participants under the Company 401(k) Plan, such termination, cessation, and vesting to be effective no later than the Business Day preceding the Closing Date. The Company shall provide Buyer with an advance copy of such proposed resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to adoption or execution. Buyer will use commercially reasonable efforts to cause Continuing Employees to be eligible to participate in any tax-qualified retirement plan sponsored by Buyer that includes a cash or salary deferral arrangement (a “Buyer 401(k) Plan”) as soon as reasonably practicable following the Closing Date to the extent they were eligible to participate in the Company 401(k) Plan, and permit Continuing Employees who have outstanding loans under the Company 401(k) Plan the ability to transfer or rollover such loans to a Buyer 401(k) Plan as of the Closing Date or as soon as reasonably practicable thereafter.

4.13 D&O Policy. Prior to or simultaneously with the Closing, ST Holdco shall purchase from an insurance carrier with the same or better credit rating as the Company Group’s current insurance carrier with respect to directors’, managers’ and officers’ liability insurance prepaid insurance policy(ies), a D&O Policy meeting the requirements set forth in Section 2.2(b)(x), the cost of which shall be borne 50% by Buyer and 50% by the Sellers (as a Transaction Expense).

4.14 Management Incentive Plan. The Company shall, at least one (1) Business Day prior to the Closing Date, adopt written resolutions (or take other necessary and appropriate action) to terminate the SciTec, Inc. Management Incentive Plan and the awards issued thereunder with no Liability on the part of any member of the Company Group, Buyer Group, or any of their respective Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY GROUP

As a material inducement to the Buyer Group to enter into this Agreement and consummate the transactions contemplated hereby, subject to the disclosures set forth in the corresponding section of the Schedules, the Company hereby represents and warrants to the Buyer Group that:

5.1 Organization and Authority. ST Holdco and the Company each have full power, authority and legal capacity to enter into this Agreement and each Ancillary Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each of ST Holdco and the Company and constitutes a valid and binding obligation of each of ST Holdco and the Company, enforceable in accordance with its terms, and each of the Ancillary Agreements to which ST Holdco or the Company, as applicable, is or will be a party, when executed and delivered by ST Holdco or the Company, as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of ST Holdco or the Company, as applicable, enforceable in accordance with its respective terms, in any case, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies. Each of ST Holdco and the Company are duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. ST Holdco and the Company each possess all requisite power and authority necessary to own and operate its properties, to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement and each Ancillary Agreement to which such Person is or will be a party (if any). The

Company has made available to the Buyer Group true, correct and complete copies (that reflect all amendments made thereto (or which are pending) at any time prior to the date hereof) of the Governing Documents of ST Holdco and the Company as currently in effect. Neither ST Holdco nor the Company is in default under or in violation of any provisions of its Governing Documents. Schedule 5.1 sets forth a list all of the officers, directors and managers (or similar functions) of ST Holdco and the Company.

5.2 Capitalization and Related Matters; ST Holdco Operations.

(a) As of the date hereof, the Equity Interests set forth on Schedule 5.2(a) constitute the only Equity Interests of ST Holdco and the Company. As of the date hereof, the record owners set forth on Schedule 5.2(a) have good and valid title to, and beneficial ownership of, such record owner’s Equity Interests in ST Holdco and the Company, free and clear of all Encumbrances (other than Permitted Encumbrances). All Equity Interests of ST Holdco and the Company have been duly authorized and are validly issued and non-assessable.

(b) As of immediately prior to the Closing following the Pre-Closing Restructuring Transactions, the Equity Interests set forth on the Post-Restructuring Capitalization Table will constitute the only Equity Interests of ST Holdco and the Company, which (i) in the case of ST Holdco, will be owned beneficially and of record by the Sellers and (ii) in the case of the Company, will be owned beneficially and of record by ST Holdco. As of immediately prior to the Closing following the Pre-Closing Restructuring Transactions, the record owners set forth on the Post-Restructuring Capitalization Table will have good and valid title to, and beneficial ownership of, such record owner’s Equity Interests in ST Holdco and the Company, free and clear of all Encumbrances (other than Permitted Encumbrances).

(c) Except as set forth on Schedule 5.2(a), neither ST Holdco nor the Company has any other authorized, issued or outstanding equity securities (or options, warrants, phantom stock, stock appreciation, profit participation or similar equity-based rights), including any outstanding securities convertible into, exchangeable for or measured by reference to any Shares or other equity securities of ST Holdco or the Company. Neither ST Holdco nor the Company is subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock, membership interests or other equity securities or any warrants, options or other rights to acquire any of its capital stock, membership interests or other equity securities. Neither ST Holdco nor the Company is party to any joint venture or other similar arrangement or relationship. Except as set forth on Schedule 5.2(c), there are no agreements with any Seller or any other Person with respect to the voting or transfer of any of the equity securities of ST Holdco or the Company, or with respect to any other aspect of ST Holdco’s or the Company’s affairs.

(d) Neither ST Holdco nor the Company has, nor have they ever had, any Subsidiaries (nor has ST Holdco or the Company taken any steps to incorporate or form any Subsidiaries) and does not own or hold any equity interest or other security or interest (including the right to acquire any such security or interest) in any Person nor have any obligation to make any capital contribution or other investment in any Person. Since the date of its formation, ST Holdco has not carried on any business or conducted any operations other than acquiring and holding ownership of the Company following the Pre-Closing Restructuring Transactions. Other than its ownership of the Equity Interests of the Company following the Pre-Closing Restructuring Transactions, ST Holdco has no assets or liabilities and has not, nor has it ever had, any employees or independent contractors.

(e) No former direct or indirect holder of any equity interests of the Company has any claim or rights pending, threatened in writing or, to the Company’s knowledge, threatened orally, against the Company or Sellers, that remains unresolved or to which the Company or Sellers has or may have any Liability.

(f) Neither ST Holdco nor the Company has violated any federal, provincial or state securities Laws in connection with the offer, sale or issuance of its equity securities, and no such equity securities are subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal or any securities Laws.

(g) Each of the Consideration Spreadsheet and the Post-Closing Restructuring Capitalization Table delivered to Buyer prior to the Closing Date was prepared in a manner consistent with the Governing Documents of ST Holdco immediately prior to the Closing.

5.3 Noncontravention.

(a) Except as set forth on Schedule 5.3(a), the execution and delivery of this Agreement, the execution and delivery of this Agreement and any Ancillary Agreement to which ST Holdco or the Company is or will be a party, the fulfillment of and compliance with the respective terms hereof and thereof nor the consummation of the transactions contemplated hereby or thereby do not and shall not (i) conflict with or result in a breach of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance upon the Equity Interests, properties or assets of ST Holdco or the Company pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a material violation of or (vi) require any authorization, consent, approval, exemption or other action of or by, or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to, the Governing Documents of ST Holdco or the Company, or any Law, any Material Contract, any Lease or any Company Permit to which ST Holdco or the Company or its assets is subject.

(b) Neither ST Holdco nor the Company is party to or bound by any written or oral agreement or understanding with respect to a Company Transaction other than this Agreement. There is not any Action pending, threatened in writing or, to the Company’s knowledge, threatened orally before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, award, ruling or charge would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) result in any Party paying, or otherwise becoming subject to an obligation in respect of, damages or other relief in connection with the transactions contemplated hereby.

5.4 Financial Information.

(a) Attached hereto as Schedule 5.4(a) are true, correct and complete copies of the following financial statements: (i) the audited balance sheets of the Company as of December 31, 2024 and December 31, 2023 and the related statements of profit and loss for the fiscal years then ended; and (ii) the balance sheet of the Company as of April 25, 2025 (the ”Latest Balance Sheet”) and the related statement of profit and loss for the four (4)-month period then ended. Each of the foregoing financial statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects), present fairly in all material respects the financial condition and operating results of the Company and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject, to the absence of footnote disclosures (none of which footnote disclosures would, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition, operating results, value, cash flow or net worth of the Company). There has been no change in the accounting methods or practices of the Company since the earliest date covered by the foregoing financial statements, which is not expressly described therein.

(b) The Company Group maintains and complies, and at all times during the past three (3) years, has maintained and complied, in all material respects with a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed and their business is operated in all material respects in accordance with management’s general or specific authorization and with applicable Laws, and (ii) transactions are recorded as necessary to permit preparation of financial statements in all material respects in conformity with GAAP. At no time during the past three (3) years has (A) any significant deficiency or weakness in any system or internal accounting controls used by any member of the Company Group been identified by the Company’s accountants or management, (B) to the Company’s knowledge, any fraud or other wrongdoing that involves any of the management or other employees of any member of the Company Group who have role in the preparation of the financial statements referenced in Section 5.4(a) or the internal counting controls used by any member of the Company Group occurred or (C) any material claim or allegation regarding any of the foregoing been made.

(c) Except as set forth on Schedule 5.4(c), (i) all accounts and notes receivable of the Company Group (net of reserves for doubtful accounts as reflected in the calculation of the Estimated Closing Cash Merger Consideration as determined in accordance with GAAP) are or shall, as applicable, be valid receivables of the Company Group arising in the Ordinary Course of Business, (ii) no Person has any Encumbrance (other than a Permitted Encumbrance) on such receivables or any part thereof, (iii) there is no pending or, to the Company’s knowledge, threatened contest or dispute with respect to the amount or validity of any amount of any such account receivables, and (iv) all accounts payable and notes payable by the Company to third parties reflected on the Latest Balance Sheet have arisen from the purchase of goods and services in the Ordinary Course of Business and accurately reflect, in all material respects, all amounts owed by the Company with respect to trade accounts due and other payables as of the date of the Latest Balance Sheet. To the Company’s knowledge, the Company is not a party to, or has any commitment to become party to, any “off balance sheet” arrangement.

(d) Except as set forth on Schedule 5.4(d), all inventory of the Company Group reflected on the Latest Balance Sheet consists of a quantity and quality usable and salable in the Ordinary Course of Business, is not obsolete, defective, damaged or slow-moving, and is merchantable and fit for its intended use and is being actively marketed in normal commercial channels and in normal commercial quantities, subject only to the reserves for inventory write-downs for unmarketable, obsolete, defective or damaged inventory reflected on the Latest Balance Sheet. All inventory is owned by the Company Group free and clear of all Encumbrances (other than a Permitted Encumbrance), and no inventory is held on a consignment basis.

(e) Schedule 5.4(e) sets forth a true, correct and complete list as of the date hereof of (i) all outstanding Indebtedness of the Company (including all performance bonds, bid bonds, security bonds, payment bonds, surety bonds and letters of credit issued by or on behalf of the Company as of the date hereof, whether or not drawn or called), and (ii) all Transaction Expenses.

5.5 Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.5, no member of the Company Group has any material Liability arising out of any transaction entered at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, other than (a) liabilities reflected on the face of Latest Balance Sheet, (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or in connection with the transactions expressly contemplated by this Agreement (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, dilution, misappropriation, dilution, violation of Law or arising out of a claim or lawsuit), (c) obligations under contracts and commitments described on Schedule 5.9(a) or under contracts and commitments entered into in the Ordinary Course of Business which are not required to be disclosed on such Schedule pursuant to Section 5.9(a) (but not Liabilities for any breach of any such contract or commitment) and (d) liabilities and obligations expressly disclosed in the other Schedules referred to in this Article V.

5.6 No Material Adverse Effect. Since December 31, 2024, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect.

5.7 Absence of Certain Developments. Except as set forth on Schedule 5.7 or as expressly required by or referenced in this Agreement, since December 31, 2024, each member of the Company Group has operated only in the Ordinary Course of Business, and no member of the Company Group has:

(a) discharged or satisfied any Encumbrance or paid any Liabilities exceeding $100,000 in the aggregate, other than current liabilities paid in the Ordinary Course of Business;

(b) declared, set aside or made any payment or distribution of cash or other property to any of its equityholders with respect to such equityholder’s equity interest, as dividends or otherwise;

(c) purchased, redeemed or otherwise acquired, granted or issued any Equity Interests (including any warrants, options, other rights to acquire its shares, units, membership interests or other equity securities or equity or equity-based incentive awards or phantom equity);

(d) sold, assigned, transferred, leased, subleased, licensed or sublicensed any of its tangible properties or assets, except sales of inventory in the Ordinary Course of Business;

(e) (i) sold, assigned, transferred, abandoned, permitted to lapse or expire, licensed, sublicensed, abandoned, subjected to any Encumbrance (other than a Permitted Encumbrance) or otherwise disposed of any Intellectual Property Rights or (ii) disclosed any Confidential Information to any Person (other than to Buyer and its Affiliates or other than in the Ordinary Course of Business in circumstances in which it has imposed reasonable and customary confidentiality restrictions preserving all rights of the Company Group), disclosed, licensed, released, delivered, escrowed or made available any source code or knowingly received any Confidential Information of any Person in violation of any obligations of confidentiality;

(f) (i) announced or granted any bonus, severance, retention, change in control or transaction bonus in excess of $50,000 to any current or former employee, officer, director, or other individual service provider or group of employees, or made or granted any increase or decrease in the compensation or benefits available to such individual(s) except for regular increases to base compensation and benefits in the Ordinary Course of Business, (ii) amended, modified or terminated any existing Plan (except as required by applicable Law) or adopted any new Plan (except as required by applicable Law) resulting in additional material Liability for any member of the Company Group, (iii) entered into, amended, modified, extended, negotiated, or terminated any Labor Agreement or employment agreement, (iv) recognized or certified any labor union, works council, or other labor organization or employee representative or group of employees as the bargaining representative for any employees of any member of the Company Group, or (v) taken any action to accelerate the time of payment, funding or vesting of any payments or benefits (including equity or equity-based compensation) payable or provided to any current or former employee, officer, director, or other individual service provider or group of employees;

(g) implemented or announced any location closing, layoff, reduction in force, salary or wage reduction, or furlough, of employees;

(h) terminated (without cause) or implemented a temporary layoff of any employee or independent contractor with annual compensation in excess of $200,000;

(i) waived or released any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(j) suffered any extraordinary financial losses or cancelled or waived any debts, claims or other rights (whether or not in the Ordinary Course of Business) in excess of $100,000 in the aggregate;

(k) waived, settled or compromised any claim, other than waivers, settlements or compromises in the Ordinary Course of Business involving solely monetary payments not in excess of $25,000 in the aggregate;

(l) suffered any damage, destruction or casualty loss to one of its assets or properties exceeding in the aggregate $100,000, whether or not covered by insurance;

(m) made any commitment for capital expenditures in an amount in excess of $250,000 in the aggregate that remain unpaid, other than commitments communicated to the Buyer or its Affiliates in writing prior to the date hereof;

(n) made any charitable pledges exceeding in the aggregate $10,000 or made any political contributions;

(o) made any loans or advances to any Person of more than $10,000;

(p) made any change in any method of accounting or accounting policies;

(q) (i) made, changed or revoked any income or other material Tax election, (ii) settled, compromised or abandoned any Action, audit or examination in respect of any income or other material Tax or income or other material Tax Return or any Tax claim or assessment in respect of income or other material Taxes, (iii) filed any amended income or other material Tax Return, (iv) entered into any closing agreement within the meaning of Section 7121 of the Code or similar agreement with respect to Tax, (v) adopted or changed any material Tax accounting method or any Tax accounting period, (vi) agreed to (or requested) an extension or waiver of a Tax statute of limitations period applicable to any income or other material Tax claim or assessment (other than as a result of an automatic extension of time in which to file a Tax Return), or (vii) affirmatively surrendered any right to claim a refund of material Taxes;

(r) sought (nor has any Affiliate of the Company Group that would be aggregated with any member of the Company Group and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act;

(s) amended, modified or terminated any contract which, but for such termination, amendment or modification would be a Material Contract;

(t) delayed, postponed or cancelled the payment of any accounts payable or any other Liability, agreed or negotiated with any party to extend the payment date of any accounts payable or accelerate the collection of any accounts or notes receivable or otherwise change its practices with respect to payables, receivables or cash management;

(u) incurred any Indebtedness exceeding $100,000, or subjected any assets or properties to any Encumbrances (other than Permitted Encumbrances); or

(v) agreed or committed, whether orally or in writing, to do any of the foregoing.

5.8 Assets.

(a) Except as set forth on Schedule 5.8(a), each member of the Company Group has good and marketable title to, or a valid leasehold interest in, and exclusive possession of, all properties and assets used in, necessary for, or developed for the operation of the Business located on any of their premises or shown on the Latest Balance Sheets or acquired after the date thereof (other than inventory sold or disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheets) (the “Assets”), free and clear of all Encumbrances (except for Permitted Encumbrances). Except as set forth on Schedule 5.8(a), all the assets comprising property, plant and equipment of the Business are in all material respects in good working order and condition in accordance with prevailing industry practice, ordinary repair, wear and tear excepted (other than equipment held for use as sources of spare parts or being repaired in the Ordinary Course of Business).

(b) Except as set forth on Schedule 5.8(b), the Assets of the Company Group include all of the assets, whether tangible or intangible, real or personal, that are used in or are necessary for the operation of the Business as presently conducted.

5.9 Contracts and Commitments.

(a) Except as set forth on Schedule 5.9(a), no member of the Company Group is party to or bound by any written or oral:

(i) Contract involving (A) the acquisition or disposition of any business enterprise, division, product line, material assets, material properties or Person, (B) any equity or debt investment in or any loan to any Person, (C) involving a joint venture, partnership or other agreement involving the sharing of profits, losses, costs or liability by the Company with any other Person or (D) any “earn-out”, contingent purchase price or similar contingent or deferred payment obligation;

(ii) profit sharing, option, profits interests, phantom interest, restricted unit, incentive equity, employee equity purchase, cash bonus, equity-based bonus or other plan or arrangement providing for deferred or other incentive compensation (but excluding arrangements for the payment of regular wages and salary) to current or former employees or other individual service providers, or any other Plan or employee benefit plan or arrangement, or any severance agreements, programs or policies or arrangements in the form of individual agreements or arrangements;

(iii) contract for the employment, retainer or engagement of any officer, director, manager, individual employee or individual independent contractor that is not terminable at-will or without at least 30 days’ prior written notice, or agreement providing for retention, change of control or severance payments to loans to current or former officers, directors, managers, employees, or individual independent contractors that may become due and payable in connection with the Closing (either alone or in connection with any other event);

(iv) Labor Agreement;

(v) contract under which any member of the Company Group has advanced or loaned any other Person amounts in the aggregate exceeding $50,000 or contract under which any Person would be deemed to have Indebtedness to any member of the Company Group in amounts in the aggregate exceeding $50,000;

(vi) agreement or indenture relating to Indebtedness (including all performance bonds, bid bonds, security bonds, payment bonds, surety bonds and letters of credit issued by or on or behalf of any member of the Company Group as of the date hereof, whether or not drawn or called) or the mortgaging, pledging or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any asset(s) or property(ies) of any member of the Company Group;

(vii) lease or agreement under which any member of the Company Group is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $50,000;

(viii) lease or agreement under which any member of the Company Group is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by any member of the Company Group, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $50,000;

(ix) contracts pursuant to which any Intellectual Property Rights are licensed or granted by any member of the Company Group to any Person or by any Person to any member of the Company Group and any other contracts restricting or otherwise affecting Company Group’s ability to own, register, use, transfer, license, disclose, enforce or otherwise exploit any Company IP (or any assignment, license, royalty, development (and co-development), concurrent use, settlement, consent to use, covenant not to sue, software escrow and indemnification agreements relating to any Intellectual Property Rights, in each case other than any Off-the-Shelf Software Licenses or other Incidental Licenses), each of which shall not be required to be set forth on, but shall be deemed to be set forth on, Schedule 5.9(a)(ix));

(x) warranty agreement with respect to its services rendered or its products sold or leased, other than any warranty provided in the Ordinary Course of Business;

(xi) any indemnity or similar agreement with a surety (excluding any contracts entered into in the Ordinary Course of Business the primary purpose of which is not indemnification or surety);

(xii) contract with a Material Customer;

(xiii) contract with a Material Supplier;

(xiv) settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which any member of the Company Group will have any outstanding obligation following the Closing;

(xv) Government Contract which involves consideration in the aggregate in excess of $5,000,000;

(xvi) sales representative, commission or similar agreement, other than those entered into in the Ordinary Course of Business;

(xvii) contract under which pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other third parties (including any contract containing “most favored nation” or “tracking customer” or “best pricing” provisions) or other contracts where exclusive sales, distribution, marketing or other exclusive rights, rights of refusal or rights of first negotiation are granted or received;

(xviii) contract which provides for or otherwise includes a minimum volume or purchase requirement or similar obligation or arrangement;

(xix) any contract containing any provision or covenant that binds or purports to bind “Affiliates” of any member of the Company Group or any of their respective assets; or

(xx) contract prohibiting or restricting any member of the Company Group from freely engaging in any business or competing anywhere in the world.

(b) All of the contracts, leases, agreements and instruments set forth or required to be set forth on Schedule 5.9(a) (collectively, the “Material Contracts”) are valid, binding and enforceable in accordance with their respective terms, in each case, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 5.9(b), (i) each member of the Company Group has performed all obligations required to be performed by it and is not in material default under or in breach of nor in receipt of any written or, to the knowledge of the Company Group, oral claim of default or breach under any Material Contract to which it is subject, (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance under any Material Contract to which any member of the Company Group is subject, (iii) to the Company’s knowledge, no Material Contract by which any member of the Company Group is bound is currently subject to or is expected to be subject to cancellation or any other modification by the other party(ies) thereto or is subject to or is expected to be subject to any penalty, right of set-off or other charge by the other party(ies) thereto for late performance or delivery, (iv) there is not any material breach or, to the Company’s knowledge, anticipated breach by the other party(ies) to any Material Contract to which any member of the Company Group is a party and (v) no member of the Company Group nor any counterparty(ies) to any Material Contract to which such member of the Company Group is a party has claimed a force majeure with respect thereto. The Company has made available to Buyer a true, correct and complete copy (including all exhibits, annexes or other attachments thereto and all amendments, waivers or other changes) of each Material Contract.

5.10 Intellectual Property Rights.

(a) Schedule 5.10(a) contains a complete and accurate list of all (i) applied-for, registered or issued Intellectual Property Rights owned by, registered to, or filed in the name of any member of the Company Group, including internet domain name registrations (collectively, the “Registered Company IP”) and (ii) Company Products. All Registered Company IP and, to the extent capable of being subsisting, valid, or enforceable, all other Company IP is subsisting, valid and enforceable. A member of the Company Group (A) exclusively owns and possesses all right, title and interest in and to all Company IP and (B) has sufficient rights pursuant to a valid and enforceable license (each of which is listed on, or deemed to be listed on, Schedule 5.9(a)(ix) to, all other Business IP, in each case of clauses (A) and (B), free and clear of all Encumbrances other than Permitted Encumbrances. The Business IP and Company Systems will be owned, licensed, or available for use by the Company Group immediately after the Closing Date on terms and conditions identical in all material respects to those under which the Company Group owned or used the Business IP and Company Systems immediately prior to the Closing Date, without any additional payments that would not have been required absent the execution of this Agreement or the consummation of the transactions contemplated by this Agreement. No Business IP is subject to any consent, settlement, or ruling, determination, award (including any arbitration award), decree, writ, judgment, stipulation, injunction, or order prohibiting or restricting any member of the Company Group’s use, ownership, enforcement or other exploitation or disposition thereof.

(b) There are no and there have not been during the past three (3) years any Actions pending, threatened in writing or, to the Company’s knowledge, threatened orally by or against, or sent or received in writing by, any member of the Company Group asserting, contesting, or based on any Company IP or other Intellectual Property Right (including the validity, use, ownership, registrability, scope, or enforceability thereof or infringement, misappropriation, or dilution thereof, or other conflict therewith) or Data Security Requirement, Personal Information or Security Incidents. No member of the Company Group, nor the conduct of their respective businesses, has infringed, misappropriated, diluted, or otherwise violated, or infringes, misappropriates, dilutes, or otherwise violates, any Intellectual Property Rights of any other Person. To the Company’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating, any Company IP.

(c) The Company Group owns or otherwise has a sufficient and valid right to use all Company Systems as used in the business of the Company Group as currently conducted, and has complied in all material respects with the terms and conditions of the agreements relating to the Company Systems. The Company Systems are sufficient for the current operations of the Company Group and except as would not reasonably be expected to be material to the Company Group or the Company Systems, are free from any Malicious Code. The Company Group has taken reasonable precautions to (i) protect the confidentiality, integrity and security of the Company Systems and all Trade Secrets and Personal Information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification and (ii) ensure that all Company Systems operate and run in a reasonable business manner in all material respects. In the past three (3) years, there have been no failures or other adverse events affecting any of the Company Systems that have caused any material disruption in or to the use of such Company Systems or the business of any member of the Company Group. The Company Group has in place reasonable business continuity and disaster recovery plans, which have been periodically tested in all material respects, and acts in compliance therewith.

(d) At all times during the past three (3) years, each member of the Company Group has been, and is, in compliance in all material respects with all Data Security Requirements. In the past three (3) years, there have been no material Security Incidents, including any that has required notifications to any Person under Privacy Laws with respect to any Company Systems or any Personal Information stored therein or transmitted thereby or that otherwise materially adversely affected the business of any member of the Company Group. No notices with respect to actual or alleged violations of Privacy Laws or other Data Security Requirements have been received by any member of the Company Group. The transactions contemplated by this Agreement will not materially violate or otherwise result in any liabilities in connection with any Data Security Requirements.

(e) The Company Group has taken actions reasonably necessary to maintain and protect all of the Business IP (including the secrecy, confidentiality and value of all Confidential Information and the source code to or constituting any Software). Upon creation, authorship, conception or development of any Intellectual Property Rights by any current or former employee, consultant, or independent contractor of any member of the Company Group, the sole ownership of any such Intellectual Property Rights automatically vested in a member of the Company Group. All such Persons have signed, executed and delivered to a member of the Company Group a valid and enforceable written contract providing for (i) the confidentiality and non-disclosure by such Person of all Trade Secrets of the Company Group and (ii) the assignment by such Person (by way of a present grant of assignment) to a member of the Company Group of all right, title, and interest in and to such Intellectual Property Rights and any Intellectual Property Rights otherwise arising out of such Person’s employment by, engagement by, or contract with any member of the Company Group, in accordance with all Laws and without further consideration or any restrictions or obligations on any member of the Company Group. No Trade Secrets of any member of the Company Group have been disclosed or authorized to be disclosed to any Person, other than in the Ordinary Course of Business pursuant to a written confidentiality contract with reasonable protections of, and preserving all rights of, the Company Group. To the Company’s knowledge, no Person is in breach of any contract referenced in this section. No current or former employee of any member of the Company Group or other third party has claimed any right, title or interest in or to any Business IP.

(f) No Intellectual Property Rights included in the Company IP were (in whole or in part) authored, created, conceived, developed, or reduced to practice by or on behalf of, or with or using any personnel, grants, funds, facilities, Intellectual Property Rights or other resources of, a Sponsor, and no Person who was involved in, or who contributed to, the authorship, creation, conception, development, or reduction to practice of any such Company IP was employed by, under contract to, or performed services for any Sponsor during a period of time during which such Person was also performing services for any member of the Company Group related to the development of such Company IP. No Sponsor has any claim or right in or to any Company IP.

(g) No source code to or constituting any Company Product has been disclosed, made available, licensed, or released to any Person or placed in escrow (and no member of the Company Group has agreed to, or is otherwise required to, do any of the foregoing under any circumstance). There are no Third-Party Components other than Open Source Software incorporated or embedded into the Company Products. No Company Product uses, incorporates, combines with, links with, is provided as a service or application in connection with or is otherwise integrated, bundled, or distributed with any Open Source Software in a manner that (i) requires any member of the Company Group to distribute (or condition any grant of rights on the distribution of) any source code for or included in any Company Product to any third party, (ii) requires or creates obligations for any member of the Company Group to grant, or purport to grant, or condition any grant of rights upon the granting, to any third party any rights or immunities under any Company IP (including conditional licenses, patent non-asserts or patent licenses), or (iii) imposes (or requires or conditions any grant of rights upon the imposition of) any present economic limitations on any member of the Company Group’s commercial exploitation thereof. With respect to any Open Source Software that any member of the Company Group uses, or used historically, in any way in connection with any Company Product, such member of the Company Group complies and has complied, in all material respects, with all applicable licenses with respect thereto.

5.11 Litigation. Except as set forth on Schedule 5.11, during the past three (3) years there has not been, and there is not currently, any material Action pending or threatened in writing or, to the Company’s knowledge, orally threatened, by or against or affecting any member of the Company Group or their respective businesses (or to the Company’s knowledge, pending or threatened by or against or affecting any of the officers, managers, employees, agents or representatives of any member of the Company Group with respect to their respective businesses), or pending or threatened by any member of the Company Group against any Person, at law or in equity, or before or by any Governmental Authority, and, to the Company’s knowledge, there is no basis for any of the foregoing. Except as set forth on Schedule 5.11, the Company Group is fully insured with respect to each of the matters set forth on Schedule 5.11. No member of the Company Group nor their respective businesses or assets are subject to any award (including any arbitration award), decree, writ, judgment, ruling, stipulation, injunction or order, enacted, issued, adopted, promulgated, entered into or applied by any Governmental Authority. Other than as set forth on Schedule 5.11, each such Action pending, threatened or under investigation is, subject only to deductibles and self-insured retentions set forth on Schedule 5.16, fully insured under an Insurance Policy.

5.12 Compliance with Laws; Permits and Licenses. Except as set forth on Schedule 5.12:

(a) At all times during the past three (3) years, each member of the Company Group and each of its equityholders, members, officers, directors, managers, employees and Affiliates and each agent acting on any of their respective behalf have complied, and are in compliance, in all material respects with all applicable Laws. At all times during the past three (3) years, no written or, to the Company’s knowledge, oral notices have been received by and no claims have been filed against, any member of the Company Group alleging a violation of any such Laws.

(b) Each member of the Company Group is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify except where the failure to be so qualified would not result in a Material Adverse Effect. Each member of the Company Group holds and is in compliance with in all material respects, and at all times during the past three (3) years, each member of the Company Group has held and been in compliance with in all material respects, all certificates of occupancy, permits, licenses, franchises, bonds, approvals, certificates, qualifications, registrations, accreditations and other authorizations of all Governmental Authorities and non-Governmental Authorities required for the conduct of the business of each member of the Company Group and the ownership, use, occupancy, maintenance and operations of its properties and assets in the conduct of the business of the Company Group (collectively, the ”Company Permits”). Schedule 5.12(b) sets forth a list of all of the Company Permits. No written or, to the Company’s knowledge, oral notices have been received by any member of the Company Group alleging the failure to hold or comply with any Company Permit or any Law or threatening cancellation, termination or modification of any Company Permit. The Company has made available to the Buyer Group true, correct, and complete copies of all such Company Permits set forth on Schedule 5.12(b).

5.13 Environmental Matters.

(a) Each member of the Company Group is, and at all times during the past three (3) years has been, in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with all Company Permits required by or pursuant to Environmental Laws.

(b) At all times during the past three (3) years there have not been, and there are not currently, any Actions pending, threatened in writing or, to the Company’s knowledge, threatened verbally against any member of the Company Group, and no member of the Company Group has received any notice, report, claim, order, directive or other information, in each case, in writing or, to the Company’s knowledge, verbally, alleging any material violation of, or material Liability under, Environmental Laws.

(c) No member of the Company Group has treated, stored, disposed of, permitted or arranged for the disposal of, transported, distributed, generated, handled, released, manufactured or exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case, as had given or as would give rise to any material Liabilities of any member of the Company Group under any Environmental Law.

(d) No member of the Company Group has assumed, undertaken, provided an indemnity with respect to or otherwise become subject to, any Liability of any other Person with respect to Environmental Laws or any Hazardous Substance.

(e) Each member of the Company Group has made available to the Buyer Group true, correct and complete copies of all environmental audits, assessments, and reports and other material environmental, health or safety documents or information relating to any member of the Company Group or its current or former properties, facilities or operations that are in the possession, custody or under the reasonable control of any member of the Company Group.

5.14 Employees.

(a) The Company Group has provided a complete and correct list, as of the date hereof, setting forth each employee of the Company Group, and their (i) name or where not permitted by Law, identification number, (ii) job title, (iii) work location, (iv) status as full or part time, (v) hire date, (vi) exempt or non-exempt classification under the Fair Labor Standards Act and any analogous Law, (vii) current annual salary or hourly wage rate (as applicable), (viii) bonus and commission entitlement, (ix) whether any employee is on a leave of absence (and anticipated return date), (x) employing entity, and (xi) accrued, unused vacation or other paid time off.

(b) Except as set forth on Schedule 5.14(b), (i) at no time has any member of the Company Group been party to or bound by any Labor Agreement with any works council, labor organization, union, or association or employee representative, nor has any employee of any member of the Company Group been represented by a labor union, works council or other labor organization or association or other employee representative with respect to their employment with the Company Group; (ii) at all times during the past three (3) years, each member of the Company Group has complied and is in compliance in all material respects with all Laws relating to employment, labor, and employment practices (including without limitation Laws relating to terms and conditions of employment, wages, hours, classification of employees and workers (including classification of independent contractors and exempt and non-exempt employees), employee leave issues, employee trainings and notices, human rights, employment standards, workers’ compensation, labor relations, COVID-19, plant closings, furloughs, and layoffs (including the WARN Act), occupational health and safety and accessibility, disability rights and benefits, workplace safety and insurance, immigration (including the completion of Forms I-9 for all employees and confirmation of employee visas), whistleblowing, pay equity, pay transparency, restrictive covenants, equal opportunity, collective bargaining, affirmative action, fair labor standards, nondiscrimination and non-retaliation, harassment, employment equity, and the withholding, collection, remittance and payment (as the case may be) of unemployment insurance and employment-related Taxes); (iii) there is no actual, pending, or, to the Company’s knowledge, threatened, strike, slow-down, work interruption, stoppage, lockout, walkout, grievance, labor arbitration, hand billing, picketing, unfair labor practice charge, or other labor or employment dispute against or involving any member of the Company Group, and during the past three (3) years, no such dispute has occurred or, to the Company’s knowledge, has been threatened; (iv) there are no actual, pending, or, to the Company’s knowledge, threatened union organizing, representation, certification or decertification activities or proceedings and no such activities or proceedings have occurred during the past three (3) years; (v) to the Company’s knowledge, no current or former employee or independent contractor of any member of the Company Group is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation (A) owed to any member of the Company Group or (B) owed to any third party with respect to such person’s right to be employed or engaged by any member of the Company Group; and (vi) to the knowledge of the Company Group, no employee of the Company Group with annualized compensation of $100,000 or more has any intention to terminate his or her employment within the first twelve (12) months following the Closing.

(c) At all times during the past three (3) years, no member of the Company Group has implemented any employee layoffs, furloughs, temporary layoffs, reductions in force, early retirement programs, or other voluntary or involuntary employment termination programs (other than individual employee terminations in the Ordinary Course of Business), including terminations of employees or other personnel actions that triggered notice obligations under the WARN Act.

(d) The Company has made available to Buyer all inspection reports or orders issued by a Governmental Authority to any member of the Company Group during the past three (3) years under the Occupational Health and Safety Act and the employee occupational health and safety Laws of any other applicable jurisdiction. Each member of the Company Group has implemented the necessary safety and health programs in compliance in all material respects with the Occupational Safety and Health Act. Each member of the Company Group has properly recorded all injuries and illnesses on its OSHA 300’s and OSHA 301’s or equivalent for the past three (3) years, and no member of the Company Group has received any repeat or willful citations from the Occupational Safety and Health Administration or state safety and health agencies.

(e) All obligations of any member of the Company Group for wages, salaries, wage premiums, commissions, bonuses, vacation pay, holiday pay, sick leave pay, severance and termination payments, or fees and other compensation which have come due and payable under applicable Law, contract or policy of any member of the Company Group, including to its current and former managers, officers, employees and independent contractors, have been fully and timely paid. No member of the Company Group is liable for any fines, Taxes, interest or other penalties for any failure to pay or delinquency in paying such compensation.

(f) Each individual who is providing or has provided services to any member of the Company Group in the past three (3) years and who is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider is, and at all times during the past three (3) years has been, properly classified and treated as such for all applicable purposes.

(g) Each member of the Company Group has reasonably investigated all sexual harassment, or other harassment, discrimination, or retaliation allegations which have been reported to the Company Group or of which the Company Group otherwise has knowledge. With respect to each such allegation reasonably determined to have merit, each member of the Company Group has taken prompt corrective action that is reasonably calculated to prevent further improper action, and no member of the Company Group reasonably expects to incur any material Liability with respect to any such allegation.

(h) No member of the Company Group has otherwise experienced any material employment-related Liability with respect to COVID-19. No current or former employee or individual independent contractor of any member of the Company Group has filed or threatened any Actions against any member of the Company Group related to COVID-19.

5.15 Employee Benefit Plans.

(a) Schedule 5.15(a) sets forth an accurate and complete list of each material Plan. A “Plan” is each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), as well as each other benefit or compensation plan, program, contract, policy, agreement or arrangement, including any bonus, deferred compensation, stock option, stock purchase, profits interests, equity or equity-based, retirement, pension, savings, employment, individual consulting, separation, severance, incentive, commission, retention, transaction bonus, profit sharing, death benefit, fringe benefit, accident, disability, vacation, paid time off, sick leave, change of control, health or other welfare benefit plan, program, policy, agreement or arrangement, whether written or oral, involving direct or indirect benefits, (other than employment agreements, individual consulting agreements, or offer letters entered into in the Ordinary Course of Business that do not provide for any severance or change in control payments or benefits, or similar payments or benefits), maintained, sponsored or contributed to, or obligated to be contributed to by any member of the Company Group or any of their respective Affiliates, or with respect to which any member of the Company Group has any Liability or obligation.

(b) No member of the Company Group maintains, contributes to or has any obligation to contribute to, nor has maintained, contributed to or had any obligation to contribute to or have any other Liability or obligation (including current or potential withdrawal liability) with respect to, and no Plan is or has been any (i) “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) “defined benefit plan” (as defined in Section 3(35) of ERISA), or any other plan that is or was subject to Section 412 or 430 of the Code or Title IV of ERISA, or that is not otherwise fully funded through assets held in trust or through insurance, whether or not terminated, (iii) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or (iv) “multiple employer plan” within the meaning of 210 of ERISA or Section 413(c) of the Code. No member of the Company Group has any current or contingent liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(c) No Plan provides, and no member of the Company Group has any current or potential obligation, under any Plan or otherwise, to provide post-ownership, post-employment or post-termination medical, health, life insurance or other welfare benefits for any Person (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable Law for which the recipient pays the full premium cost of coverage).

(d) With respect to each Plan, all required payments (including all employer contributions and employee salary reduction contributions), premiums, contributions, distributions, reimbursements or accruals for all periods ending prior to or as of the Closing that are due on or before the Closing Date have been timely made in accordance with the terms of the Plan and in compliance in all material respects with the requirements of applicable Law, including within the time periods prescribed by ERISA, the Code and applicable Law and all such payments, premiums, contributions, distributions, reimbursements or accruals ending on or prior to the date hereof that are not yet due have been made or properly accrued for. None of the Plans have any unfunded liabilities which are not reflected on the Latest Balance Sheets in accordance with GAAP, other than with respect to the ESOP Loan Receivable.

(e) Each Plan and all related arrangements, agreements, trusts, insurance contracts and funds are and have been established, maintained, funded, operated, invested and administered (including the filing of any required governmental forms or participant distributions) in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws and no act or omission has occurred and no condition exists with respect to any Plan that would reasonably be expected to subject any member of the Company Group, any member of the Buyer Group or any of their respective Affiliates to any material fine, penalty, Tax, Encumbrance or other Liability imposed by ERISA, the Code or any other applicable Law. Each member of the Company Group and each of their respective Affiliates has complied and is in compliance with the requirements of COBRA as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“ACA”). No member of the Company Group has incurred (whether or not assessed), and is not reasonably expected to incur or to be subject to, any Tax or other penalty under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980B, 4980D or 4980H of the Code.

(f) There has been no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA) and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Plan that would reasonably be expected to result in any Liability to any member of the Company Group. There are no pending or threatened Actions (other than routine and undisputed claims for benefits) pending or, to the Company’s knowledge, threatened with respect to any Plan or against the assets of any Plan and there are no facts or circumstances which would reasonably be expected to give rise to any such Actions. Neither a Plan nor any fiduciary thereof has within three (3) years prior to the date hereof been the subject of an audit, investigation or examination by any Governmental Authority.

(g) Each Plan that is or was intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter or opinion letter, as applicable, from the IRS, under which the Plan is currently entitled to rely upon, that such Plan is qualified under Section 401(a) of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Plan and all Plans are registered, where required, and if intended to qualify for special tax treatment, satisfies all requirements for such treatment.

(h) With respect to each Plan, the Company Group has delivered to the Buyer Group, as applicable, complete, current and correct copies of (i) the plan documents (or written descriptions of any unwritten Plans), including any trust documents and summary plan descriptions with any applicable summaries of material modifications thereto, (ii) the most recent determination or opinion letter received from the IRS, (iii) the most recent annual report required to be filed with any Governmental Authority

(including any Form 5500, with all applicable attachments), (iv) all related trust agreements, insurance contracts, administrative agreements and other funding arrangements that implement each Plan and (v) any nonroutine communications to or from any Governmental Authority, or any nonroutine notices to or from any Governmental Authority relating to a Plan. Except as specifically provided in the foregoing documents delivered or made available to the Buyer Group, there are no amendments to any Plan that have been adopted or approved nor has any member of the Company Group undertaken to make any such amendments or to adopt or approve any new Plan.

(i) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) could, directly or indirectly (i) entitle any current or former director, officer, employee or other service provider of any member of the Company Group to any severance pay or benefits, unemployment compensation or any other payment or benefit, (ii) give rise to any Liability under any Plan, including Liability for withdrawal liability, (iii) accelerate the time of payment, funding or vesting of any amounts due, or increase the amount of compensation payable or benefits provided to any officer, director, manager, employee or other service provider of any member of the Company Group (whether current, former or retired) or their beneficiaries, (iv) result in the forfeiture of compensation or benefits under any Plan or restrict the right of any member of the Company Group to amend or modify any Plan or (v) result in the forgiveness of any loan made to any officer, director, manager, employee or other individual service provider of any member of the Company Group (whether current, former or retired).

(j) Without limiting the generality of the other provisions of this Section 5.15(j), with respect to the ESOP: (i) the ESOP was validly authorized and established in accordance with all applicable laws; (ii) the ESOP is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA; (iii) the ESOP is qualified under Section 401(a) and 4975(e)(7) of the Code, and the IRS has timely issued, and the ESOP is entitled to rely upon, a current favorable determination letter with respect to the tax-qualified status of the ESOP under Section 401(a) and 4975(e)(7) of the Code, and nothing has occurred which could reasonably be expected to adversely affect the qualification of the ESOP; (iv) any transaction to which the ESOP was a party involving the purchase, sale or exchange of any security complied with the applicable requirements of ERISA and the Code, including Section 3(18) of ERISA; (v) all amendments and actions required to bring the ESOP into conformity with the applicable provisions of the Code, ERISA and other applicable laws have been made or taken; (vi) all stock owned by the ESOP is, and all employer securities at any time held by the ESOP have at all times been, “employer securities” as defined in Section 409(l) of the Code, and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA and Section 4975(e)(8) of the Code; and (vii) except as set forth on Schedule 5.15(j), there are no contracts or agreements that require the Company to indemnify the Trustee, other fiduciaries of the ESOP, or their financial advisors.

(k) No member of the Company Group has any Liability by reason of an individual who performs or performed services for any member of the Company Group in any capacity being improperly excluded from participating in any Plan or any Person being improperly allowed to participate in any Plan.

For purposes of this Section 5.14(e), the term “Company” includes all entities, lines of business or other Persons, that, together with the members of the Company Group, at any relevant time would be treated as single employer with the Company Group pursuant to Section 414 of the Code.

5.16 Insurance. Schedule 5.16 sets forth a true, correct and complete list of all currently active policies, binders and insurance contracts that are maintained by or for the benefit of any member of the Company Group (the “Insurance Policies”), including the name of the insurer, type of policy, policy number, effective date, limits and deductibles, together with a list of all “self-insurance” programs and a list of the claims history of each member of the Company Group during the past three (3) years. Each of the Insurance Policies is in full force and effect with all premiums due having been paid in full, and no member of the Company Group is in default under any Insurance Policy. No member of the Company Group has received any written or, to the Company’s knowledge, oral notice of cancellation, termination, non-renewal or denial of coverage with respect to any Insurance Policy. None of the policy limits under any of the Insurance Policies have been materially eroded by the payment of claims. There is no claim pending under any Insurance Policy as to which coverage has been denied, disputed or, to the Company’s knowledge, questioned by the underwriter of such Insurance Policy. The Insurance Policies are (a) to the Company’s knowledge, of the type and in the amounts customarily carried by Persons conducting a business similar to the Company Group and (b) sufficient for compliance in all material respects with all applicable Laws and Material Contracts to which any member of the Company Group is a party or by which it is bound. At no time during the past three (3) years has there been any lapse in coverage of the insurance carried by any member of the Company Group. None of the Insurance Policies provides for any retrospective premium adjustment or other experience-based liability on the part of any member of the Company Group. No member of the Company Group has received any cash or cash equivalents in connection with any insurance claim(s) which has not been used to remediate the underlying damage, destruction or loss giving rise thereto.

5.17 Tax Matters.

(a) Each member of the Company Group has timely filed with the appropriate Taxing Authority all income and other material Tax Returns filed or required to be filed by it and all such Tax Returns are true, correct, complete and accurate in all material respects and were prepared in compliance in all material respects with all applicable Laws. No member of the Company Group has requested or obtained any extension of the time (other than an automatic extension of time not requiring the consent of the applicable Taxing Authority obtained in the Ordinary Course of Business) in which to file any Tax Return that has not been filed or to pay any Tax that has not been paid. All amounts of income and other material Taxes due and payable by any member of the Company Group (whether or not shown or required to be shown on any Tax Return) have been paid, and each member of the Company Group has withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, independent contractor, unitholder, creditor or other third party. The unpaid Taxes of any member of the Company Group did not, as of the date of the Latest Balance Sheets, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) accrued on the face of the Latest Balance Sheets (rather than in any notes thereto) and do not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the members of the Company Group in filing their Tax Returns for items arising in the Ordinary Course of Business. Since the date of the Latest Balance Sheets, no member of the Company Group has incurred any Liability for Taxes outside the Ordinary Course of Business, other than any Taxes resulting from the transactions expressly contemplated by this Agreement.

(b) (i) No member of the Company Group has waived or consented to extend any statute of limitations in respect of any Taxes or Tax Returns, agreed to any extension of time with respect to a period of Tax collection, assessment or deficiency for any taxable period and no such request to waive or extend is outstanding, in each case, other than as a result of an automatic extension of time in which to file the associated Tax Return not requiring the consent of the applicable Taxing Authority obtained in the Ordinary Course of Business; (ii) no written claim has ever been received by a member of the Company Group from a Governmental Authority in a jurisdiction where a member of the Company Group does not file a particular type of Tax Return, or pay a particular type of Tax, that such member of the Company Group is or may be subject to that type of taxation by, or required to file that type of Tax Return in, that jurisdiction; (iii) no member of the Company Group has, nor has ever had, a permanent establishment or fixed place of business outside of the country of its formation; and (iv) there are no Encumbrances for Taxes upon the assets of any member of the Company Group other than Taxes not yet due and payable.

(c) There is no Action, audit or examination pending or threatened in writing with respect to any member of the Company Group in respect of any Tax or Tax Return and no member of the Company Group has received from any Taxing Authority (including jurisdictions where any member of the Company Group has not filed Tax Returns) (i) any notice in writing of actual or threatened audits, Actions or other review, (ii) any written request for information related to Tax matters or (iii) any notice in writing of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against any such member of the Company Group.

(d) No member of the Company Group has made any payments or provided benefits, or is obligated to make any payments or provide benefits, and is not party to any agreement (whether written or unwritten) that has resulted or could result, separately or in the aggregate, in the payment (whether in cash, property or the vesting of property) or provision of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of any state, provincial, local or non-U.S. Tax Law).

(e) No member of the Company Group: (i) has been a member of a consolidated, combined, affiliated, unitary, aggregate or other group for Tax purposes (other than a group the common parent of which is the Company); or (ii) has any liability for Taxes of any Person (other than itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise by operation of Law.

(f) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing Date; (D) prepaid amount received or revenue deferred accrued prior to the Closing, in each case, other than in the Ordinary Course of Business; or (E) intercompany transaction occurring or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) existing on or prior to the Closing Date. No member of the Company Group will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(g) Within the last two (2) years, no member of the Company Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h) No member of the Company Group owns an interest, directly or indirectly, in any joint venture, partnership, limited liability company, association, or other entity that is treated as a partnership for U.S. federal, state, or local income tax purposes.

(i) No member of the Company Group is or ever has been a party to or claimed any Tax benefit from any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) or any similar or corresponding provision of U.S. state or local or non-U.S. Tax Law.

(j) No member of the Company Group has, and no officer, director, manager, employee or other service provider of any member of the Company Group (whether current, former or retired) has incurred any liability (including as a result of any indemnification obligation) arising out of or related to Section 409A of the Code. Each contract, arrangement or plan of any member of the Company Group that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1)

of the Code) complies with and has been maintained, in both operation and documentation, in accordance in all material respects with the requirements of Sections 409A of the Code and the applicable guidance issued thereunder in all respects and no amount under any such contract, arrangement or plan is, has been or is reasonably expected to be subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(k) No member of the Company Group has any actual or potential obligation to reimburse, indemnify or otherwise “gross-up” any Person for the interest or additional Tax set forth under Sections 409A(a)(1)(B) or 4999 of the Code (or any corresponding provisions of state, local, or non-U.S. Tax law).

(l) No member of the Company Group has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(m) No member of the Company Group has requested or received any private letter ruling, technical advice memoranda or similar Tax ruling, entered into or issued by any Taxing Authority with respect any member of the Company Group that would have continuing effect after the date hereof.

(n) No member of the Company Group is a party to or bound by, nor has any Liability under, any Tax allocation, indemnification, sharing or similar agreements or arrangements (other than any customary commercial agreements entered into in the Ordinary Course of Business, the principal purpose of which is not related to Tax).

(o) All related party transactions involving any member of the Company Group have been in compliance in all material respects with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any similar or corresponding provision of U.S. state or local or non-U.S. Tax Law.

(p) The Company has been, (i) at all times since its formation until January 1, 2004, treated as a “C corporation” (within the meaning of Section 1361(a)(2) of the Code) for U.S. income Tax purposes, (ii) at all times since January 1, 2004 until November 16, 2023, treated as an “S corporation” (within the meaning of Section 1361(a)(1) of the Code) for U.S. income Tax purposes, (iii) at all times since November 16, 2023 until the Pre-Closing Restructuring Transactions, treated as a “C corporation” (within the meaning of Section 1361(a)(2) of the Code) for U.S. income Tax purposes and it has not made any filing with any Governmental Authority, including IRS Form 8832 to change such classification, and (iv) at all times after the Pre-Closing Restructuring Transactions, treated as a disregarded entity for U.S. federal income Tax purposes. ST Holdco has been at all times since its formation treated as a corporation for U.S. income Tax purposes and it has not made any filing with any Governmental Authority, including IRS Form 8832 to change such classification.

(q) The Company has properly collected and remitted sales and similar taxes with respect to material sales made to its customers or has properly received and retained any appropriate tax exemption certificates and other documentation for all material sales made without charging or remitting sales or similar taxes that qualify such sales as exempt from sales and similar taxes.

(r) None of the equity interests in any member of the Company Group for which a valid election under Section 83(b) of the Code has not been made is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

(s) No member of the Company Group has taken or agreed to take any action not contemplated by this Agreement, or has knowledge of any fact or circumstance, in each case that would reasonably be expected to prevent the First Merger and the Second Merger taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(t) Each member of the Company Group has materially complied with any escheat and abandoned or unclaimed property laws and does not have any material unpaid liability under any such laws.

The representations and warranties set forth in this Section 5.17 with respect to the Company Group shall be deemed to include any Person that merged with or was liquidated or converted into any member of the Company Group or any successor or predecessor thereof.

5.18 Brokerage. Except for brokerage fees set forth on Schedule 5.18, there are no claims for, and no Person is entitled to any, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the any member of the Company Group.

5.19 Bank Accounts; Names and Locations. Schedule 5.19 lists all of the bank accounts owned by any member of the Company Group (designating each authorized signatory and the level of each signatory’s authorization). Except as set forth on Schedule 5.19, during the five (5)-year period immediately prior to the execution and delivery of this Agreement, no member of the Company Group nor any of their respective predecessors has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the material tangible assets and properties of the Company Group are located at the locations set forth on Schedule 5.19.

5.20 Affiliated Transactions. Except as set forth on Schedule 5.20, no current or former equityholder, officer, director, manager, employee, member, managing member or Affiliate of any member of the Company Group, including any Seller or any of their respective Affiliates (other than the Company Group) or, to the Company’s knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns or has any interest in, has any ownership or right, title or other interest in any tangible (real or personal) or intangible property or assets of or used by, is a party to any agreement, contract, commitment or transaction with, or performs any services for, or on behalf of, or provides any group purchasing benefits to or with respect to, any member of the Company Group or any member of the Company Group’s business, other than (a) payment of salaries and bonuses for employment services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Acquired Companies, (c) benefits due under Plans and fringe benefits not required to be listed on Schedule 5.15(a), (d) the definitive agreements governing issuance of the Shares.

5.21 Customers and Suppliers. Schedule 5.21 sets forth (a) a list of the top ten (10) customers (by volume of sales to such customers) of the Company (collectively, the ”Material Customers”) and (b) a list of the top ten (10) suppliers (on a consolidated basis) of the Company (by volume of purchases from such suppliers) (collectively, the ”Material Suppliers”), for the fiscal years ended December 31, 2024 and December 31, 2023 and the three (3)-month period ended March 31, 2025. No member of the Company Group has received any written, or to the Company’s knowledge, oral notice from any Material Customer to the effect that any such Material Customer will stop, materially decrease the rate of or materially change the terms (whether related to payment, price or otherwise) with respect to, buying goods, products or services from any member of the Company Group (whether as a result of the consummation of the transactions contemplated hereby or otherwise). No member of the Company Group has received any written, or to the Company’s knowledge, oral notice from any Material Supplier to the effect that any such Material Supplier will stop, materially decrease the rate of or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to any member of the Company Group (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Except as set forth on Schedule 5.21, there are no outstanding claims for indemnification, contribution, reimbursement or subrogation by or against any member of the Company Group with respect to any Material Customer or Material Supplier.

5.22 Real Property.

(a) No member of the Company Group is a party to any agreement or option to purchase any real property or interest therein, and no member of the Company Group owns (or ever has owned) any real property.

(b) Schedule 5.22(b) sets forth the address each Leased Real Property, and contains a true, correct and complete list of all Leases for each such Leased Real Property. The Company has delivered or made available to the Buyer Group a true, correct and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth on Schedule 5.22(b), with respect to each Lease: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Company Group’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Leases; (iii) no member of the Company Group nor any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected to constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) no member of the Company Group has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and (v) no member of the Company Group has collaterally assigned or granted any other security interest in such Lease or any interest therein. The Leased Real Property identified in Schedule 5.22(b) comprises all of the real property used in, or otherwise related to, the Business or operations of the Company Group.

(c) All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair in all material respects and sufficient for the operation of the Business or operations of the Company Group. There are no material structural deficiencies or material latent defects affecting any of the Improvements.

5.23 Anti-Corruption; Sanctions; International Trade Matters.

(a) No member of the Company Group, nor any of their respective officers, directors, managers or employees, nor any agents or other third-party representatives acting on behalf of any member of the Company Group, (i) is currently, or at any time during the past three (3) years (or, in the case of Sanctions Laws, since April 24, 2019, has been: (A) a Sanctioned Person; (B) engaging in any dealings or transactions with any Sanctioned Person; or (C) otherwise in violation of Sanctions Laws, Ex-Im Laws or any anti-boycott Laws, or (ii) has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person, or has otherwise taken any action or failed to take any action, in violation of any applicable Anti-Corruption Laws.

(b) During the past three (3) years (or, in the case of Sanctions Laws, since April 24, 2019, no member of the Company Group has been the subject of any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Ex-Im Laws, Sanctions Law, or Anti-Corruption Laws.

5.24 Government Contracts.

(a) The Company has not breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract nor received notice that the Company (i) has breached or violated any Law, certification, representation, clause or provision, (ii) is in breach of any Government Contract or Government Bid or (iii) is subject to any cost disallowance, withhold, offset, overpayment or credit requested by or on behalf of a Governmental Authority.

(b) No notice of termination, cure notice, show cause notice or other indication of termination is currently, or within the last three (3) years has been, in effect pertaining to any Government Contract.

(c) With respect to each Government Contract and Government Bid: (i) all pricing discounts have been properly reported to and credited to the customer; (ii) the Company has not received any notice of any interruption or decrease in the purchasing of products or services; (iii) the Company fully expects and intends to perform its obligations thereunder and the Company has obtained all Governmental Authority authorizations and all third-party certifications and approvals required for such performance; (iv) neither the Company nor any of its officers or employees have had access to confidential or non-public information to which they were not lawfully entitled; (v) the Company has not violated any requirements associated with offers of employment or the employment of current or former officials or employees of a Governmental Authority; (vi) there are no applicable overhead rate ceilings; and (vii) there are no assignments of revenues or anticipated revenues under the Federal Assignment of Claims Act or otherwise.

(d) Except as set forth on Schedule 5.24(d), with respect to any Government Contract or Government Bid, the Company has not bid on or been awarded any “small business set aside contract,” any other “set aside contract” or other order or contract requiring small business or other preferred bidder status.

(e) All invoices and claims for payment, reimbursement or adjustment submitted by the Company within the last three (3) years were current, accurate and complete in all material respects as of their respective submission dates.

(f) Within the last three (3) years, neither the Company, nor to the knowledge of the Company, any of their officers, senior management or employees has been debarred, suspended or excluded from participation in the award or performance of any Government Contract for any reason nor has any debarment, suspension or exclusion investigation or audit, been threatened or initiated against the Company or, to the knowledge of the Company, any of its officers, senior management or employees.

(g) To the knowledge of the Company, neither the Company, nor any of its officers, senior management or employees is or within the last three (3) years has been under or subject to any administrative, civil or criminal investigation, indictment, information lawsuit, subpoena, document request, administrative proceeding or audit pertaining to an alleged or potential violation of any requirement, regulation or Law applicable to any Government Contract or Government Bid.

(h) Within the last three (3) years, other than in the Ordinary Course of Business, the Company has not conducted or initiated any internal investigation, nor made a voluntary or been under any obligation to make a mandatory disclosure to any Governmental Authority or any other Person with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(i) The Company maintains adequate systems of internal controls appropriate for its operations that are in compliance in all material respects with all applicable requirements of the Company’s Government Contracts.

(j) To the knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to the Company’s Government Contracts.

(k) The Company has complied in all material respects with, as and to the extent applicable, (i) the U.S. Department of Defense requirements for safeguarding covered defense information and cyber incident reporting and (ii) all regulations and contract terms implementing §889 of the National Defense Authorization Act for Fiscal Year 2019.

(l) All representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company to a Governmental Authority or any other Person in connection with any Government Contract within the last three (3) years were current, accurate and complete in all material respects as of their respective effective dates and the Company has provided any reasonably required updates to such representations, certifications and statements.

(m) Within the last three (3) years, neither the Company nor any of its officers, senior management or employees have (i) used any funds of the Company to offer or provide any kickback, bribe, or unlawful gift or gratuity or (ii) to the knowledge of the Company, made any unlawful expenditures relating to political activity (the foregoing clauses (i) or (ii), collectively, an “Unlawful Payment”). The Company has not received notice of any Unlawful Payment and the Company maintains adequate systems of internal controls appropriate for its operations that are in compliance in all material respects with all applicable requirements of the Company’s Government Contracts to detect and prevent, where possible, any such Unlawful Payments.

(n) There are no outstanding claims, disputes or other Actions with the Company arising under or relating to any Government Contract or Government Bid.

(o) The Company has taken all reasonably necessary steps to preserve and protect its rights in and title to all Intellectual Property Rights delivered, deliverable or otherwise provided directly or indirectly through any other Person to any Governmental Authority in connection with any Government Contract or Government Bid, including (i) providing all notices required in connection with the development of any patentable invention and (ii) properly asserting any restricted, limited or government purpose rights in connection with the delivery of any data, including Software.

(p) Within the past three (3) years, the Company has not received any notice from a Governmental Authority pertaining to an investigation, audit, or allegation of, or adverse assessment relating to, non-compliance with respect to any security clearance held by the Company or any of its personnel.

5.25 Product Warranties; Product Liabilities. Except as set forth on Schedule 5.25, (i) during the past three (3) years, there have been no, and as of the date hereof there are no, Actions pending, threatened in writing or, to the Company’s knowledge, orally threatened against any member of the Company Group based upon any breach of warranty or seeking other damages relating to, or arising from, any work, workmanship or services provided by any member of the Company Group or any products or materials used therein (including arising out of any injury to individuals or property as a result of the possession, presence or use thereof) from any Person or with respect to any particular matter (or series of related matters) for or involving in excess of $5,000 individually or $25,000 in the aggregate and (ii) none of the work, workmanship or services provided by any member of the Company Group or any products or materials used therein are subject to any contractual guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of the Company Group’s standard warranty or terms and conditions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS

As a material inducement to the Buyer Group to enter into this Agreement and consummate the transactions contemplated hereby, subject to the disclosures set forth in the corresponding sections of the Schedules, each Seller (severally and not jointly with any other Seller) hereby represents and warrants to the Buyer Group that:

6.1 Organization and Power. Such Seller (to the extent it is not an individual Person) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Such Seller (to the extent it is not an individual Person) has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and carry out the transactions contemplated hereby. Such Seller (to the extent it is an individual Person) has legal capacity to execute and deliver this Agreement and to perform its obligations hereunder and carry out the transactions contemplated hereby. If Seller is a trust, (i) it is a valid trust under applicable state law; and (ii) the trustee of such Seller, whose name is set forth on Schedule 6.1, has been validly appointed as trustee thereof and has full right, power and authority to enter into this Agreement and to execute, deliver and perform its obligations under this Agreement and the other documents contemplated hereby to which such Seller is a party on behalf of such Seller.

6.2 Authorization. The execution, delivery and performance of this Agreement and all of the Ancillary Agreements to which such Seller is or will be a party have been (or will be) duly authorized by such Person and no other act or other proceeding on the part of such Person is (or will be) necessary to authorize the execution, delivery or performance of this Agreement or any such Ancillary Agreement and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, and each of the Ancillary Agreements to which such Seller is or will be a party, when executed and delivered by such Seller in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Seller enforceable in accordance with its respective terms, in any case, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.

6.3 No Violation. Such Seller is not subject to or obligated under its Governing Documents (to the extent it is not an individual Person), any applicable Law, or any agreement, instrument, license or permit, which would be breached or violated by such Seller’s execution, delivery or performance of this Agreement or any Ancillary Agreement to which such Seller is or will be a party or the consummation of the transactions contemplated hereby or thereby, in each case, except as would not have a material adverse effect on the ability of such Seller to consummate the transactions contemplated hereby or thereby.

6.4 Title. As of the date hereof, such Seller legally and beneficially owns the Equity Interests of the Company as set forth opposite such Seller’s name on Schedule 5.2(a), free and clear of all Encumbrances (other than Permitted Encumbrances). As of immediately prior to the Closing following the Pre-Closing Restructuring Transactions, such Seller will legally and beneficially own the Equity Interests of the Company set forth opposite of its name in the Post-Restructuring Capitalization Table, free and clear of all Encumbrances (other than Permitted Encumbrances).

6.5 Governmental Authorities and Consents. Except for any filings required under the HSR Act and the Communications Act, no permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with such Seller’s execution, delivery or performance of this Agreement or any Ancillary Agreement to which such Person is or will be a party or the consummation of the transactions contemplated hereby or thereby.

6.6 Litigation. As of the date hereof, there are no Actions pending, threatened in writing or, to such Seller’s knowledge, orally threatened against or affecting such Seller, at law or in equity, or before or by any Governmental Authority which would have a materially adverse effect on such Seller’s performance under this Agreement or any Ancillary Agreement to which such Seller is or will be a party or the consummation of the transactions contemplated hereby or thereby.

6.7 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement binding upon such Seller.

6.8 Residency. Such Seller is a resident of the state set forth on Schedule I opposite such Seller’s name.

6.9 Acquisition of Buyer Shares.

(a) Such Seller is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or a “qualified purchaser” (as defined in Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended) and is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Buyer Shares. Such Seller is not an entity formed for the specific purpose of acquiring the Buyer Shares;

(b) the Buyer Shares to be acquired by such Seller pursuant to this Agreement will be acquired for such Seller’s own account, not for the account of others, and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws;

(c) such Seller has had an opportunity to review Buyer’s Governing Documents and ask questions and receive answers concerning the terms and conditions of the offering of Buyer Shares and has had full access to such other information concerning Buyer as it has reasonably requested;

(d) such Seller acknowledges and agrees that there may be additional issuances of equity securities of Buyer after the date hereof and the equity interests of Buyer held by such Seller may be diluted in connection with any such issuance;

(e) such Seller has had the opportunity to consult its own legal counsel with respect to the terms of this Agreement and the terms of Buyer’s Governing Documents and with respect to the legal implications of the transactions contemplated hereby;

(f) such Seller has had the opportunity to consult its own tax counsel as to the U.S. federal, state, local and non-U.S. tax consequences of the transactions contemplated by this Agreement and acknowledges that Buyer has not made any representations regarding such tax consequences or benefits upon which such Seller has relied; and

(g) such Seller is not acquiring the Buyer Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine, internet publication or similar media or broadcast over television, radio or the internet or presented at any public seminar or meeting.

6.10 Information for Registration Statement. None of the information supplied or to be supplied by the Sellers specifically for inclusion in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by the Sellers with respect to statements made based on or derived from information supplied by the Buyer specifically for inclusion in the Registration Statement.

6.11 No Other Representations and Warranties; Independent Investigation.

(a) No member of the Buyer Group has made any representation or warranty, express or implied, to the Sellers, ST Holdco or the Company or any of their respective Affiliates except for the representations and warranties made by the Buyer Group to the Sellers, ST Holdco and the Company expressly set forth in this Agreement or in any Ancillary Agreement, and the Sellers on their own behalf and on behalf of ST Holdco and the Company disclaim reliance on all such other representations and warranties.

(b) Without limiting such Seller’s reliance on the express representations and warranties of the Buyer Group set forth in this Agreement or in any Ancillary Agreement, such Seller has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Buyer Group, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of the Buyer Group for such purpose. Such Seller acknowledges and agrees on its own behalf and on behalf of ST Holdco and the Company that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Seller, ST Holdco and the Company have relied upon their own investigation and the express representations and warranties of the Buyer Group forth in this Agreement or in any Ancillary Agreement; and (ii) no member of the Buyer Group has made any representation or warranty as to the Buyer Group, except as expressly set forth in this Agreement or in any Ancillary Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES CONCERNING THE BUYER GROUP

As a material inducement to each Seller, ST Holdco and the Company to enter into this Agreement and consummate the transactions contemplated hereby, each member of the Buyer Group hereby represents and warrants to each Seller, ST Holdco and the Company as follows:

7.1 Organization and Power. Such member of the Buyer Group is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Such member of the Buyer Group has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder and carry out the transactions contemplated hereby.

7.2 Authorization. The execution, delivery and performance of this Agreement and all of the Ancillary Agreements to which such member of the Buyer Group is or will be a party have been (or will be) duly authorized by such member of the Buyer Group and no other corporate or limited liability company act or other proceeding on the part of such member of the Buyer Group is (or will be) necessary to authorize the execution, delivery or performance of this Agreement or any such Ancillary Agreement and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by such member of the Buyer Group and constitutes a valid and binding obligation of such member of the Buyer Group, enforceable in accordance with its terms, and each of the Ancillary Agreements to which any member of the Buyer Group is or will be a party, when executed and delivered by such member of the Buyer Group in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such member of the Buyer Group enforceable in accordance with its respective terms, in any case, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.

7.3 No Violation. Such member of the Buyer Group is not subject to or obligated under its Governing Documents, or any applicable Law, or any agreement, instrument, license or permit, which would be breached or violated by such member of the Buyer Group’s execution, delivery or performance of this Agreement or any Ancillary Agreement to which such member of the Buyer Group is or will be a party or the consummation of the transactions contemplated hereby or thereby, in each case, except as would not have a material adverse effect on the ability of such member of the Buyer Group to consummate the transactions contemplated hereby or thereby.

7.4 Governmental Authorities and Consents. Except for any filings required under the HSR Act, the Communications Act or filings with the SEC as may be required by Buyer in connection with this Agreement and the transactions contemplated hereby and thereby, including the Registration Statement, and such filings as may be required under the rules and regulations of Nasdaq, no permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with such member of the Buyer Group’s execution, delivery or performance of this Agreement or any Ancillary Agreement to which such member of the Buyer Group is or will be a party or the consummation of the transactions contemplated hereby or thereby.

7.5 Litigation. As of the date hereof, there are no Actions pending, threatened in writing or, to the Buyer Groups’ knowledge, orally threatened against or affecting such member of the Buyer Group, at law or in equity, or before or by any Governmental Authority which would adversely affect such member of the Buyer Group’s performance under this Agreement or any Ancillary Agreement to which such member of the Buyer Group is or will be a party or the consummation of the transactions contemplated hereby or thereby.

7.6 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement binding upon such member of the Buyer Group.

7.7 Investment Intent. Buyer is acquiring the Company for its own account, for investment purposes and not with a view to, or for sale in connection with, any resale or other distribution thereof, nor with any present intention of distributing or selling the Shares in violation of applicable securities Laws. Buyer acknowledges and agrees that the Shares cannot be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of, and Buyer will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any of the Shares, without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under such act and Laws.

7.8 Buyer Shares. Upon issuance, the Buyer Shares will be duly authorized, validly issued, fully paid and non-assessable.

7.9 Reorganization. No member of the Buyer Group has taken or agreed to take any action not contemplated by this Agreement, or has knowledge of any fact or circumstance, in each case, that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

7.10 Tax Returns and Payments. There are no federal, state, county, local or foreign income or other material taxes due and payable by any member of the Buyer Group that have not been paid and no material withholding taxes required to have been withheld by the Buyer Group that have not been withheld and paid over to the appropriate Taxing Authority. There are no examinations or audits currently in process with respect to any income or other material Taxes or income or other material Tax Returns of the Buyer Group by any applicable federal, state, local or foreign Taxing Authority, and no member of the Buyer Group has received written notice of an intent to commence any such examination or audit, in each case, that remains outstanding. Each member of the Buyer Group has filed all federal, state, county, local and foreign income and other material Tax Returns required to have been filed by it, and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year (other than as a result of an automatic extension of time in which to file the associated Tax Return not requiring the consent of the applicable Taxing Authority obtained in the Ordinary Course of Business).

7.11 SEC Reports and Financial Statements.

(a) Buyer has timely filed with or furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act and the Exchange Act (collectively, (whether filed before, on or after the date of this Agreement), the “Buyer SEC Documents”). As of their respective dates, the Buyer SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (i) did not at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

(b) The December 31, 2024 consolidated balance sheets of Buyer (the “Buyer Balance Sheet”) and the related consolidated statements of net loss and comprehensive loss, cash flows and stockholders’ equity (including, in each case, the related notes, where applicable), as reported in Buyer’s Registration Statement on Form S-1, as amended through the date of its effectiveness, filed with the SEC under the Securities Act, and the unaudited consolidated balance sheets of Buyer (including the related notes, where applicable) as of March 31, 2025 and the related consolidated statements of net loss and comprehensive loss, cash flows and stockholders’ equity for the three (3)-month period then ended (in each case including the related notes, where applicable), as reported in Buyer’s Registration Statement on Form S-1, as amended through the date of its effectiveness, filed with the SEC under the Securities Act, fairly present, and the financial statements to be filed by Buyer with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects in accordance with GAAP, the consolidated financial position and the results of the consolidated operations, cash flows and changes in stockholders’ equity of Buyer and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in accordance with GAAP. Grant Thornton LLP is an independent public accounting firm with respect to Buyer and has not resigned or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to Buyer SEC Documents, and no enforcement action has been initiated against Buyer relating to disclosures contained in any Buyer SEC Documents.

(d) Since January 1, 2023, (i) neither Buyer nor any director or officer, to Buyer’s knowledge, any employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any written material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that either of Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed thereby, has reported evidence of a material violation of United States federal and state securities laws, breach of fiduciary duty by Buyer, any of its Subsidiaries or any of their officers, directors, employees or agents, to the board of directors of Buyer or any committee thereof or to any director or officer of Buyer.

(e) Except as disclosed in the financial statements (or notes thereto) included in Buyer’s Registration Statement on Form S-1, as amended filed with the SEC under the Securities Act for the three (3) month period ended March 31, 2025 (the “Buyer Balance Sheet Date”), neither Buyer nor any of its consolidated Subsidiaries had at the Buyer Balance Sheet Date, or has incurred since that date, any Liabilities of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP, except Liabilities (i) are accrued or reserved against in the financial statements of Buyer included in the Buyer SEC Documents filed prior to the date hereof, or reflected in the notes thereto, (ii) were incurred since the Buyer Balance Sheet Date in the ordinary course of business and consistent with past practices and that, individually or in the aggregate, have not had and would not be reasonably likely to have or result in a material adverse effect on Buyer or (iii) relate to this Agreement or the transactions contemplated hereby.

7.12 Sufficient Funds. Buyer has, and will have at the Closing, access to sufficient funds to permit the Buyer Group to consummate the transactions contemplated by this Agreement, including the payment in full of the Closing Cash Merger Consideration in accordance with the terms of this Agreement and all other costs and expenses required to be paid at the Closing.

7.13 Registration Statement. None of the information supplied or to be supplied by Buyer specifically for inclusion in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Buyer with respect to statements made based on or derived from information supplied by the Sellers specifically for inclusion or incorporation by reference in the Registration Statement.

7.14 No Other Representations and Warranties; Independent Investigation.

(a) No other Party hereto has made any representation or warranty, express or implied, to the Buyer Group or any of its Affiliates except for the representations and warranties made by such Parties to the Buyer Group expressly set forth in this Agreement or in any Ancillary Agreement, and the other Parties to this Agreement disclaim all such other representations and warranties.

(b) Such member of the Buyer Group is a sophisticated purchaser, possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment under this Agreement. Without limiting such member of the Buyer Group’s reliance on the express representations and warranties of the other Parties set forth in this Agreement (as qualified by the related portions of the Schedules) or in any Ancillary Agreement, such member of the Buyer Group has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company Group, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company Group for such purpose. Such member of the Buyer Group acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such member of the Buyer Group has relied upon its own investigation and the express representations and warranties of the other Parties set forth in this Agreement (as qualified by the related portions of the Schedules) or in any Ancillary Agreement; and (ii) no other Party hereto has made any representation or warranty as to the Company Group, except as expressly set forth in this Agreement (as qualified by the related portions of the Schedules) or in any Ancillary Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing only as follows:

(i) by the mutual written consent of Buyer, on the one hand, and Sellers’ Representative, on the other hand;

(ii) by Buyer, if there has been any inaccuracy in, or any breach of, a representation or warranty, or a failure to perform, or non-compliance with, any covenant or any agreement by any Seller or any member of the Company Group of their representations, warranties, covenants and agreements in this Agreement or any Ancillary Agreement, which in the case of any failure to perform, or non-compliance with, any covenant or any agreement which is curable has not been cured within thirty (30) days after written notification thereof by Buyer to Sellers’ Representative, that (A) would, if occurring or continuing on the Closing Date, cause a failure of a condition set forth in Section 3.2(a) or Section 3.2(b), as applicable, to be satisfied and (B) cannot be, or has not been, cured prior to the earlier of (x) the last Business Day prior to the Outside Date and (y) the date that is thirty (30) days from the date that Sellers’ Representative is notified in accordance with this Agreement by Buyer of such breach; provided, however, that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to Buyer if there has been any inaccuracy in, or any breach of, a representation or warranty, or a failure to perform, or non-compliance with, any covenant or any agreement by the Buyer Group of the representations, warranties, covenants and agreements set forth in this Agreement or any Ancillary Agreement that would, if occurring or continuing on the Closing Date, cause a failure of a condition set forth in Section 3.3(a) or Section 3.3(b), as applicable, to be satisfied;

(iii) by Sellers’ Representative, if there has been any inaccuracy in, or any breach of, a representation or warranty, or a failure to perform, or non-compliance with, any covenant or any agreement by the Buyer Group of the representations, warranties, covenants or agreements of the Buyer Group set forth in this Agreement or any Ancillary Agreement, which in the case of any failure to perform, or non-compliance with, any covenant or any agreement which is curable has not been cured within thirty (30) days after written notification thereof by Sellers’ Representative to Buyer, that (A) would, if occurring or continuing on the Closing Date, cause a failure of a condition set forth in Section 3.3(a) or Section 3.3(b), as applicable, to be satisfied and (B) cannot be, or has not been, cured prior to the earlier of (x) the last Business Day prior to the Outside Date and (y) the date that is thirty (30) days from the date that Buyer is notified in accordance with this Agreement by Sellers’ Representative of such breach; provided, however, that the right to terminate this Agreement under this Section 8.1(a)(iii) shall not be available to Sellers’ Representative if there has been any inaccuracy in, or any breach of, a representation or warranty, or a failure to perform, or non-compliance with, any covenant or any agreement by any Seller or ST Holdco of their representations, warranties, covenants and agreements set forth in this Agreement or any Ancillary Agreement that would, if occurring or continuing on the Closing Date, cause a failure of a condition set forth in Section 3.2(a) or Section 3.2(b), as applicable, to be satisfied;

(iv) by either Buyer, on the one hand, or Sellers’ Representative, on the other hand, if the transactions contemplated hereby have not been consummated by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(a)(iv) shall not be available to any Party whose inaccuracy in, or breach of, or failure to perform, or non-compliance with, any representation, warranty, covenant or agreement of the representations, warranties, covenants and agreements set forth in this Agreement or any Ancillary Agreement has been the principal cause of, or primarily resulted in the failure of, the transactions contemplated by this Agreement to occur on or before the Outside Date (including, with respect to Sellers’ Representative, any inaccuracy in, or breach of, or failure to perform, or non-compliance with, by any Seller or ST Holdco of any representation, warranty, covenant or agreement of the representations, warranties, covenants and agreements set forth in this Agreement or any Ancillary Agreement that has been the principal cause of, or primarily resulted in the failure of, the transactions contemplated by this Agreement to occur on or before the Outside Date); or

(v) by either Buyer, on the one hand, or Sellers’ Representative, on the other hand, if any decree, writ, judgment, stipulation, injunction or order, enacted, issued, adopted, promulgated, entered into or applied by any Governmental Authority enjoining or prohibiting any of the Parties from consummating the transactions contemplated hereby is in effect and has become final and non-appealable.

(b) In the event of termination pursuant to this Section 8.1, written notice thereof shall forthwith be delivered by the terminating Party to the other Parties.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith terminate and have no further force and effect and there shall be no liability or obligation hereunder on the part of any party hereto, except that (i) the covenants and agreements set forth in this Section 8.2 and Article X (Miscellaneous) as well as the definitions set forth in Article I applicable thereto shall survive such termination and shall be enforceable by the Parties and (ii) notwithstanding such termination, each of the Parties shall be liable to the other Parties for any willful breaches of this Agreement by such Person prior to the time of such termination. In addition, termination of this Agreement will not affect the rights or obligations of any party pursuant to that certain Letter Agreement, dated as of April 15, 2025, by and between AE Industrial Partners Fund III, LP and the Company, as amended by that certain Amendment to Confidentiality Agreement, dated July 3, 2025 (the “Confidentiality Agreement”), which shall survive such termination and shall be enforceable in accordance with its terms.

ARTICLE IX

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

9.1 Non-Survival of Representations and Warranties. It being the express intent of the Parties to modify any statute of limitation or other time period which would otherwise apply, the representations, warranties, covenants and agreements in this Agreement (and all remedies with respect thereto) shall survive the Closing as follows: none of the Parties’ representations, warranties, covenants and agreements shall survive the Closing; provided that, notwithstanding the foregoing, the covenants and agreements set forth in this Agreement that explicitly contemplate performance in whole or in part after the Closing shall survive for the time periods specified therein or, if not specified therein, then for the longest statute of limitations permitted by applicable Law in respect of such covenants and agreements. This Section 9.1 shall not in any way limit any claim or recovery available to any member of the Buyer Group and each of their respective direct and indirect equityholders and Affiliates, and each of their respective officers, directors, managers, partners, employees and agents, and each of their respective successors and assigns under the R&W Insurance Policy.

9.2 Certain Waivers; etc. Effective immediately and automatically upon receipt by each such Seller of such Seller’s portion of the Closing Cash Merger Consideration and the Stock Merger Consideration in accordance with the terms of this Agreement, Sellers’ Representative and each of the Sellers, on their own behalf and on behalf of any of their respective current, former or future direct or indirect Affiliates, equityholders, partners, managers, members, controlling persons, officers, directors, employees, agents, representatives, successors or assignees (collectively, the “Releasing Parties”), hereby irrevocably waives, releases and discharges the Buyer Group, ST Holdco, the Company Group and all of their respective Affiliates or any of their respective current, former or future direct or indirect Affiliates, equityholders, partners, managers, members, controlling persons, officers, directors, employees, agents, representatives, successors or assignees (collectively, the “Released Parties”) from any and all Liabilities to such Releasing Parties of any kind or nature whatsoever, whether in the capacity as a direct or indirect equityholder, as a member, director, manager, officer or employee of any member of the Company Group or otherwise and whether arising under any agreement or understanding (other than this Agreement and the Ancillary Agreements) or otherwise at law or in equity, and Sellers’ Representative and each Seller agrees on behalf of itself and the other Releasing Parties that no Releasing Party shall seek to recover any amounts in connection therewith or thereunder from any of the Released Parties; provided, that the foregoing shall not apply to (a) claims by any Seller in respect of any obligation of any member of the Company Group under its Governing Documents or any indemnification agreement set forth on Schedule 9.2 and made available to Buyer to indemnify such Seller in accordance with the terms thereof or any insurance policy of any member of the Company Group providing for coverage with respect thereto, (b) claims arising under or obligations of Buyer Group or any member of the Company Group set forth in this Agreement or the Ancillary Agreements, (c) any obligation to pay employment or director related expense reimbursements incurred in the Ordinary Course of Business, or (d) any obligation to pay any accrued but unpaid employment or director related compensation or benefits. Notwithstanding the foregoing or anything herein to the contrary, in no event shall the Company Group or any of the Released Parties have any Liability whatsoever to Sellers’ Representative or any Seller or the other Releasing Parties for any breaches (or matters causing or constituting breaches) of the representations, warranties, agreements or covenants of Sellers’ Representative or the Sellers hereunder, and, in any event, neither Sellers’ Representative nor any Seller may seek contribution or indemnification from any member of the Company Group or any of the other Released Parties in respect of any payments required to be made by Representative or any Seller pursuant to this Agreement. In making this release, Sellers’ Representative and each Seller expressly waives any and all rights or benefits it may now have, or in the future may have, under any Law relating to the release of unknown released claims (except, for the avoidance of doubt, as otherwise provided in clauses (a) through (d) above). Each Releasing Party, on behalf of itself and the other Releasing Parties, further acknowledges and agrees that this release and discharge provided pursuant to this Section 9.2 will be governed by and enforced and interpreted in accordance with the applicable Laws of the State of Delaware, and that if any portion of this release is held invalid by the final judgment of any Governmental Authority, the remaining provisions of this release will remain in full force and effect as if such invalid provision had not been included in this release.

9.3 Business Covenants.

(a) Each Restricted Seller acknowledges that (u) such Restricted Seller is selling to Buyer all of its interests in the Company (including any interest such Restricted Seller may have in the Company’s goodwill) in connection with the transactions contemplated by this Agreement, (v) such Restricted Seller is intimately familiar with the Trade Secrets included in the Company IP and with other Confidential Information, (w) the covenants and agreements set forth in this Section 9.3 are reasonable in terms of duration, scope and territory restrictions and are necessary to protect the goodwill of the Business, the Trade Secrets included in the Company IP and Confidential Information, and the substantial investment in the Company made by Buyer hereunder, (x) the covenants and agreements set forth in this Section 9.3 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder and that Buyer and its direct and indirect equityholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if such Restricted Seller breached the provisions of this Section 9.3, (y) that the covenants and agreements set forth in this Section 9.3 are being made by such Restricted Seller in connection with the sale by such Restricted Seller of Shares and all other equity interests Restricted Seller is selling to Buyer pursuant to this Agreement and not directly or indirectly in connection with such Restricted Seller’s employment or other relationship with the Company and (z) such Restricted Seller has had the opportunity to consult with legal counsel regarding the covenants and agreements set forth in this Section 9.3 and agrees that such restrictions are enforceable and reasonable. Therefore, each Restricted Seller agrees (solely with respect to such Restricted Seller and not with respect to any other Restricted Seller), in further consideration of the amounts to be paid hereunder as merger consideration to such Restricted Seller, that:

(i) from the Closing until the fifth (5th) anniversary of the Closing (the “Restricted Period”), each Restricted Seller shall not directly or indirectly (A) induce or attempt to induce any Person who was an employee, service provider, or independent contractor of the Company or its Affiliates on the Closing Date to leave the employ of, or cease providing services to, the Final Surviving Company or its Affiliates (or in any way interfere with the relationship between the Final Surviving Company or its Affiliates and any such employee, service provider or independent contractor) except as part of a general solicitation, search or advertisement for employees or consultants through public advertisements not targeted at such employees (provided that, for the avoidance of doubt, clause (B) of this Section 9.3(a)(i) shall continue to apply in connection with any such solicitation, search or advertisement) or (B) hire or engage any person who was an employee of the Company or its Affiliates on the Closing Date; provided if the employment of such employee or engagement of such service provider or independent contractor by the Final Surviving Company or its Affiliates is terminated by the Final Surviving Company or its Affiliates, the provisions of this Section 9.3(a)(i) shall not apply on or after the date that is six (6) months following the termination of such Person’s employment or engagement with the Final Surviving Company or its Affiliate; and

(ii) such Restricted Seller shall, for a period of five (5) years after the Closing Date (A) not disclose or use at any time (and shall cause each of their respective Affiliates not to use or disclose at any time) any Confidential Information (provided that such Restricted Seller shall not be in violation or breach of the foregoing by virtue of any authorized use or disclosure by such Restricted Seller in furtherance of such Restricted Seller’s duties as a director, manager, officer or employee of Buyer or the Company) and (B) take all reasonably appropriate steps (and cause each of its Affiliates to take all reasonably appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft; provided, that, in the event that such Restricted Seller or any of its Affiliates are required by Law to disclose any Confidential Information, such Restricted Seller may make such disclosures to the extent (but only to the extent) required by Law, so long as such Restricted Seller promptly notifies Buyer in writing prior to any such required disclosure (to the extent legally permissible to do so), which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Restricted Seller and its Affiliates cooperate with Buyer and the Final Surviving Company (at Buyer’s expense) to preserve the confidentiality of such information consistent with applicable Law.

(iii) Each Restricted Seller further acknowledges that (A) Buyer would not receive the benefit of the bargain in connection with the transactions contemplated by this Agreement, including the transfer of the Business and the Company’s goodwill, if ST Holdco or such Restricted Seller were to engage or prepare to engage in a competing business or engage with the Final Surviving Company’s customers, suppliers or other business relations during the Restricted Period, (B) the Final Surviving Company would be irreparably damaged if such Restricted Seller were to provide services to or otherwise participate in the business of any Person competing or preparing to compete with the Final Surviving Company during the Restricted Period in the Restricted Territory, and that any such competition by such Restricted Seller (or its Affiliates) may result in a significant loss of goodwill by the Final Surviving Company and (C) the Company’s business is and has been conducted throughout the United States (the ”Restricted Territory”) and therefore such Restricted Seller agrees, in further consideration of the amounts to be paid hereunder for the Shares owned by such Restricted Seller, that during the Restricted Period, such Restricted Seller shall not (and shall direct its Affiliates not to) directly or indirectly (including through any other Person) (A) own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, agent, representative or otherwise), consult with, render services for or in any other manner engage anywhere in the Restricted Territory in any business engaged directly or indirectly in the Business; provided, that (1) nothing herein shall prohibit such Restricted Seller or any of its Affiliates from owning direct or indirect equity interests in the Final Surviving Company or being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation that is publicly traded so long as such Restricted Seller does not have any active participation in the business or management of such corporation and (2) such Restricted Seller shall not be in violation or breach of the foregoing by virtue of its authorized actions in furtherance of its duties as a director, manager, officer, employee or equityholder of the Final Surviving Company, (B) induce or attempt to induce any customer, supplier or other business relation of the Company or its Affiliates, at any time prior to the Closing, to cease doing business with the Final Surviving Company or its Affiliates or in any way interfere with the relationship between any such customer, supplier or business relation and the Final Surviving Company or its Affiliates in a manner harmful to the Final Surviving Company or its Affiliates or (C) take any action which is designed or intended to discourage customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with the Final Surviving Company and its Affiliates at any time after the date hereof as were maintained with the Company prior to the date hereof. For purposes of this Section 9.3, the term “customer” with respect to any agency, branch or instrumentality of (x) the U.S. Government or (y) any state or local government, shall be limited to the specific program offices or activities for which the Final Surviving Company performs work within such agency, branch or instrumentality of the U.S. Government, or state or local government, as applicable, and not such government agency, branch or instrumentality as a whole.

(iv) From and following the Closing, neither the Buyer Group on the one hand, nor any Restricted Seller, on the other hand, shall, and shall direct their respective controlled Affiliates not to, directly or indirectly, knowingly make any negative public statement or other public communication that impugns, disparages or attacks the business or reputation or character of the other parties hereto or any of their respective officers, managers, members, directors or employees, or damages the goodwill of the other parties hereto or their respective businesses. The foregoing shall not be violated by truthful or substantially truthful statements (i) in response to legal process, required governmental testimony or filings, administrative or arbitral proceedings (including depositions), (ii) in response to information requests from any Governmental Authority or (iii) in defense of or in asserting any claim or dispute involving the parties hereto.

(b) If, at the time of enforcement of the covenants contained in this Section 9.3 (the ”Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law.

(c) If a Restricted Seller or any of its Affiliates breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyer, the Final Surviving Company and their respective Affiliates shall, without limiting any other rights and remedies available to Buyer, the Final Surviving Company or any of their respective Affiliates at Law or in equity, have the right to seek to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by way of injunction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and the Final Surviving Company and that money damages would not provide an adequate remedy to Buyer or the Final Surviving Company. The parties hereto acknowledge and agree that the Final Surviving Company is an express third-party beneficiary of this Section 9.3.

(d) The Restrictive Covenants and other obligations contained in this Section 9.3 are independent of, supplemental to and do not modify, supersede or restrict (and shall not be modified, superseded by or restricted by) any non-competition, non-solicitation, non-hire, non-disparagement, confidentiality or other similar covenants in any other current or future agreement to which any Restricted Seller is a party unless express written reference is made to the specific provisions hereof which are intended to be superseded.

(e) In the event a court determines that a Restricted Seller breached or violated any of the Restrictive Covenants, the time period of such breached or violated covenant shall be tolled only during the period for which such Restricted Seller was found to be in breach or violation of such covenant.

9.4 Press Releases and Announcements. Unless required by Law or the rules or regulations of any relevant securities exchange (in which case each of the parties hereto agree to use reasonable efforts to consult with the other party prior to any such disclosure as to the form and content of such disclosure) or as otherwise agreed in writing by Buyer and Sellers’ Representative (on behalf of the Sellers), no press releases, announcements to the employees, customers, suppliers or other business relation of the Final Surviving Company or other public releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of each of Buyer and Sellers’ Representative (on behalf of the Sellers); provided, that, without the consent of any other party hereto, (a) any party hereto and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective direct or indirect equityholders on a confidential basis and (b) Buyer, its existing or potential lenders and any of their respective representatives may make public statements or announcements regarding this Agreement and the transactions contemplated hereby as may be necessary in connection with any debt financing being arranged for or on behalf of Buyer.

9.5 Expenses. Except as otherwise provided herein or in any Ancillary Agreement, each Seller and Buyer shall pay all of its own (and in the case of Sellers, the Company’s) respective fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of such Person’s obligations hereunder and the consummation of the transactions contemplated hereby.

9.6 Specific Performance. Each of the parties hereto agrees that irreparable damage would occur for which monetary damages, even if available, would not be an adequate remedy in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Each of the parties hereto acknowledges and agrees that Buyer, the Final Surviving Company (after the Closing), the Company (prior to the Closing) and Sellers’ Representative (on behalf of Sellers) shall therefore be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action instituted in any court in the United States or in any state or province having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, neither Buyer nor any Seller would have entered into this Agreement. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate monetary or other remedy at law. Each of the parties hereto acknowledges and agrees that if Buyer, the Final Surviving Company (after the Closing), the Company (prior to the Closing) or Sellers’ Representative (on behalf of Sellers) seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, neither Buyer, the Final Surviving Company, the Company nor Sellers’ Representative (on behalf of Sellers) shall be required to provide any bond or other security in connection with any such order or injunction. The court selected pursuant to this Section 9.6 shall be entitled to award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with obtaining such equitable relief and the enforcement of its rights under this Section 9.6 and, if such court determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims for equitable relief, the court may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with obtaining such equitable relief and the enforcement of its rights under this Section 9.6.

9.7 Further Assurances. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the transactions contemplated hereby, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request. Each Seller acknowledges and agrees that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Final Surviving Company.

9.8 Tax Matters.

(a) In the case of any Straddle Period, the amount of any Taxes based on or measured by income, gross or net sales, receipts, transactions, proceeds, profits, payroll or similar items of the Company Group for the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, however, that any exemption, allowance or deduction that is calculated on an annual basis (including any depreciation or amortization deduction, other than for property placed in service after the Closing), shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and the amount of other Taxes of the Company Group for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, ”Transfer Taxes”) shall be paid fifty percent (50%) by Sellers and fifty percent (50%) by Buyer, and the party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes and shall present them to the other party for such party’s review, comment and consent (not to be unreasonably withheld, conditioned or delayed) and, if required by applicable Law, the other party will join in the execution of any such Tax Returns and documentation.

(c) Buyer, the Final Surviving Company, Sellers’ Representative and each Seller shall cooperate fully, as and to the extent reasonably requested by another party hereto, at the requesting party’s expense, in connection with the filing of Tax Returns of the Final Surviving Company and any audit, litigation or other proceeding with respect to Taxes of the Final Surviving Company. Such cooperation shall include signing such Tax Returns as may be reasonably requested by the requesting party and not inconsistent with the procedures set forth in this Section 9.8 in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Final Surviving Company and (upon the other party’s request and at the requesting party’s expense) the provision of records and information (to the extent in such party’s possession) at the requesting party’s expense that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis with reasonable notice during normal business hours to provide additional information and explanation of any material provided hereunder.

(d) All Tax indemnity, sharing, allocation and similar agreements with respect to or involving any member of the Company Group, on the one hand, and any third party, on the other hand, shall be terminated as of the date hereof and, after the date hereof, the Final Surviving Company shall not be bound thereby or have any liability thereunder. For the avoidance of doubt, this provision shall not apply to customary commercial agreements entered into in the Ordinary Course of Business, the principal purpose of which is not related to Tax.

(e) Buyer shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns of the Company Group that are first required to be filed after the Closing Date and are with respect to Pre-Closing Tax Periods (each a “Buyer Prepared Return”), and Buyer shall remit or cause to be remitted to the appropriate Governmental Authority any Taxes due in respect of such Buyer Prepared Returns. Until the Finalization Date, to the extent any Buyer Prepared Return relates in whole or part to a Pre-Closing Tax Period, such Buyer Prepared Return shall be prepared in a manner consistent with the past practice of the Company Group, and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used by the Company Group in prior periods in filing such Tax Returns, except as required by applicable law. If any Buyer Prepared Return that is with respect to income Taxes or shows a material amount of Tax would reasonably be expected to result in a reduction to the Final Closing Merger Consideration, Buyer will (i) submit a draft of such Buyer Prepared Return to the Seller’s Representative for review (and will use commercially reasonable efforts to make such submission at least thirty (30) days prior to the due date for filing such Buyer Prepared Return (or, if such due date is within sixty (60) days following the Closing Date, as promptly as practicable following the Closing Date)), and (ii) consider in good faith all of the Seller’s Representative’s timely-received reasonable comments.

(f) Until the Finalization Date, Buyer and the Final Surviving Company will not (and will not permit their respective Affiliates to) (i) except for Buyer Prepared Returns prepared and filed in accordance with Sections 9.8(a), 9.8(e) and 9.8(h)(ii), file any Tax Return of the Company Group with respect to any Pre-Closing Tax Period, (ii) amend any Tax Returns of the Company Group with respect to any Pre-Closing Tax Period, (iii) make or change any Tax election or change any method of accounting that has retroactive effect to any Company Group Tax Return for a Pre-Closing Tax Period, (iv) agree to extend or waive the statute of limitations with respect to Taxes of any Company Group member for a Pre-Closing Tax Period, or (v) initiate discussions or examinations with any Governmental Authority (including making any voluntary disclosures, or participating in any amnesty, self-correction or similar program or action) regarding Taxes of the members of the Company Group with respect to any Pre-Closing Tax Period, in each such case, except (A) with the prior written consent of the Seller’s Representative (which will not be unreasonably withheld, delayed, or conditioned), or (B) if such action would not be reasonably expected to reduce the amount of the Final Closing Merger Consideration payable pursuant to this Agreement.

(g) Until the Finalization Date, with respect to any audit, litigation, claim, assessment, proposed adjustment, examination or other administrative or court proceeding with respect to Taxes of the Company Group that relates in whole or part to a Pre-Closing Tax Period and the resolution of which would reasonably be expected to reduce the amount of the Final Closing Merger Consideration payable to any Seller pursuant to this Agreement (each a “Tax Claim”), Buyer will (1) keep the Seller’s Representative reasonably informed concerning material developments and events relating to such Tax Claim, (2) provide the Seller’s Representative with copies of all material correspondence and other material documents relevant to such Tax Claim, and (3) not settle such Tax Claim without the consent of the Seller’s Representative, which consent will not be unreasonably withheld, conditioned or delayed. In addition, until the Finalization Date, the Seller’s’ Representative will have the right to participate in the defense of any such Tax Claim (which will include participation in material meetings with taxing authorities and review and comment on material written submissions to taxing authorities) and to employ counsel, in each case first out of the Representative Expense Amount (and, thereafter, at the Sellers’ expense, on a several and not joint basis, pro rata in accordance with their respective Pro Rata Fractions), separate from the counsel employed by Buyer.

(h) Buyer and the Company Group agree for all applicable Tax purposes that:

(i) None of the Final Closing Merger Consideration or any Additional Consideration paid in respect of Shares shall be allocated to the covenants set forth in Section 9.3, any other restrictive covenant agreements, any employment agreement, or otherwise treated as compensation for services. The parties will prepare and file all Tax Returns consistent with the Tax treatment set forth in this Section 9.8(h)(i) and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(ii) The determination of the Final Closing Merger Consideration and any Additional Consideration shall: (A) exclude any items (e.g., profit, gain, income, loss or deduction, collectively “Tax Items”) of the Company Group arising as a result of any transaction on the Closing Date after the Closing that is outside of the Ordinary Course of Business and not otherwise contemplated by this Agreement; (B) exclude any Tax Items arising from an election under Section 338 or Section 336 of the Code or any similar provision of non-U.S., state or local Law in respect of the consummation of the transactions contemplated by this Agreement; (C) exclude any liabilities for contingent Taxes or liabilities with respect to uncertain Tax positions; (D) be calculated by taking into account in taxable periods (or portion thereof) ending on or prior to the Closing Date all Transaction Deductions that are deductible on or prior to the Closing Date at a “more likely than not” or higher level of confidence; (E) exclude any Taxes attributable to Tax periods (or portions thereof) beginning after the Closing Date; and (F) exclude any Taxes due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a Tax period (or portion thereof) ending on or prior to the Closing Date.

(iii) For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income Tax treatment), the parties hereto intend and agree that (A) the Pre-Closing Restructuring Transactions, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, and that the Contribution Agreement constitutes a plan of reorganization with respect thereto within the meaning of Treasury Regulation Sections 1.368-1(c), 1.368-2(b), and 1.368-3 and, (B) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and that this Agreement constitutes a plan of reorganization with respect thereto within the meaning of Treasury Regulation Sections 1.368-1(c), 1.368-2(b), and 1.368-3 (clause (A) and (B) together, the “Intended Income Tax Treatment”). The parties will prepare and file all Tax Returns consistent with the Intended Income Tax

Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the parties agrees to promptly notify all other parties in writing of any challenge to the Intended Income Tax Treatment by any Governmental Authority (with such notice including a copy of any such challenge).

(i) No party hereto shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the First Merger and Second Merger from so qualifying for the Intended Income Tax Treatment.

9.9 ESOP Loan Receivable. The Company shall make, prior to the Closing, a contribution to the ESOP in the maximum amount permitted under the Code for the 2025 Plan Year to pay the ESOP Loan Receivable, and the applicable ESOP suspense account shares attributable to such payment shall be allocated to the ESOP Participants. To the extent there is any remaining balance on the ESOP Loan Receivable following such payment and immediately prior to the Closing, the Trustee and the Company shall negotiate the settlement of the ESOP Loan Receivable by forgiving the balance of such indebtedness owed by the ESOP to the Company and the remaining ESOP suspense account shares will be, as of the Closing, allocated to ESOP Participants.

9.10 ESOP Termination and Wind-up.

(a) The Company shall, on or before the Closing Date, amend the ESOP, contingent upon and effective as of the Closing, in form and substance reasonably acceptable to Buyer, to: (i) permanently discontinue contributions to and terminate the ESOP; (ii) cause the ESOP to no longer be considered an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code; (iii) cause the ESOP to no longer be required to be primarily invested in employer securities; (iv) cause eligibility and participation under the ESOP to be frozen as of the Closing Date; (v) cause all ESOP Participants to be fully vested in their accounts under the ESOP; (vi) provide that after the Closing, distributions will be paid to ESOP Participants in multiple payments: (1) the first payment to occur shortly after Closing, at the election of an ESOP Participant, an amount up to 25% of such ESOP Participant’s ESOP cash account balance (including allocable Closing Cash Merger Consideration), (2) the second payment to occur shortly after the expiration of the Lockup Period, at the election of such ESOP Participant, an amount up to all of the Buyer Shares allocable to such ESOP Participant and up to 50% of such ESOP Participant’s ESOP cash account balance; (3) additional payments in cash to be made at the discretion of the Plan Administrators following the sale by the ESOP Trustee of the Buyer Shares that are not distributed as part of the second payment; and (4) the final payment of an amount equal to such ESOP Participant’s remaining balance to occur shortly after the later of (x) the issuance of an IRS favorable determination letter with respect to the ESOP or (y) release of the Adjustment Escrow Amount (clauses (i) through (vi) of this Section 9.10(a), collectively, the “ESOP Amendment”).

(b) The Company shall, as soon as practicable following the Closing Date, but no later than sixty (60) days thereafter, notify in writing each ESOP participant and beneficiary, as applicable, of the distribution rights set forth in Section 9.10(a)(vi). Additionally, within three (3) months following the Closing, the Company will (i) submit to the IRS an application for a favorable IRS determination letter that the ESOP is qualified as of the termination of the Plan on Form 5310 (the “Determination Letter Request”), and (ii) within sixty (60) days after receipt of a determination letter from the IRS on the qualification of the ESOP upon its termination, complete the distribution of ESOP accounts consistent with the terms of the ESOP. Upon request of Buyer, counsel for both the Company and Buyer shall be listed on the Power of Attorney accompanying the Determination Letter Request. The Company shall take such actions as are necessary to (i) timely adopt any amendments to the ESOP required under applicable Laws and adopt any amendments to the ESOP within the required time period as requested by the IRS as part of the Determination Letter Request, (ii) timely prepare responses, including amendments to the ESOP, to the IRS that the IRS requests as part of the application for the Determination Letter Request, (iii) timely file all administrative filings (such as Form 5500s) with the IRS and the Department of Labor for the ESOP, and timely distribute information required under the ESOP and applicable Laws to its participants and beneficiaries, (iv) maintain the trust fund which forms a part of the ESOP until all distributions have been made, and (v) cooperate with the Trustee and the record keeper of the ESOP with respect to the distributions of the assets of the ESOP following the date the IRS issues the favorable IRS determination letter. All costs and expenses of the foregoing with respect to the actions to be taken shall be at the sole cost and expense of the Company (and not considered a Transaction Expense of the Company). Nothing herein, however, shall prohibit the Trustee from adjusting ESOP accounts or making such corrections, or recouping or requiring the repayment of any amounts previously distributed from the ESOP, as required to maintain the tax-qualified status of the ESOP and/or to obtain from the IRS a favorable IRS determination letter on the tax-qualified status of the ESOP at the time of termination. Buyer shall cause the Company to keep the Trustee apprised of the status of the IRS determination letter submission and to provide notice to the Trustee within ten (10) Business Days of receipt any communications with, and inquiries or requests for information from, the IRS in connection with the matters described in this section or otherwise with respect to the Trustee, the Department of Labor, any participant or any other person, including a copy of the IRS favorable determination letter.

(c) Should Stephen C. James cease to serve as the trustee of the ESOP following the Closing, Buyer agrees to cause the Company to appoint as the successor trustee an institutional fiduciary to serve in the capacity as trustee of the ESOP until such time as the ESOP has been fully liquidated, to the extent an institutional fiduciary is reasonably available and willing to serve.

(d) Except as set forth in this Section 9.10(d), the Sellers, other than the ESOP, shall be solely responsible for all costs and liabilities associated with the ESOP, including the Trustee’s fees, administration fees, ESOP audit fees, legal or financial advisor fees of the ESOP, and all costs and expenses in connection with the termination and winding up of the ESOP, including the cost of preparing and filing the Determination Letter Request, and any corrective action, by plan amendment or otherwise, required by the IRS in order to secure such favorable determination letter (such costs and liabilities, the “ESOP Expenses”). Notwithstanding the previous sentence, any Taxes arising solely from the disposition of the Shares held by the ESOP pursuant to Sections 1042 or 4978 of the Code shall be borne fifty percent (50%) by Sellers, other than the ESOP and the ESOP participants, and fifty percent (50%) by Buyer.

(e) The ESOP Expense Amount shall be used to fund the ESOP Expenses. The ESOP Expense Amount will be held by the Trustee until such time as the Trustee determines, in its sole discretion, that no further material ESOP Expenses will be incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements. Any amount of the ESOP Expense Amount remaining after such date shall be paid by the Trustee to the Sellers, with each such Seller receiving its Pro Rata Share of such amount. To the extent that the ESOP Expense Amount is not sufficient to satisfy the ESOP Expenses, then the amount of any such shortfall shall be borne by the Sellers other than the ESOP.

(f) Prior to Closing, the Company shall appoint the individuals to serve, effective as of the Closing, collectively, as the “plan administrator” of the ESOP within the meaning given that term in ERISA. If any of these individuals resign from serving as the plan administrator, the remaining individuals shall serve as the plan administrator. The Company shall cause the newly-appointed plan administrators to promptly arrange for an update of ESOP participant account balances through the Closing, payment of partial distributions (if any) as described in Section 9.10(a), and final distributions under the ESOP at the time specified in Section 9.10(a). Except to the extent required to comply with ERISA, the Code or other applicable Law, and the terms of this Agreement, following the Closing, Buyer will not, and will cause the Company not to, make any amendments to the ESOP with respect to allocation, vesting or forfeitures that are detrimental to the ESOP participants.

9.11 Director and Officer Indemnification; Tail Policies.

(a) The provisions of Governing Documents (as the same may be amended and as currently in effect as of the Closing) of the Company relating to indemnification of the managers, directors and officers of the Company for periods prior to the Closing shall remain identical, in all material respects, to such provisions of such Governing Documents as in effect as of the Closing and shall not be amended or repealed in any manner adverse to the former directors, managers or officers of the Company until at least six (6) years following the Closing Date except as otherwise required by applicable Law.

(b) Any indemnification agreement set forth on Schedule 9.2 and made available to Buyer that is between the Company, on the one hand, and any director or officer of the Company, on the other hand, shall not be terminated, amended or repealed in any manner adverse to the parties thereto entitled to such indemnification until at least six (6) years following the Closing Date.

(c) During the term of the Tail Policies, Buyer shall not (and shall cause the Final Surviving Company not to) take any action following the Closing to cause the Tail Policies to be cancelled or any provision therein to be amended or waived; provided, that neither Buyer, the Company nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such Tail Policies.

(d) If the Final Surviving Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or other Person and shall not be the continuing or surviving corporation or Person of the consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other Person by way of asset sale, then and in each such case, proper provisions shall be made so that the successors and assigns of the Final Surviving Company shall assume all of the obligations set forth in this Section 9.11.

9.12 Appointment of Sellers’ Representative.

(a) Each Seller (other than the ESOP) irrevocably constitutes and appoints James Lisowski as Sellers’ Representative and as such Seller’s true and lawful attorney-in-fact and agent and authorizes Sellers’ Representative acting for such Seller and in such Seller’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with this Agreement (including to calculate and determine all amounts payable to, or by, such Seller), as fully to all intents and purposes as such Seller might or could do in person, including taking any and all action on behalf of such Seller from time to time as contemplated hereunder. Each such Seller grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all act Sellers’ Representative may lawfully do or cause to be done by virtue hereof. Each such Seller acknowledges and agrees that upon execution of this Agreement, upon any delivery by Sellers’ Representative of any Ancillary Agreement, waiver, amendment, agreement, certificate or other document executed by Sellers’ Representative, and such Seller shall be bound by such documents or action as fully as if such Seller had executed and delivered such documents or taken such actions. Sellers shall pay all fees, costs and expenses incurred by Sellers’ Representative in performing Sellers’ Representatives’ duties hereunder.

(b) Upon the death, disability or incapacity of the initial Sellers’ Representative appointed pursuant to this Section 9.12 or any replacement Sellers’ Representative, (i) the holders of the majority of the outstanding Shares (other than the Shares held by the ESOP) immediately prior to the Pre-Closing Restructuring Transactions (or such Sellers’ heirs, successors or assigns) and (ii) Buyer shall mutually appoint a replacement Sellers’ Representative hereunder within thirty (30) days of such death, disability or incapacity and such Person shall thereafter be Sellers’ Representative for all purposes until such Person’s resignation, death, disability or incapacity. If (i) the holders of the majority of the outstanding Shares (other than the Shares held by the ESOP) immediately prior to the Pre-Closing Restructuring Transactions (or such Sellers’ heirs, successors or assigns) and (ii) Buyer shall mutually agree that the removal of a Sellers’ Representative is necessary at a given time, such holders of the majority of the outstanding Shares (other than the Shares held by the ESOP) immediately prior to the Pre-Closing Restructuring Transactions (or such Sellers’ heirs, successors or assigns) and Buyer shall mutually appoint a replacement Sellers’ Representative.

(c) Each such Seller agrees that Buyer and the Final Surviving Company shall be entitled to rely without qualification, investigation or verification on any action taken, or the failure to take any action, by Sellers’ Representative, on behalf of such Sellers pursuant to this Section 9.12, and that each such action or inaction shall be binding on each such Seller as fully as if such Seller had taken or failed to take such action.

(d) Sellers’ Representative shall be indemnified, held harmless and reimbursed by Sellers severally based on each Seller’s Pro Rata Share, and not jointly, against all costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid or incurred by Sellers’ Representative in connection with any Action to which Sellers’ Representative is made a party by reason of the fact that it is or was acting as Sellers’ Representative pursuant to the terms of this Agreement; provided, however, that the foregoing indemnification shall not apply in the event of any Action which finally adjudicates the liability of Sellers’ Representative hereunder for its fraud.

(e) The Representative Expense Amount shall be used to fund any costs, expenses or liabilities incurred by the Sellers’ Representative in connection with matters related to this Agreement or the other Ancillary Agreement or the transactions contemplated hereby or thereby. The Representative Expense Amount will be held by the Sellers’ Representative until such time as Sellers’ Representative determines, in its sole discretion, that the Sellers (other than the ESOP) have no further material expenses to be incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements. Any amount of the Representative Expense Amount remaining after such date shall be paid by the Sellers’ Representative to the Sellers, with each such Seller receiving its Pro Rata Share of such amount.

9.13 Lockup. Without the prior written consent of Buyer, each Seller covenants and agrees, until February 7, 2026 (the “Lockup Period”), not to Transfer (or enter into any transaction which is designed to, or would reasonably be expected to, result in a Transfer, or make a public announcement of any intention to Transfer), any of the Buyer Shares or any equity securities received in respect of the Buyer Shares by way of stock split, dividend or distribution acquired by such Seller pursuant to this Agreement. For purposes hereof, “Transfer” means directly or indirectly, transferring, selling, pledging or hypothecating, distributing or otherwise disposing of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.

9.14 Restrictive Legend. Each Seller acknowledges that each certificate evidencing the Buyer Shares shall bear the following restrictive legend, either as an endorsement or on the face thereof:

THE SECURITIES REPRESENTED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

9.15 R&W Insurance Policy. Buyer covenants and agrees not to terminate (if applicable), or modify, amend or waive any provision of the R&W Insurance Policy in a manner that is adverse to the Sellers’ Representative, Sellers or any of their respective Affiliates without the Sellers’ Representative’s prior written consent. The R&W Insurance Policy shall be at Buyer’s sole cost and expense.

9.16 Post-Closing Employment and Benefits.

(a) For a period of one (1) year following the Closing (or until employment terminates, if sooner), Buyer shall cause to be provided to the employees of the Company who continue in employment with Buyer or one of its Subsidiaries (including, after the Closing, the Company) as of immediately following the Closing (each, a “Continuing Employee”) (i) at least the same level of hourly base wages or annual base salary, as applicable, as were provided to the Continuing Employee immediately prior to the Closing, and (ii) employee benefits (excluding benefits derived from the ESOP, severance, equity or equity-based benefits, deferred compensation, any retiree health or other retiree welfare benefits, any defined benefit pension and any long-term incentive compensation arrangement, the “Excluded Benefits”) that are no less favorable in all material respects than those provided to such Continuing Employees immediately before the Closing under the Plans set forth on Schedule 5.15(a) (other than the Excluded Benefits). The SciTec Success Sharing Plan, as revised on November 9, 2023 or any other plan that gives rise to an Earned Bonus, will remain in effect in accordance with its existing terms for Continuing Employees for the plan year during which the Closing occurs. Nothing contained in this Section 9.16(a) shall diminish any obligation or rights of the Company pursuant to or under any employment, compensation, or similar agreement between the Company and any Continuing Employee in existence as of the Closing Date.

(b) For purposes of eligibility to participate, level of paid time off and vesting of defined contribution retirement benefits under the employee benefit plans of Buyer and its Subsidiaries providing benefits to the Continuing Employees after the Closing, other than the Plans set forth on Schedule 9.16(b), including any self-insured or self-funded plans (the “New Plans”), to the extent consistent with applicable Law and the terms of the applicable New Plan, Buyer shall use commercially reasonable efforts to credit each Continuing Employee with his or her years of service with the Company and any predecessor entities before the Closing, to the same extent and for the same purpose as such Continuing Employee was entitled, before the Closing, to credit for such service under the comparable Plan (but not for purposes of benefit accruals under a defined benefit pension plan or to the extent such credit would result in a duplication of benefits or coverage). In addition, and without limiting the generality of the foregoing: (i) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Buyer shall use commercially reasonable efforts to cause all pre-existing condition exclusions, waiting periods and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such re-existing condition exclusions, waiting periods and actively-at-work requirements would not have been applicable to such person under the comparable Plan in which he or she participate immediately prior to the Closing Date, and (ii) Buyer shall use commercially reasonable efforts to cause the applicable New Plan to permit any eligible expenses incurred by such employee and his or her covered dependents and credited to such person during the plan year in which the Closing occurs to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents as if such amounts had been paid in accordance with such New Plan.

(c) For purposes of determining the number of vacation days and other paid time off to which each Continuing Employee is entitled during the calendar year in which the Closing occurs, Buyer and its Affiliates will assume and honor all unused vacation and other paid time off days accrued or earned by such Continuing Employee as of immediately prior to the Closing for the calendar year in which the Closing occurs. Each such Continuing Employee will be permitted to use such vacation days and other paid time off in accordance with Buyer’s or its applicable Affiliate’s policies, as in effect from time to time.

(d) If the Closing Date occurs prior to the date on which the Company pays bonuses for the 2025 performance year, then Buyer or one of its Affiliates shall pay a pro-rata bonus, for the period commencing on the Closing Date and ending on the last day of the 2025 performance year and based on actual performance achievement under the terms of the applicable bonus program, to each Continuing Employee who is otherwise eligible to receive a bonus for the 2025 performance year and who remains employed with Buyer or one of its Affiliates through the applicable payment date. For the avoidance of doubt, any portion of bonuses (whether or not accrued) that are earned and unpaid preceding the Closing Date shall remain the obligations of the Sellers (such bonuses, the “Earned Bonuses”).

(e) This Section 9.16 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 9.16, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 9.16. Nothing contained herein, express or implied, shall be construed to establish, terminate, amend or modify any Plan or any other benefit or compensation plan, program, agreement or arrangement or to prohibit Buyer or any of its Affiliates from terminating the employment of a Continuing Employee at any time, with or without cause, or from establishing, amending, modifying, or terminating any Plan or any other benefit or compensation plan, program, agreement or arrangement at any time. The Parties acknowledge and agree that the terms set forth in this Section 9.16 shall not create any right in any employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

9.17 Registration Statement.

(a) Promptly following the Closing Date (and in any event, within four (4) Business Days after the Closing Date), Buyer shall file with the SEC, and use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable after such filing (the “RS Effective Time”), a resale registration statement on Form S-1 (including any amendments or supplements, the “Registration Statement”) and the prospectus (including any amendments or supplements, the “Prospectus”) forming part of the Registration Statement in compliance with Rule 415 under the Securities Act covering the resale on a continuous basis of all of the Buyer Shares. Buyer shall use commercially reasonable efforts to (i) cause the Registration Statement, when filed, to comply in all material respects with all legal requirements applicable thereto and (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement.

(b) Buyer shall promptly notify the Sellers’ Representative upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement, and shall, as promptly as practicable after receipt thereof, provide the Sellers’ Representative with copies of all material correspondence relating to Registration Statement between it, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Registration Statement received from the SEC or its staff and advise the Sellers’ Representative of any oral comments with respect to the Registration Statement received from the SEC or its staff. If at any time prior to the RS Effective Time any information relating to Buyer or the Company, or any of their respective officers or directors, is discovered by Buyer or Sellers’ Representative that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and Buyer shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC.

(c) Buyer shall use its reasonable best efforts to maintain the continuous effectiveness of the Registration Statement, and any qualification, exemption or compliance under state securities laws which the Buyer determines to obtain, until the earlier of the date that all of the Buyer Shares (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for Buyer to be in compliance with the current public information requirement under Rule 144. The period of time during which the Buyer is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period.”

(d) During the Registration Period, Buyer will timely file all reports required to be filed with the SEC, and Buyer will not terminate its status as an issuer required to file reports under the Exchange Act except in connection with a sale of the equity interests of Buyer or similar transaction in which holders of Buyer Shares receive cash consideration and/or securities of another issuer required to file reports under the Exchange Act.

9.18 Legend Removal. Upon the effectiveness of the Registration Statement, Buyer shall promptly authorize the removal of the restrictive legend set forth in Section 9.14 and shall, if required by the transfer agent for the Buyer Shares, cause its counsel to issue a legal opinion to effect the removal of such restrictive legend and provide all other opinions as may be reasonably required by the transfer agent in connection with the removal of such restrictive legend; provided that each Seller and any broker proposing to effect sales of Buyer Shares on behalf of a Seller shall have furnished customary representation letters to Buyer and its counsel relating to compliance with the requirements of the Securities Act in connection with such sales.

9.19 Retention Program. Prior to the Closing, Buyer and Sellers’ Representative will cooperate in good faith to finalize and establish the recipients of restricted stock unit awards under that certain Firefly Aerospace Inc. 2025 Omnibus Incentive Plan, which such awards shall have an aggregate value of $25,000,000 (unless Buyer and Sellers’ Representative mutually agree to allocate a portion of such awards after the Closing) and be subject to time-based vesting over four (4) years.

ARTICLE X

MISCELLANEOUS

10.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided, that any such amendment or waiver will be binding upon ST Holdco, each Seller or Sellers’ Representative only if such amendment or waiver is set forth in a writing executed by Sellers’ Representative, and any such amendment or waiver will be binding upon Buyer only if such amendment or waiver is set forth in a writing executed by Buyer. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

10.2 Notices. All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given (i) when personally delivered, (ii) when sent by electronic mail with no notice of failed delivery, (iii) one (1) Business Day after being sent by reputable overnight express courier (charges prepaid) or (iv) three (3) Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, requests, demands and communications to the parties hereto shall be sent to the address on Schedule E.

10.3 Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Sellers or ST Holdco without the prior written consent of Buyer or by Buyer without the prior written consent of Sellers’ Representative; provided, that Buyer may assign any of its rights and obligations hereunder and under any of the other agreements and instruments contemplated hereby, in whole or in part, without the consent of any of the other parties hereto (a) to any of its Affiliates, (b) in connection with any direct or indirect disposition or transfer of all or any portion of Buyer or the Company or their respective businesses in any form of transaction or (c) to any of the Final Surviving Company’s lenders as collateral security.

10.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.5 Interpretation. The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word “including” herein shall mean “including without limitation” and, unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or other statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The term “dollars” or “$” mean dollars in the lawful currency of the United States. All references to materials being “made available” or “furnished” by the Company or Sellers means documents posted and accessible to Buyer and its advisors in the electronic data room for “Project Big Bend” hosted by Datasite.com no less than one (1) Business Days prior to the date of this Agreement.

10.6 No Third-Party Beneficiaries. Except for the Final Surviving Company which is and shall be a third-party beneficiary with respect to Section 9.3 and each of the former officers, directors or managers of the Company which are and shall be third-party beneficiaries with respect to Section 9.11 and Section 9.11, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Final Surviving Company.

10.7 Complete Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings (other than the Restrictive Covenants, which are in addition to, and not in lieu of, any other restrictive covenants to which any Restricted Seller is a party or otherwise bound), whether written or oral, relating to such subject matter in any way, by and between the parties hereto and/or any of the respective Affiliates. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement) and will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties hereto.

10.8 Electronic Delivery; Counterparts. This Agreement and any Ancillary Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by.pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an ”Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or to any Ancillary Agreement shall re-execute the original form of this Agreement or the applicable Ancillary Agreement and deliver such form to all other parties hetero or thereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.

10.9 GOVERNING LAW; CHOICE OF LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT, THE SCHEDULES ATTACHED HERETO AND THE ANCILLARY AGREEMENTS AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER OR THEREUNDER SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY AND ALL ACTIONS AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR STATUTE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN), WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OR STATUTE OF LIMITATIONS OF A JURISDICTION OTHER THAN THE STATE OF DELAWARE.

10.10 ARBITRATION; WAIVER OF JURY TRIAL.

(a) Except as expressly provided elsewhere in this Agreement (including, for the avoidance of doubt, in Sections 2.3, 9.3 and 9.6) or any Ancillary Agreement, any Action arising under or relating to this Agreement or any Ancillary Agreement or any breach or threatened breach hereof or thereof (“Arbitrable Dispute”) that cannot be settled by mutual agreement shall be resolved by final and binding arbitration appointed in accordance with the JAMS Comprehensive Arbitration Rules & Procedures (“JAMS”) and this Section 10.10; provided, that nothing in this Section 10.10(a) shall prohibit (i) the Final Surviving Company, Buyer and their respective Affiliates from having the right to specifically enforce Section 9.3 and the Restrictive Covenants by way of specific performance, restraining order, injunction or other equitable relief in any court of competent jurisdiction, (ii) a party from instituting litigation to enforce any Final Determination in any court of competent jurisdiction and (iii) any party from seeking remedies under Section 9.6, in each case of clauses (i)-(iii), without complying with the procedures in Sections 10.10(b)-(d).

(b) In the event that any party asserts that there exists an Arbitrable Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Arbitrable Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty (30) days after such delivery of such notice, the party delivering such notice of Arbitrable Dispute may, within forty-five (45) days after delivery of such notice and upon ten (10) days’ notice to the other party, submit such Arbitrable Dispute to JAMS arbitration conducted before a panel of three (3) arbitrators in New York, New York. The Buyer, on the one hand, and the Sellers’ Representative, on the other hand, will each appoint one (1) arbitrator (the “Party-Appointed Arbitrators”) and the Party-Appointed Arbitrators will appoint the third and presiding arbitrator within fourteen (14) days of the appointment of the second arbitrator; provided, that, any arbitrator not timely appointed herein will be appointed in accordance with JAMS upon the written demand of any party to the dispute. The arbitrators may enter a default decision against any party that fails to participate in the arbitration proceedings.

(c) The decision of the arbitrators on the points in dispute will be final, unappealable and binding (the “Final Determination”), and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrators will only be authorized to interpret the provisions of this Agreement or any Ancillary Agreement, as applicable, and will not amend, change or add to any such provisions. The parties hereto agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by any party with respect to this Agreement (other than disputes, controversies or claims arising under Sections 2.3, 9.3 and 9.6 (which will be resolved in accordance with the dispute resolution provisions set forth therein) or other claims seeking injunctive relief (for which the provisions of Section 9.6 will be applicable)). In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(d) The parties hereto and the arbitrators will keep confidential, and will not disclose to any person, except the parties’ advisors and legal representatives, or as may be required by law, the existence of any controversy under this Section 10.10, the referral of any such controversy to arbitration or the status or resolution thereof.

(e) The parties hereto may seek any interim or conservatory relief, including an injunction or injunctions to prevent breaches of this Agreement in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over any such action or proceeding, such action or proceeding will be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. The application of a party to an above-mentioned judicial authority for such measures or for the implementation of any such measures ordered by an arbitral tribunal will not be deemed to be an infringement or a waiver of this Section 10.10 and will not affect the relevant powers reserved to the arbitral tribunal.

(f) Each party hereby irrevocably consents to the service of process by registered mail or personal service.

(g) If any party shall fail to pay the amount of any damages, if any, assessed against it within five (5) days after the delivery to such party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the Applicable Rate. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a three hundred sixty five (365) day year and shall be payable on demand. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including all attorneys’ fees and expenses) incurred in seeking to collect such damages or to enforce any Final Determination.

(h) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, SUIT OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY SEEKING EQUITABLE RELIEF).

10.11 Prevailing Party. The court, Party-Appointed Arbitrator or Valuation Firm, as applicable, under Sections 2.3, 9.6 or 10.10 shall be entitled to award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with obtaining such equitable relief and the enforcement of its rights under Sections 2.3, 9.6 or 10.10 and, if such court, Party-Appointed Arbitrator or Valuation Firm, as applicable, determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims for equitable relief, the court, Party-Appointed Arbitrator or Valuation Firm, as applicable, may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with obtaining such equitable relief and the enforcement of its rights under Sections 2.3, 9.6 or 10.10; provided that, notwithstanding the foregoing, no prevailing party in any such action shall be entitled to an award of attorneys’ fees based on any contingency, “success fee” or similar arrangement.

10.12 Consent to Jurisdiction. Subject to Section 10.10, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, New Castle County, and (b) the United States District Court in Wilmington, Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement, the Ancillary Agreements (unless expressly stating otherwise) or any transaction contemplated hereby or thereby. Subject to Section 10.10, each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the Court of Chancery of the State of Delaware, New Castle County or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the United States District Court in Wilmington, Delaware. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 10.2 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.12. Subject to Section 10.10, each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Chancery of the State of Delaware, New Castle County, or (ii) the United States District Court in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Subject to Section 10.10, each of the Parties irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 10.2 shall be effective service of process for any suit, action or proceeding brought in any such court. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 10.2, and service so made shall be completed when received. Nothing in this Section 10.12 shall prohibit any of the parties hereto from instituting litigation to enforce any Final Determination in any court of competent jurisdiction.

10.13 Time Periods. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a day that is not a Business Day, the period during which such action may be taken shall be automatically extended to the next Business Day.

10.14 Legal Representation. Buyer (on behalf of itself and the Final Surviving Company) and Sellers agree that, notwithstanding any current or prior representation of any Seller by Cooley LLP (“Cooley”), Cooley shall be allowed to represent any Seller, Sellers’ Representative or any of their Affiliates in any matters and disputes adverse to Buyer or the Final Surviving Company that either is existing on the date hereof or that arises in the future and, in each case, relates to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby. Buyer (on behalf of itself and the Final Surviving Company) hereby (a) waives any claim that it has or may have that Cooley has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, in the event that a dispute arises with respect to matters related to this Agreement or any Ancillary Agreement and the transactions contemplated hereby or thereby after the Closing between Buyer or the Final Surviving Company, on the one hand, and any Seller or any of its Affiliates, on the other hand, Cooley may represent such Seller or its Affiliates in such dispute even though the interests of such Seller or its Affiliates may be directly adverse to Buyer or the Final Surviving Company and even though Cooley may have represented the Company in a matter substantially related to such dispute, or handled matters for the Company at any time prior to the Closing. Buyer (on behalf of itself and the Final Surviving Company) and Sellers each further agree that any and all documents in Cooley’s files which constitute attorney-client privileged communications or attorney work-product relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, in each case, relating to periods prior to the Closing which constitute attorney-client privileged communications or attorney work-products shall be the property of and shall be retained by Cooley and shall not be delivered to Buyer or the Final Surviving Company in connection with the transactions contemplated by this Agreement.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first written above.

BUYER:

FIREFLY AEROSPACE INC.

By:	/s/ Jason Kim
Name: Jason Kim
Title: Chief Executive Officer

MERGER SUB 1:

BIG BEND RV MERGER SUB, INC.

By:	/s/ Jason Kim
Name: Jason Kim
Title: President

MERGER SUB 2:

BIG BEND FW MERGER SUB, LLC

By:	/s/ Jason Kim
Name: Jason Kim
Title: President

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first written above.

COMPANY:

SciTec, Inc.

By:	/s/ James Lisowski
Name: James Lisowski
Title: Chief Executive Officer

ST HOLDCO:

SciTec Holdco, Inc.

By:	/s/ James Lisowski
Name: James Lisowski
Title: President and Secretary

SELLERS’ REPRESENTATIVE:

/s/ James Lisowski
James Lisowski

SELLERS:

Lisowski Living Trust dated June 7, 2019

By:	/s/ James Lisowski
Name: James Lisowski
Title: Trustee

Lisowski Family Trust dated October 29, 2024

By:	/s/ James Lisowski
Name: James Lisowski
Title: Trustee

/s/ Stephen C. James
Stephen C. James, not in any individual capacity, but solely in his capacity as trustee of the SciTec, Inc. Employee Stock Ownership Trust

/s/ James Bower
James Bower

/s/ Steven Maria
Steven Maria

/s/ Brian Pasquini
Brian Pasquini

/s/ John Scavone
John Scavone

/s/ David Simenc
David Simenc

/s/ Nancy Straman
Nancy Straman

/s/ Joel Tarantino
Joel Tarantino

/s/ Jennifer Wilbur
Jennifer Wilbur